EXHIBIT 10.2
EXECUTION VERSION

SECOND AMENDMENT
dated as of August 12, 2016
among
LAS VEGAS SANDS, LLC,
as Borrower
GUARANTORS PARTY HERETO,
LENDERS PARTY HERETO,
and
THE BANK OF NOVA SCOTIA,
as Administrative Agent and Collateral Agent

THE BANK OF NOVA SCOTIA, BARCLAYS BANK PLC, BNP PARIBAS
SECURITIES CORP., CITIGROUP GLOBAL MARKETS INC., FIFTH THIRD BANK,
GOLDMAN SACHS BANK USA and MERRILL LYNCH, PIERCE FENNER & SMITH
INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners,
BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP., CITIGROUP GLOBAL
MARKETS INC., FIFTH THIRD BANK, GOLDMAN SACHS BANK USA, and
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,

as Syndication Agents,
and
MORGAN STANLEY SENIOR FUNDING, INC. and
SUMITOMO MITSUI BANKING CORPORATION,
as Senior Managing Agents

SECOND AMENDMENT dated as of August 12, 2016 (this “Amendment”), to the Second Amended and Restated Credit and Guaranty Agreement dated as of December 19, 2013 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among LAS VEGAS SANDS, LLC, a Nevada limited liability company (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and The Bank of Nova Scotia, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).
A.            Pursuant to the Existing Credit Agreement, the Lenders (as defined therein, the “Existing Lenders”) have extended credit to the Borrower in an aggregate amount equal to $3,500,000,000, consisting of (i) $2,250,000,000 original aggregate principal amount of Term B Loans and (ii) $1,250,000,000 aggregate principal amount of Revolving Commitments (as defined in the Existing Credit Agreement) (the “Existing Revolving Commitments” and any Revolving Loans (as defined in the Existing Credit Agreement) made thereunder, the “Existing Revolving Loans”).
B.            The Borrower has requested that the Existing Credit Agreement be amended as provided in Section 1 hereof to establish Replacement Revolving Commitments and Replacement Revolving Loans pursuant to Section 2.24(l) of the Existing Credit Agreement.
C.            Upon the Second Amendment Effective Date, the terms of the outstanding Existing Revolving Commitments of each Existing Lender that approves this Amendment and offers to replace its Existing Revolving Commitments and Existing Revolving Loan (if any) with Initial Revolving Commitments and Initial Revolving Loans (as such terms are defined in the Amended Credit Agreement (as defined below)) by executing and delivering to the Administrative Agent (or its counsel), on or prior to the Delivery Time, a signature page to this Amendment designating itself as a “Continuing Revolving Lender” (each Existing Lender with an Existing Revolving Commitment that does not so designate itself, being referred to herein as a “Declining Revolving Lender”) will be modified as set forth herein.
D.        All capitalized terms used but not defined herein shall have the meanings given them in the Amended Credit Agreement (as defined below).
Accordingly, the parties hereto hereby agree as follows:
SECTION 1.              Amendment of the Existing Credit Agreement.  Effective as of the Second Amendment Effective Date:
(a)        the Existing Credit Agreement (other than the appendices, schedules and exhibits thereto) is hereby amended in accordance with Exhibit A hereto (i) by deleting each term thereof which is lined out and (ii) by inserting each term thereof which is double underlined, in each case in the place where such term appears therein (the Existing Credit Agreement, as so amended, together with Amended Appendix A-4 (as defined below), being referred to as the “Amended Credit Agreement”); and
(b)        Appendix A-4 to the Existing Credit Agreement is hereby amended and restated in its entirety by Appendix A-4 attached as Exhibit B hereto (“Amended Appendix A-4”).

SECTION 2.             Revolving Commitments.  Subject to the terms and conditions set forth herein and in the Amended Credit Agreement, as of the Second Amendment Effective Date, each Continuing Revolving Lender agrees (i) that its Initial Revolving Commitment shall be equal to the amount set forth next to its name in Amended Appendix A-4, (ii) that its Existing Revolving Commitment shall be replaced in full by such Initial Revolving Commitment, (iii) that it shall make to the Borrower Initial Revolving Loans pursuant to Section 2.2 of the Amended Credit Agreement and (iv) to all other terms of this Amendment and the Amended Credit Agreement.  On the Second Amendment Effective Date, the Existing Revolving Commitments and Existing Revolving Loans (if any) shall be terminated and repaid in full in cash in accordance with Section 2.13 of the Existing Credit Agreement and Section 4 of this Amendment. For the avoidance of doubt, the Initial Revolving Commitments and Initial Revolving Loans shall constitute a new, single Class of Revolving Commitments and Revolving Loans for all purposes of the Amended Credit Agreement.
SECTION 3.             New Lenders.  Subject to the terms and conditions set forth herein and in the Amended Credit Agreement, as of the Second Amendment Effective Date, each Lender party hereto that is not an Existing Lender (each such Lender, a “New Lender” and collectively, the “New Lenders”), agrees to (i) provide an Initial Revolving Commitment equal to the amount set forth next to its name in Amended Appendix A-4, (ii) make to the Borrower Initial Revolving Loans pursuant to Section 2.2 of the Amended Credit Agreement, (iii) assume all rights and obligations of a Revolving Lender and a Lender under the Amended Credit Agreement and (iv) all other terms of this Amendment and the Amended Credit Agreement.
SECTION 4.             Commitment Termination and Prepayments; Letters of Credit.  (a)  The Existing Revolving Commitments shall be (i) replaced in full by the Initial Revolving Commitments in accordance with Section 2.24(l) of the Existing Credit Agreement and (ii) terminated effective as of the occurrence of the Second Amendment Effective Date (the “Commitment Termination”).
(b)        On the Second Amendment Effective Date, the Borrower shall prepay in full the Existing Revolving Loans (if any), together with all accrued and unpaid fees and interest (the “Prepayment”).
(c)        The Letters of Credit outstanding under the Existing Credit Agreement immediately prior to the Second Amendment Effective Date shall remain outstanding under the Amended Credit Agreement and the participations therein shall be reallocated on the Second Amendment Effective Date in accordance with Section 2.24(n) of the Existing Credit Agreement.
SECTION 5.             Fees.  The Borrower agrees to pay to the Administrative Agent, on the Second Amendment Effective Date, the fees set forth in the Amended and Restated Commitment Letter dated as of August 9, 2016 (the “Commitment Letter”) between the Borrower and the Arrangers (as defined in the Commitment Letter, the “Arrangers”) and the confidential fee letter dated as of August 9, 2016 between the Borrower and the Arrangers.

SECTION 6.             Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the other parties hereto, that: (a) the representations and warranties set forth in Section 4 of the Amended Credit Agreement and the other Credit Documents are true, correct and complete in all material respects on and as of the date hereof (or, with respect to any representations or warranties that are themselves modified or qualified by materiality or a “Material Adverse Effect” standard, such representations or warranties are true, correct and complete in all respects on and as of the date hereof), except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date (or, with respect to any representations or warranties that are themselves modified or qualified by materiality or a “Material Adverse Effect” standard, such representations or warranties were true, correct and complete in all respects as of such earlier date) and (b) after giving effect to this Amendment, no Potential Event of Default or Event of Default has occurred and is continuing.
SECTION 7.             Effectiveness.  This Amendment and the Amended Credit Agreement shall become effective as of the first date (the “Second Amendment Effective Date”) that each of the following conditions have been satisfied:
(a)        The Administrative Agent (or its counsel) shall have received counterparts of this Amendment that, when taken together, bear the signatures of (i) the Borrower, (ii) the Guarantors, (iii) the New Lenders, (iv) the Administrative Agent, (v) the Collateral Agent, (vi) the Swing Line Lender, (vii) the Issuing Lender and (viii) each Continuing Revolving Lender.
(b)        The Borrower shall have paid (i) to the Administrative Agent, the fees payable on the Second Amendment Effective Date referred to in Section 5, (ii) to the Administrative Agent and to the Arrangers, all fees and other amounts due and payable to them on or prior to the Second Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Amendment and (iii) to each Revolving Lender under the Amended Credit Agreement, the fees set forth in Exhibit C hereto.
(c)        The Borrower shall have made the Prepayment and the Commitment Termination, and shall have paid all amounts required to be paid by it in connection therewith.
SECTION 8.             Reaffirmation.  Each of the Borrower and the Guarantors, by its signature below, hereby (a) confirms its respective guarantees, pledges and grants of security interests, as applicable, under each of the Credit Documents to which it is a party, and agrees that, notwithstanding the effectiveness of this Amendment or the Amended Credit Agreement, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall continue to accrue to the benefit of the Lenders and the Secured Parties and (b) confirms that all of the representations and warranties made by it contained in the Amended Credit Agreement and each of the other Credit Documents are true, correct and complete in all material respects on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date.

SECTION 9.             Effect of Amendment.  (a)  All references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to the Amended Credit Agreement.
(b)        Except as expressly provided with respect to the Prepayment and the Commitment Termination, neither this Amendment nor the effectiveness of the Amended Credit Agreement shall extinguish the Obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Lien or priority of any Credit Document or any other security therefor or any guarantee thereof, and the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations.  Nothing herein contained shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Existing Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Amendment, the Amended Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement or the Borrower or any other Credit Party under any Credit Document from any of its obligations and liabilities thereunder, and such obligations are in all respects continuing with only the terms being modified as provided in this Amendment and in the Amended Credit Agreement.  The Existing Credit Agreement and each of the other Credit Documents shall remain in full force and effect, until and except as modified hereby.  This Amendment shall constitute a Credit Document and a Refinancing Amendment pursuant to Section 2.24(l) of the Existing Credit Agreement for all purposes of the Existing Credit Agreement and the Amended Credit Agreement.
SECTION 10.          Notices.  All notices hereunder shall be given in accordance with the provisions of Section 10.1 of the Amended Credit Agreement.
SECTION 11.          Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
SECTION 12.        Jurisdiction.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY

EXECUTING AND DELIVERING THIS AMENDMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OF THE AMENDED CREDIT AGREEMENT; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
SECTION 13.          Costs and Expenses.  The Borrower agrees to reimburse the Administrative Agent and the Arrangers to the extent set forth in the Commitment Letter for their reasonable and documented out-of-pocket expenses incurred in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (in the case of the Arrangers, as provided for in the Commitment Letter).
SECTION 14.          Counterparts.  This Amendment may be executed in counterparts and by different parties hereto on different counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7 hereof.  Delivery of an executed signature page to this Amendment by facsimile or other electronic method of transmission shall be effective as delivery of a manually signed counterpart of this Amendment.
SECTION 15.          Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LAS VEGAS SANDS, LLC

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	CFO

[Signature Page to Second Amendment]

VENETIAN CASINO RESORT, LLC, as a Guarantor

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	CFO

SANDS EXPO & CONVENTION CENTER, INC., as a Guarantor

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	CFO

VENETIAN MARKETING, INC., as a Guarantor

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	CFO

SANDS PENNSYLVANIA, INC., as a Guarantor

By:	/s/ Patrick Dumont
Name:	Patrick Dumont
Title:	CFO

[Signature Page to Second Amendment]

THE BANK OF NOVA SCOTIA, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Continuing Revolving Lender

By:	/s/ Kimberley Snyder
Name:	Kimberley Snyder
Title:	Director

[Signature Page to Second Amendment]

EXHIBIT A
SECOND AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT1
dated as of December 19, 2013
among
LAS VEGAS SANDS, LLC,
as Borrower
CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors,
VARIOUS LENDERS,
BARCLAYS BANK PLC,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,
THE BANK OF NOVA SCOTIA,
as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Bookrunner
and
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED,
BNP PARIBAS SECURITIES CORP,
and
GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers, Joint Bookrunners and Documentation Agents
and
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
MORGAN STANLEY SENIOR FUNDING, INC., THE ROYAL BANK OF SCOTLAND PLC
AND SUMITOMO MITSUI BANKING CORPORATION,

as Senior Managing Agents

$3,500,000,000 Senior Secured Credit Facilities

1 As amended by the First Amendment, dated as of May 2, 2016, and Second Amendment, dated as of August 12, 2016.

4.10.	Adverse Proceedings, etc	83
4.11.	Payment of Taxes	83
4.12.	Properties	83
4.13.	Environmental Matters	84
4.14.	No Defaults	84
4.15.	Material Contracts	84
4.16.	Governmental Regulation	85
4.17.	Margin Stock	85
4.18.	Employee Matters	85
4.19.	Employee Benefit Plans	85
4.20.	Certain Fees	86
4.21.	Solvency	86
4.22.	Matters Relating to Collateral	86
4.23.	Compliance with Statutes, etc	86
4.24.	Disclosure	87
4.25.	Patriot Act	87

SECTION 5. AFFIRMATIVE COVENANTS		87
5.1.	Financial Statements and Other Reports	87
5.2.	Existence	91
5.3.	Payment of Taxes and Claims.	91
5.4.	Maintenance of Properties	92
5.5.	Insurance	92
5.6.	Books and Records; Inspections	92
5.7.	Lenders Meetings	93
5.8.	Compliance with Laws.	93
5.9.	Environmental.	93
5.10.	Compliance with Material Contracts	94
5.11.	Subsidiaries	94
5.12.	Additional Material Real Estate Assets	94
5.13.	FF&E	94
5.14.	[Intentionally Omitted]	94
5.15.	Further Assurances	95
5.16.	Maintenance of Ratings	95
5.17.	PA Sale Proceeds	95
5.18.	Real Estate Matters	95

SECTION 6. NEGATIVE COVENANTS		96
6.1.	Indebtedness	96
6.2.	Liens and Other Matters	99
6.3.	Investments; Joint Ventures; Formation of Subsidiaries	103
6.4.	Restrictions on Subsidiary Distributions	105
6.5.	Restricted Payments	106
6.6.	Financial Covenants.	108
6.7.	Fundamental Changes; Disposition of Assets	108
6.8.	Sale and Leasebacks	112
6.9.	Transactions with Shareholders and Affiliates	112
6.10.	Disposal of Subsidiary Stock	113
6.11.	Conduct of Business	114
6.12.	Certain Restrictions on Changes to Certain Documents.	114
6.13.	Fiscal Year	114

6.14.	No Joint Assessment	114
6.15.	No Further Negative Pledge	115
6.16.	PCT	115
6.17.	Joint Venture Partners	115

SECTION 7. GUARANTY		115
7.1.	Guaranty of the Obligations	115
7.2.	Contribution by Guarantors	115
7.3.	Payment by Guarantors	116
7.4.	Liability of Guarantors Absolute	116
7.5.	Waivers by Guarantors	118
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc	119
7.7.	Subordination of Other Obligations	119
7.8.	Continuing Guaranty	119
7.9.	Authority of Guarantors or Borrower	120
7.10.	Financial Condition of Borrower	120
7.11.	Bankruptcy, etc.	120
7.12.	Discharge of Guaranty Upon Sale of Guarantor	121
7.13.	Keepwell	121

SECTION 8. EVENTS OF DEFAULT		121
8.1.	Events of Default	121

SECTION 9. AGENTS		125
9.1.	Appointment of Agents	125
9.2.	Powers and Duties	125
9.3.	General Immunity	125
9.4.	Agents Entitled to Act as Lender	127
9.5.	Lenders’ Representations, Warranties and Acknowledgment.	127
9.6.	Right to Indemnity	127
9.7.	Successor Administrative Agent, Collateral Agent and Swing Line Lender	128
9.8.	Collateral Documents and Guaranty.	129
9.9.	Withholding Taxes	130
9.10.	Intercreditor Agreements	130

SECTION 10. MISCELLANEOUS		130
10.1.	Notices	130
10.2.	Expenses	131
10.3.	Indemnity	132
10.4.	Set-Off	133
10.5.	Amendments and Waivers	134
10.6.	Successors and Assigns; Participations.	136
10.7.	Independence of Covenants	141
10.8.	Survival of Representations, Warranties and Agreements	142
10.9.	No Waiver; Remedies Cumulative	142
10.10.	Marshalling; Payments Set Aside	142
10.11.	Severability	142
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	142
10.13.	Headings	143
10.14.	APPLICABLE LAW	143
10.15.	CONSENT TO JURISDICTION	143

10.16.	WAIVER OF JURY TRIAL	143
10.17.	Confidentiality	144
10.18.	Usury Savings Clause	144
10.19.	Counterparts	145
10.20.	Effectiveness	145
10.21.	Patriot Act	145
10.22.	Electronic Execution of Assignments	145
10.23.	Gaming Authorities	145
10.24.	Harrah’s Shared Garage Lease	145
10.25.	Certain Matters Affecting Lenders	145
10.26.	Effect of Restatement	146
10.27.	No Fiduciary Duties	146

APPENDICES:	A-1	Intentionally Omitted
	A-2	Intentionally Omitted
	A-3	Intentionally Omitted
	A-4	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	4.2	Equity Interests and Ownership
	4.5	Governmental Consents
	4.12	Material Real Estate Assets and Leases
	4.15	Material Contracts
	4.22(b)	Permits
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Investments
	6.9	Certain Affiliate Transactions
	6.9(q)	Rates of Exchange

EXHIBITS:	A-1	Assignment Agreement
	A-2	Affiliate Lender Assignment and Assumption
	B-1-B-4	Certificate Re Non-bank Status
	C	Intentionally Omitted
	D	Compliance Certificate
	E	Conversion/Continuation Notice
	F	Counterpart Agreement
	G-1	Form Deed of Trust (Venetian Site)
	G-2	Form Deed of Trust (Palazzo Site)
	G-3	Form Deed of Trust (Central Park West Site)
	G-4	Form Deed of Trust (SECC Site)
	H-1	Intentionally Omitted
	H-2	Revolving Loan Note
	H-3	Swing Line Note
	H-4	Term B Loan Note
	H-5	Intentionally Omitted
	H-6	Form of First Lien Intercreditor Agreement
	I	Funding Notice
	J	Intercompany Note
	K	Issuance Notice
	L	Intentionally Omitted
	M	Security Agreement
	N	Intentionally Omitted
	O	Subordination, Non-Disturbance and Attornment
	P-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
	P-2	Form of Opinion of Lionel Sawyer & Collins
	P-3	Intentionally Omitted
	Q	Perfection Certificate
	R	Solvency Certificate

SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of December 19, 2013, is entered into by and among LAS VEGAS SANDS, LLC, a Nevada limited liability company (“Borrower”), CERTAIN SUBSIDIARIES of Borrower, as Guarantors, the Lenders party hereto from time to time, THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent for the Lenders (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successor in such capacity, “Collateral Agent”), Swing Line Lender and Issuing Bank, BARCLAYS BANK PLC (“Barclays”), CITIGROUP GLOBAL MARKETS INC. (“Citi”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), BNP Paribas Securities Corp. (“BNP Paribas”), Goldman Sachs Bank USA (“Goldman Sachs” and Scotiabank as joint lead arrangers and joint bookrunners, in such capacities, “Arrangers”), Barclays and Citi, as co-syndication agents (in such capacities, “Syndication Agents”), Merrill Lynch, BNP Paribas and Goldman Sachs, as co-documentation agents (in such capacities, “Documentation Agents”) and Credit Agricole Corporate & Investment Bank, Morgan Stanley Senior Funding, Inc., The Royal Bank of Scotland plc and Sumitomo Mitsui Banking Corporation, as senior managing agents (in such capacities, “Senior Managing Agents”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, Borrower, certain affiliates of Borrower as guarantors, the lenders party thereto, Administrative Agent, Collateral Agent and certain other parties thereto are party to that certain Amended and Restated Credit and Guaranty Agreement, dated as of August 18, 2010 (together with all Exhibits and Schedules thereto and as amended through the date hereof, the “Existing Credit Agreement”), under which the Lenders (as defined therein) agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $3,642,000,000, consisting of (i) $752,777,573.70 aggregate principal amount of Original Tranche B Term Loans, (ii) $1,415,322,565.30 aggregate principal amount of Extended Tranche B Term Loans, (iii) $154,431,108.60 aggregate principal amount of Original Delayed Draw I Term Loans, (iv) $284,458,305.30 aggregate principal amount of Extended Delayed Draw I Term Loans, (v) $77,091,047.50 aggregate principal amount of Original Delayed Draw II Term Loans, (vi) $207,919,399.60 aggregate principal amount of Extended Delayed Draw II Term Loans and (vii) $750,000,000 aggregate principal amount of Revolving Commitments; and
WHEREAS, pursuant to the Amendment Agreement, Borrower, the Guarantors, the Lenders, Administrative Agent and Collateral Agent have agreed to amend and restate the Existing Credit Agreement in the form hereof to, among other things, set forth the terms and conditions of the Revolving Loans and Term B Loans and permit Borrower to issue additional indebtedness that would be secured on a pari passu or junior basis with the Secured Obligations.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.  DEFINITIONS AND INTERPRETATION
1.1.           Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“2007 Closing Date” means May 23, 2007.

“2007 Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 23, 2007, by and among the Borrower, the lenders party thereto, Administrative Agent, Collateral Agent and certain other parties thereto, as in effect on August 17, 2010.
“Adelson” means Sheldon G. Adelson, an individual, and his estate.
“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period (and in the case of an Interest Period shorter than one month, treating such Interest Period as a one-month Interest Period) for a Eurodollar Rate Loan, the greater of (x) the rate per annum obtained by dividing (A) (i) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published by Reuters (or, if not available, such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) is not available, the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market for Dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of Administrative Agent for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (B) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the United States Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D) and (y) (I) for a Term B Loan, 0.75% and (II) for a Revolving Loan, 0.00%.
“Administrative Agent” as defined in the preamble hereto.
“Administrative Agent Fee Letter” means the Confidential Administrative Agent Fee Letter, dated as of December 18, 2013, by and between Borrower and Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of Material Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any Material Subsidiary, threatened against or affecting Borrower or any Material Subsidiary or any property of Borrower or any Material Subsidiary.
“Affected Lender” as defined in Section 2.18(b).
“Affected Loans” as defined in Section 2.18(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering any Pension Plan). With respect to any Lender, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the

Credit and Guaranty Agreement

management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Affiliate Lender” as defined in Section 10.6(j).
“Agent” means, individually, each of Administrative Agent, Syndication Agents, Collateral Agent, Documentation Agents, Senior Managing Agents and each Arranger, and “Agents” means Administrative Agent, Syndication Agents, Collateral Agent, Documentation Agents, Senior Managing Agents and Arrangers, collectively.
“Agent Affiliates” as defined in Section 10.1(b).
“Aggregate Amounts Due” as defined in Section 2.17.
“Aggregate Payments” as defined in Section 7.2.
“Agreement” means this Second Amended and Restated Credit and Guaranty Agreement, dated as of December 19, 2013, as it may be amended, supplemented or otherwise modified from time to time.
“Aircraft Agreements” means each of the interchange and time sharing agreements among certain Affiliates of Adelson, on the one hand, and LVSC and certain of its Affiliates, on the other hand, providing for the shared use of aircraft owned by such Affiliates of Adelson and Affiliates of LVSC, the allocation of costs relating thereto and time sharing arrangements with respect thereto, including any such agreements in effect on the Closing Date, and any such agreements entered into thereafter on terms not materially worse, taken as a whole, to the Credit Parties or the Lenders.
“Aircraft Financing Documents” means any credit agreement, promissory note, letter of credit or instrument of indebtedness relating to the LVSC Aircraft Financing.
“All-In Yield” means, as to any Loans, the yield thereon payable to all Lenders providing such Loans in the primary syndication thereof, as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-In Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers for such Loans and customary consent fees for an amendment paid generally to consenting lenders.
“Amendment Agreement” means the Amendment and Restatement Agreement dated December 19, 2013 among Borrower, the Guarantors, Administrative Agent, Collateral Agent and the Lenders party thereto.
“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” mean (a) with respect to Initial Revolving Loans that are Eurodollar Rate Loans and the commitment fee payable on unused Revolving Commitments in respect thereof, a percentage, per annum, as set forth below:
Credit and Guaranty Agreement

Pricing Level	Rating S&P/Moody’s	Applicable Margin for Initial Revolving Loans	Applicable Revolving Commitment Fee Percentage
I	≥ BBB+ / Baa1	1.125%	0.125%
II	BBB / Baa2	1.250%	0.150%
III	BBB- / Baa3	1.450%	0.200%
IV	< BBB- / Baa3	1.625%	0.250%

(b) with respect to Initial Revolving Loans that are Base Rate Loans, a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a) above minus 1.00% per annum, (c) with respect to Term B Loans that are Eurodollar Rate Loans, a rate per annum equal to 2.50%, (d) with respect to Term B Loans that are Base Rate Loans, a rate per annum equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (c) minus (ii) 1.00% per annum, (e) with respect to Swing Line Loans, a rate per annum equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a) above minus (ii) 1.00% per annum and (f) with respect to Other Term Loans, Extended Term Loans, Refinancing Term Loans, Extended Revolving Loans and Replacement Revolving Loans, the “Applicable Margin” as set forth in the Incremental Assumption Agreement relating thereto.
As used herein, “Rating” means as of any date, the corporate family rating that has been most recently announced by either S&P or Moody’s, as the case may be, for the Borrower. For purposes of the foregoing: (a) if no Rating shall be available from either S&P or Moody’s, the Applicable Margin and Commitment Fee will be set at Level IV; (b) if only one of S&P and Moody’s shall have in effect a Rating, the Applicable Margin and Commitment Fee shall be determined by reference to the available rating; (c) if the Rating established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Commitment Fee shall be based upon the higher rating, provided that if the lower rating falls more than one level below the higher rating, then the Applicable Margin and the Commitment Fee shall be based on the rating set forth in the level immediately above the level for such lower rating; and (d)  if any Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.  The Borrower will use commercially reasonable efforts to promptly notify the Administrative Agent of any change in Rating established by S&P or Moody’s.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).
“Arrangers” as defined in the preamble hereto.
“Asset Sale” means the sale or other transfer by a Credit Party to any Person of (a) any of the stock of any of such Credit Party’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of a Credit Party, or (c) any other assets (whether tangible or intangible) of a Credit Party (other than (i) inventory or goods sold in the ordinary course of business, or (ii) any other assets to the extent that the aggregate fair market value of such assets sold during any Fiscal Year is less than or equal to $15,000,000).
Credit and Guaranty Agreement

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A-1, with such amendments or modifications as may be approved by Administrative Agent.
“Assignment Effective Date” as defined in Section 10.6(b).
“Availability Period” means, with respect to any Class of Revolving Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Loans, Swing Line Loans and Letters of Credit, the date of termination of the Revolving Commitments of such Class.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Barclays” as defined in the preamble hereto.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted Eurodollar Rate for a Eurodollar Rate Loan with a one-month Interest Period commencing on such date plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Beneficiary” means each Agent, Issuing Bank, Swing Line Lender, Lender and Lender Counterparty.
“BNP Paribas” as defined in the preamble hereto.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.
“Borrowing” means a group of Loans of a single Type of Loan under a single Loan Facility, and made on a single date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market. If an action is required to be taken in this Agreement on or no later than a day that is not a Business Day, such action shall be required to be taken on or no later than the next succeeding Business Day.
Credit and Guaranty Agreement

“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Credit Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the implied faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state, municipality or any public instrumentality thereof, in each case, having, at the time of the acquisition thereof, a rating of AAA/AAA from S&P or A1NMIG-1 from Moody’s or AAA/AAA from Fitch; (iii) commercial paper having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s or at least Fl from Fitch; (iv) corporate notes that are rated at least A by S&P or A by Moody’s or A by Fitch; (v) [reserved]; (vi) time deposit accounts, money market deposits, certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (vii) repurchase obligations with a term of not more than 180 days for underlying securities of these types described in clauses (i), (ii) and (vi) above; (viii) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv) and (v) above, (b) has net assets of not less than $500,000,000 and (c) complies with the criteria set forth in rule 2a-7 under the Investment Company Act of 1940; (ix) tri-party and deliverable repurchase agreements that are fully collateralized to at least 102% of market value by U.S. Treasury and government agency securities; and (x) loans to, deposits with or investments in Sands FinCo where, not later than ten Business Days after the date that such loans, deposits and/or investments are made, the Borrower delivers to the Administrative Agent details of such loans, deposits and/or investments.
“Cash Management Services” means treasury and cash management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, credit or debit card transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services or similar transactions) provided to any Credit Party.
“Casino Level Mall Lease” means collectively, (a) the Casino Level Restaurant/Retail Master Lease between VCR and Grand Canal, dated as of May 14, 2004, with respect to the lease of certain restaurant and retail space on the ground floor of the Venetian Facility to Grand Canal and (b) the Palazzo Casino Level Restaurant/Retail Master Lease by and between VCR, as lessor, and Phase II Mall Subsidiary, as lessee, dated February 29, 2008, with respect to the lease of certain restaurant and retail space on the ground floor of the Palazzo Facility to Phase II Mall Subsidiary.
“Central Park West Site” means the approximately 18.7 acres of real property owned by VCR located near the intersection of Sands Avenue and Koval Lane in Las Vegas, NV.
“Central Plant” means the “Electric Substation” and the “HVAC Space”, as each such term is defined in the Cooperation Agreement.
Credit and Guaranty Agreement

“Change of Control” means any sale, pledge or other transfer of Securities whereby (a) LVSC ceases to own (either directly, or indirectly) 100% of the Equity Interests of Borrower, (b) except as otherwise permitted by Section 6.7(a) , (c), (d), (h) or (s), Borrower ceases to own directly or indirectly 100% of the Equity Interests (other than preferred Equity Interests held by third parties on the Closing Date, Equity Interests in Guarantors acquired or formed after the Closing Date, and any Equity Interests required to be held by a non-Affiliate in order to comply with applicable gaming laws and regulations or other Governmental Acts or laws) of each of the Guarantors; (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of LVSC and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of LVSC or (d) a “Change of Control” (or similar term) as defined in (i) any instrument evidencing Indebtedness of LVSC in excess of $250,000,000, or (ii) any other instrument evidencing Indebtedness of any Credit Party permitted hereunder and issued after the Closing Date in excess of $250,000,000, shall occur.
“Citi” as defined in the preamble hereto.
“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term B Loans, (b) Lenders having Other Term Loans, (c) Lenders having Extended Term Loans, (d) Lenders having Refinancing Term Loans, (e) Lenders having Revolving Exposure (including Swing Line Loans) in respect of Initial Revolving Loans, (f) Lenders having Revolving Exposure (including Swing Line Loans) in respect of Extended Revolving Loans and (g) Lenders having Revolving Exposure (including Swing Line Loans) in respect of Replacement Revolving Loans, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term B Loans, (b) Other Term Loans, (c) Extended Term Loans, (d) Refinancing Term Loans, (e) Initial Revolving Loans, (f) Extended Revolving Loans and (g) Replacement Revolving Loans. Other Term Loans, Extended Term Loans, Refinancing Term Loans, Extended Revolving Loans and Replacement Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Term B Loans or the Initial Revolving Loans, respectively, or from other Other Term Loans, Extended Term Loans, Refinancing Term Loans, Extended Revolving Loans and Replacement Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.
“Closing Date” means December 19, 2013.
“Collateral” means, collectively, all of the real, personal and mixed property (excluding Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Deeds of Trust, the Deeds of Trust Amendments, the Subordination, Non-Disturbance and Attornment Agreements, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Secured Obligations.
“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by a Credit Party.
Credit and Guaranty Agreement

“Commitment” means any Revolving Commitment or Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.
“Conforming L/C” means an unconditional, direct pay letter of credit which (a) is obtained by LVSC or Adelson or one of his Affiliates or Related Parties (but not the Credit Parties), (b) either (i) has an expiration date of not less than 24 months or (ii) has an expiration date of not less than 12 months with an automatic extension of one 12-month period unless the issuer of such letter of credit gives Administrative Agent not less than 60 days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than 60 days prior written notice to Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to Administrative Agent in its reasonable judgment; provided that any such letter of credit shall only qualify as a Conforming L/C if it states that it may be drawn upon by Administrative Agent and applied in accordance with the terms of this Agreement upon the occurrence of any Conforming L/C Draw Event; provided, further, that no Credit Party shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.
“Conforming L/C Draw Event” means, during the time that the Conforming L/C remains in full force and effect, the occurrence of any of the following (a) an Event of Default (which is continuing and has not been waived) set forth in Sections 8.1(a), (b), (0, (g), (m) or resulting from a breach of any of the covenants set forth in Section 6.6 (other than any such breach cured by the posting of such Conforming L/C pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA); (b) if such Conforming L/C has a maturity of less than 24 months, either (x) Administrative Agent’s receipt of notice from the issuer of the Conforming L/C that such issuer will not renew the Conforming L/C or (y) the date that is five days prior to the expiration of the Conforming L/C if the Administrative Agent has not received evidence of the renewal thereof; provided that the Administrative Agent may not draw down on the Conforming L/C under such circumstances if, and only if, Adelson or his Affiliates or Related Parties substitute cash equity in Borrower in an amount equal to the face amount of the Conforming L/C in lieu of the Conforming L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for the withdrawn Conforming L/C in the calculation of Consolidated Adjusted EBITDA); or (c) Administrative Agent’s receipt of notice from the issuer of the Conforming L/C that such issuer intends to revoke, terminate or cancel the Conforming L/C; provided that Administrative Agent may not draw down on the Conforming L/C under such circumstances if, and only if, Adelson or his Affiliates or Related Parties substitute cash equity in Borrower in an amount equal to the face amount of the Conforming L/C in lieu of the Conforming L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming L/C in the calculation of Consolidated Adjusted EBITDA).
“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for taxes based on income to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, (e) total amortization expense, (f) total pre-opening and development expenses, (g) total amortization of deferred gain and deferred rent incurred as a result of the sale of the retail mall spaces within the Resort Complex, (h) expenses and charges related to the transactions contemplated by this Agreement and the other Credit Documents, (i) expenses and charges paid to any
Credit and Guaranty Agreement

Lender, any Agent or any indemnity pursuant to Section 10.3 or any comparable provision of any other Credit Document and (j) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a non-extraordinary cash item prepaid in the ordinary course of business in a prior period), less other non-cash items increasing Consolidated Net Income (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all of the foregoing as determined on a consolidated basis for the Credit Parties in conformity with GAAP. Any cash equity contributions or Shareholder Subordinated Indebtedness made by LVSC, Adelson or any of his Affiliates or Related Parties (other than one of the Credit Parties) to Borrower (to the extent such proceeds remain with a Credit Party) and/or the face amount of any Conforming L/C delivered to Administrative Agent for the benefit of the Lenders during any quarter and during a period of 20 days following such quarter may at the written election of Borrower be included in Consolidated Adjusted EBITDA for such quarter for purposes of Section 6.6, provided that Borrower may not include such cash equity contributions or the face amount of the Conforming L/C, or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming L/C Draw Event or any Event of Default or Potential Event of Default (other than the Event of Default or Potential Event of Default being cured thereby) has occurred and is continuing at the time such cash contribution is made or such Conforming L/C is provided to Administrative Agent, (b) if such cash equity contributions and/or Conforming L/Cs are utilized under Section 6.3 or (c) in any event, for more than two consecutive Fiscal Quarters or for more than two Fiscal Quarters in any period of four consecutive Fiscal Quarters.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), net of interest income, of the Credit Parties on a consolidated basis with respect to all outstanding Indebtedness of the Credit Parties (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, plus all Restricted Payments made by Borrower to LVSC in accordance with Section 6.5(h) of this Agreement, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in Section 2.11 payable to Agents or Lenders, and any fees and expenses payable to Agents or Lenders in connection with this Agreement on or prior to the Closing Date.
“Consolidated Leverage Ratio” means, as of any date, the ratio of Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended for which financial statements have been (or were required to be) delivered. In any period of four consecutive Fiscal Quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Consolidated Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.4.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Credit Party or a Restaurant Joint Venture), except to the extent of the amount of dividends or other distributions actually paid to the Credit Parties by such Person during such period, (b) any amounts accrued that are paid or payable to managers of Restaurant Joint Ventures as management fees, or to equity owners (other than Credit Parties) in Restaurant Joint Ventures in accordance with their percentage of Equity Interests therein, (c) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with Borrower or any other Credit Party or that Person’s assets are acquired by Borrower or any other
Credit and Guaranty Agreement

Credit Party, (d) any after-tax gains or losses attributable to (i) Asset Sales consummated pursuant to Section 6.7(a) , (d), (q) or (r), (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Person or any of its restricted subsidiaries, (e) dividends or distributions from any Excluded Subsidiary to Borrower or any other Credit Party which are used to fund their share of any applicable tax payments to be made under the Tax Sharing Agreement, (f) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (g) any net extraordinary gains or net extraordinary losses, (h) any refinancing (or, in the case of the Amendment Agreement, transaction) costs, amortization or charges (including premiums, costs, amortization and charges associated with the Amendment Agreement and the transactions contemplated thereby or any permitted refinancing of the New Senior Notes, any LVSC Debt that is guaranteed by the Credit Parties or any of the Obligations) and (i) any compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights.
“Consolidated Senior Leverage Ratio” means, at any time of determination, the ratio of (a) Consolidated Total Senior Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) delivered and each of the three immediately preceding Fiscal Quarters. In any period of four consecutive Fiscal Quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Consolidated Senior Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.4.
“Consolidated Senior Secured Leverage Ratio” means, at any time of determination, the ratio of (a) Consolidated Total Senior Debt outstanding on such date that is then secured by Liens on the Collateral to (b) Consolidated Adjusted EBITDA computed for the period consisting of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) delivered and each of the three immediately preceding Fiscal Quarters. In any period of four consecutive Fiscal Quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Consolidated Senior Secured Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.4.
“Consolidated Total Assets” means, as of any date of determination, the total assets of the Credit Parties without giving effect to any amortization of the amount of intangible assets since September 30, 2013, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Credit Parties (exclusive of assets in respect of investments in Excluded Subsidiaries) as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or 5.1(b), as applicable, calculated on a pro forma basis after giving effect to any acquisition or disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.
“Consolidated Total Debt” means, as at any date of determination: (i) the aggregate stated balance sheet amount of all Indebtedness of the Credit Parties (other than any Shareholder Subordinated Indebtedness), determined on a consolidated basis in accordance with GAAP; plus (ii) all LVSC Debt that is guaranteed by the Credit Parties; minus (iii) the aggregate stated balance sheet amount of unrestricted Cash and Cash Equivalents (including, in any event, deposits received from Palazzo Condo Tower Sales) of the Credit Parties determined on a consolidated basis in accordance with GAAP as of such date.
“Consolidated Total Senior Debt” means as at any date of determination, Consolidated Total Debt, less the sum of (x) Permitted Subordinated Indebtedness and (y) the aggregate amount of any LVSC Debt that is guaranteed by the Credit Parties, the aggregate amount of the New Senior Notes (to
Credit and Guaranty Agreement

the extent the proceeds thereof are used to refinance any such LVSC Debt), and Indebtedness under the LVSC Aircraft Financing guaranteed by the Credit Parties.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit E.
“Cooperation Agreement” means that certain Fourth Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of February 29, 2008, as amended as of October 7, 2008, entered into by and among VCR, PCT, Grand Canal, Phase II Mall Subsidiary and Sands Expo.
“Core Assets” means the Venetian Facility (other than the convention, exhibition, entertainment, ballroom, restaurant, retail and meeting space therein) and the Palazzo Project (other than the Palazzo Condo Tower, the Palazzo Mall, any other restaurant and retail space therein and any convention, exhibition, entertainment, ballroom or meeting space therein).
“Corporate Ratings” means LVSC’s corporate family rating by Moody’s, LVSC’s corporate or issuer credit rating by S&P or LVSC’s Issuer Default Rating by Fitch, as applicable.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.11.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means this Agreement, the Amendment Agreement, the Notes, any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an Issuing Bank relating to the Letters of Credit, the Collateral Documents, any First Lien Intercreditor Agreement, any Permitted Junior Intercreditor Agreement, any Incremental Assumption Agreement, any intercreditor or similar agreements entered into in connection with a FF&E Facility and each other agreement that expressly states by its terms that it is a Credit Document.
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
“Credit Party” means Borrower and each Restricted Subsidiary.
“Debt Fund Affiliate Lender” shall mean an Affiliate Lender that is (x) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and (y) with respect to which none of LVSC, the Credit Parties or their respective subsidiaries, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity; provided that to the extent Related Parties and their respective subsidiaries, directly or indirectly, possess the power to direct or cause the direction of the investment
Credit and Guaranty Agreement

policies of any such entity, (i) such directed entities that, taken together in the aggregate, hold more than 5% of the Term Loans outstanding as of the date of determination shall not be Debt Fund Affiliate Lenders and shall be subject to the provisions herein affecting Affiliate Lenders and (ii) such directed entities shall be subject to the restrictions provided in Section 10.6(k)(i) and (ii).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Deeds of Trust” means (a) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the 2007 Closing Date, granted by VCR and Borrower to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-1, (b) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the 2007 Closing Date, granted by VCR to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-2, (c) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the 2007 Closing Date, granted by Borrower to the Title Company, for the benefit of the Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-3 annexed hereto, (d) the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the 2007 Closing Date, granted by Sands Expo to the Title Company, for the benefit of Collateral Agent, as agent for the Secured Parties, substantially in the form of Exhibit G-4, and (e) any additional mortgages required to be granted in favor of the Lenders pursuant to Section 5.12.
“Deeds of Trust Amendments” means amendments to each Deed of Trust or an amended and restated Deed of Trust encumbering Mortgaged Property, duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where each Deed of Trust was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Swing Line Lender, Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject
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of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action (as such term is defined in Section 10.28 below); provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swing Line Lender and each Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or another Credit Party in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate of the Borrower, setting forth such valuation.
“Documentation Agents” as defined in the preamble hereto.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity, including any Debt Fund Affiliate Lender, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and (iii) solely for purposes of assignments of Term Loans pursuant to and in accordance with the terms and conditions of Section 10.6(j), any Affiliate Lender; in each case, which Person shall not have been denied an approval or a license, or found unsuitable under the Nevada Gaming Laws or Pennsylvania Gaming Laws applicable to Lenders and which, with respect to clauses (i) and (ii), extends credit or buys loans; provided that with respect to clauses (i) and (ii), so long as no Event of Default shall have occurred and be continuing, no (x) Person that owns or operates a casino located in Singapore, Macau, the United Kingdom, the States of Nevada, New Jersey, Massachusetts or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries has obtained or applied for a Gaming License (or is an Affiliate of such a Person) shall be an Eligible Assignee; provided that a passive investment constituting less than 10% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition, (y) Person that owns or operates a convention, trade show, conference center or exhibition facility in Singapore, Macau, the United Kingdom, Las Vegas, Nevada or Clark County, Nevada or the States of New Jersey, Massachusetts or Pennsylvania, or any other jurisdiction in which Borrower or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person) shall be
Credit and Guaranty Agreement

an Eligible Assignee; provided that a passive investment constituting less than 10% of the common stock of any such convention or trade show facility shall not constitute ownership for the purpose of this definition, or (z) union pension fund shall be an Eligible Assignee; provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union; provided further that (A) Affiliate Lenders that are either LVSC, Credit Parties or their respective Subsidiaries (to the extent they are Eligible Assignees pursuant to clause (iii) above) shall be permitted to acquire not more than 25% of the sum of (x) the aggregate principal amount of the Term B Loans on the Closing Date plus (y) the aggregate principal amount of any Incremental Term Loans incurred since the Closing Date and (B) Affiliate Lenders that are Related Parties (exclusive of (I) LVSC, Credit Parties and their respective Subsidiaries and (II) Debt Fund Affiliate Lenders) who are Eligible Assignees pursuant to clause (iii) above shall be permitted to acquire not more than 25% of the aggregate principal amount of the Term Loans outstanding as of the date of determination.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Engagement Letter” means the Engagement Letter, dated as of December 3, 2013, by and among Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Goldman Sachs Bank USA, The Bank of Nova Scotia and the Borrower.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.
“Environmental Laws” means any and all Legal Requirements relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any of their Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Nevada Hazardous Materials law (NRS Chapter 459), the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive), the Nevada Water Controls/Pollution law (NRS Chapter 445A), the Nevada Air Pollution law (NRS Chapter 445B), the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive), the Nevada Control of Asbestos law (NRS 618.750 to 618.850), the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), the Nevada Artificial Water Body Development Permit law (NRS 502.390), the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585), Endangered Flora Permit law (NRS 527.270), the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.), and the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.), each as amended or supplemented, any
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analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a) (2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that would reasonably be likely to result in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (i) the imposition of a Lien pursuant to Section 430(k) of the Internal
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Revenue Code or pursuant to ERISA with respect to any Pension Plan; (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA; or (k) receipt of notice by Borrower, any of its Subsidiaries or any of their ERISA Affiliates of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (as defined in Section 432 of the Internal Revenue Code or Section 305 of ERISA).
“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute
“Excluded Proceeds” means the remaining amount of any PA Subsidiary Net Asset Sale Proceeds after application of such proceeds pursuant to the provisions of Section 2.15(c).
“Excluded Subsidiary” means (i) any foreign Subsidiaries of Borrower or Sands Expo, (ii) VML US Finance LLC and its Subsidiaries, (iii) Sands China Ltd. and its Subsidiaries, (iv) Paiza Air, LLC, (v) LV Noodle Concept, LLC, (vi) LV Cut Associates LLC, (vii) Prime-wine, LLC, (viii) MBS Holdings Pte. Ltd. and its Subsidiaries, (ix) all of the PA Subsidiaries, (x) each Restaurant Joint Venture, (xi) LVS (Nevada) International Holdings, Inc. and its Subsidiaries, (xii) PCT, (xiii) any subsidiary designated as an Excluded Subsidiary pursuant to the following two paragraphs and (xiv) any Subsidiary of (a) a foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, (b) Sands Expo or (c) an Excluded Subsidiary described in clauses (ii) through (xiii) above.
Borrower may designate any newly acquired or newly formed Subsidiary of Borrower or Sands Expo to be an Excluded Subsidiary unless such Subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, Borrower or any Restricted Subsidiary; provided that (i) such acquisition or formation complies with Section 6.3 and (ii) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party.
Borrower may designate any existing Restricted Subsidiary to be an Excluded Subsidiary unless such Restricted Subsidiary or any of its Subsidiaries owns any capital stock or Indebtedness of, or owns or holds (or will own or will hold) any Lien on, any property of, Borrower or any Restricted Subsidiary; provided that each Subsidiary to be so designated does not (upon and after such designation) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of any Credit Party.
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Borrower may designate any Excluded Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation (a) such Excluded Subsidiary shall become a Credit Party and shall comply with the provisions of Section 5.11; (b) no Event of Default or Potential Event of Default shall have occurred and be continuing; and (c) Borrower is in compliance with the covenants set forth in Section 6.6 immediately following such designation, on a pro forma basis taking into account such designation.
Any such designation pursuant to the preceding three paragraphs by Borrower shall be notified by Borrower to Administrative Agent by promptly delivering to Administrative Agent a copy of any applicable resolution of the board of directors (or similar governing body) of Borrower giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” as defined in Section 2.20(a).
“Existing Credit Agreement” as defined in the recitals hereto.
“Existing Letters of Credit” means each letter of credit previously issued for the account of Borrower under the Existing Credit Agreement that is outstanding on the Closing Date.
“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.24(e).
“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.24(e).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.24(e).
”Extending Lender” shall have the meaning assigned to such term in Section 2.24(e).
”Extension” shall have the meaning assigned to such term in Section 2.24(e).
“Extension Agreement” shall have the meaning assigned to such term in Section 2.24(e).
Credit and Guaranty Agreement

“Facility” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Credit Parties.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the Closing Date (or any amended or successor version described above).
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
“FF&E Facility” means any credit or loan facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred pursuant to Section 6.1(d) or, at the option of Borrower, Section 6.1(j), with respect to real or personal property.
“FF&E Facility Agreements” means the credit, vendor financing, mortgage financing or capital lease agreement associated with or entered into with respect to any FF&E Facility or any similar agreement, together with all applicable guarantees, collateral documents and other loan-type documents and any associated intercreditor or standstill agreements.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower (in such capacity and not individually) that such financial statements fairly present, in all material respects, the financial condition of the Credit Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and/or normal period-end adjustments.
“Financial Plan” as defined in Section 5.1(j).
“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement between Collateral Agent and a trustee or collateral agent representing holders of Pari Passu Indebtedness, substantially in the form of Exhibit H-6, with such changes thereto as may be reasonably agreed to by the Collateral Agent.
Credit and Guaranty Agreement

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted under Section 6.2.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower ending on December 31 of each calendar year.
“Fitch” means Fitch, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Fitch shall be deemed to refer to any other rating agency designated by Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Former Lender” is defined in Section 10.25(a).
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Letter of Credit Usage with respect to Letters of Credit issued by the Issuing Bank other than such Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Funding Guarantor” as defined in Section 7.2.
“Funding Notice” means a notice substantially in the form of Exhibit I.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof
“Gaming License” means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of the Credit Parties, including all such licenses granted under the Nevada Gaming Laws, and other applicable federal, state, foreign or local laws.
“Goldman Sachs” as defined in the preamble hereto.
“Gondola Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of the gondola amusement ride concession and related retail space.
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
Credit and Guaranty Agreement

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency, regulatory body, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
“Grand Canal” means Grand Canal Shops II, LLC.
“Grantor” as defined in the Security Agreement.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means (i) each Wholly Owned Domestic Subsidiary of Borrower, other than any Excluded Subsidiary or Immaterial Subsidiary; provided that upon the designation of an Excluded Subsidiary as a Restricted Subsidiary, such Subsidiary shall be included in the definition of “Guarantor” and (ii) Sands Pennsylvania, Inc.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.
“Harrah’s Shared Garage Lease” means that certain Agreement of Lease dated January 24, 2005 between Harrah’s Las Vegas, Inc. as landlord and LCR, as tenant.
“Harrah’s Shared Roadway Agreement” means the Agreement, dated as of January 16, 1998, between VCR, Sands Expo and Harrah’s Casino Resort.
“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (0 any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Agreement” means any (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate
Credit and Guaranty Agreement

collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange, interest rates or commodities pricing.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the annual report on Form 10-K for each of the Fiscal Years ended December 31, 2012, and December 31, 2011, of LVSC filed with the Securities and Exchange Commission, and (ii) the quarterly report on Form 10-Q for the Fiscal Quarter ended September 30, 2013, of LVSC filed with the Securities and Exchange Commission, and, in the case of clauses (i) and (ii), certified by the chief financial officer of LVSC that they fairly present, in all material respects, the financial condition of LVSC and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and/or normal period-end adjustments.
“HVAC Component” means, collectively (a) the Central Plant and (b) the “Other Facilities”, as defined in each HVAC Services Agreement.
“HVAC Ground Lease” means the Ground Lease made effective as of November 14, 1997, between VCR and the HVAC Provider.
“HVAC Provider” means Trigen-Las Vegas Energy Company, LLC, a Delaware limited liability company formerly known as Atlantic Pacific, Las Vegas LLC, or its permitted successors under the HVAC Services Agreements.
“HVAC Services Agreements” means collectively (a) the Energy Services Agreement, dated as of November 14, 1997, as amended on July 1, 1999, between VCR and the HVAC Provider, as modified by that certain settlement agreement dated as of April 25, 2005 and as further amended by an amendment dated as of July 1, 2006, a letter agreement dated June 11, 2008 and an amendment dated as of February 10, 2009, (b) the Energy Services Agreement, dated as of November 14, 1997, as amended on July 1, 1999, between Sands Expo and the HVAC Provider and as further amended by an amendment dated as of February 10, 2009, (c) the HVAC Ground Lease, (d) (Interface Group-Nevada, Inc.) Easement Agreement, made November 14, 1997, by and between Sands Expo and the HVAC Provider, and (e) all other agreements between the HVAC Provider (or its predecessor in interest) and the Credit Parties.
“Immaterial Subsidiary” means any Restricted Subsidiary that, taken together with all other Immaterial Subsidiaries in respect of the following clauses (i) and (ii), (i) holds no more than 5% of the tangible assets of the Credit Parties, (ii) generated no more than 5% of the aggregate revenues of the Credit Parties, measured for the four most recently-ended Fiscal Quarters prior to the date of such designation, (iii) holds no Gaming License, and (iv) holds no assets (including other licenses) material to the operations of the Resort Complex.
“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
Credit and Guaranty Agreement

“Increased-Cost Lender” as defined in Section 2.23.
“Incremental Amount” means, at any time, the sum of:
(i)            the excess (if any) of (a) $1,000,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Commitments, in each case established after the Closing Date and prior to such time pursuant to Section 2.24 utilizing this clause (i) (other than Incremental Term Loan Commitments and Incremental Revolving Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Commitments or Replacement Revolving Commitments, respectively); plus
(ii)            any additional amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (and assuming such commitments are fully drawn) and the use of proceeds of the loans thereunder, the Consolidated Senior Secured Leverage Ratio (assuming, for purposes of such calculation, that any unsecured Indebtedness incurred pursuant to Section 2.24 or 6.1(r) is secured) on a pro forma basis is not greater than 4.00:1.00; provided that, for purposes of this clause (ii) net cash proceeds of Incremental Term Loans and Incremental Revolving Loans incurred at such time shall not be netted against the applicable amount of Consolidated Total Senior Debt or Consolidated Total Debt, as applicable, for purposes of such calculation of the Consolidated Senior Secured Leverage Ratio.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Lenders.
“Incremental Revolving Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrower pursuant to an Incremental Revolving Commitment to make additional Initial Revolving Loans.
“Incremental Term Facility” means any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.
“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loans” means (i) Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.1(b) consisting of additional Term B Loans and (ii) to the extent permitted by Section 2.24 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans or (iii) any of the foregoing.
“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.
Credit and Guaranty Agreement

“Indebtedness” as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another; (g) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of another will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (h) any liability of such Person for indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (h), the primary purpose or intent thereof is as described in clause (g) above; and (i) solely for purposes of Section 8.1(b), all obligations of such Person in respect of any Hedging Agreement. Obligations under the HVAC Services Agreements shall be treated as service contracts or operating leases and not as Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at the time such lease is entered into would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP as in effect on the date hereof, (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance. For purposes of determining the “aggregate principal amount” of Indebtedness under any Hedging Agreement under Section 8.1(b), such amount shall be equal to: (a) in the case of a Hedging Agreement documented pursuant to a Master Agreement published by the International Swap and Derivatives Associations, Inc., the amount, if any, that would be or is payable thereunder by the applicable Credit Party to its counterparty, as if (i) such Hedging Agreement were being terminated early on such date of determination due to a “Termination Event”, “Event of Default” or similar event thereunder, and (ii) the Credit Party party thereto were the sole “Affected Party” thereunder and (b) in all other cases, the mark-to-market value of such Hedging Agreement, which will be the unrealized loss on such Hedging Agreement to the Credit Party to such Hedging Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by the applicable Credit Party exceeds (ii) the present value of the future cash flows to be received by such Credit Party pursuant to such Hedging Agreement.
“Indemnified Taxes” means all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) Other Taxes.
“Indemnitee” as defined in Section 10.3(a).
“Initial Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans hereunder.
Credit and Guaranty Agreement

“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Commitments in effect on the Second Amendment Effective Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Commitment on the same terms as the Revolving Loans referred to in clause (i) of this definition.
“Installment” means each amortization payment required pursuant to Section 2.12(a).
“Intellectual Property” as defined in the Security Agreement.
“Intellectual Property Security Agreements” mean all agreements evidencing the security interest granted in respect of Intellectual Property, by the Credit Parties in favor of the Collateral Agent, to be registered with the United States Patent and Trademark Office or the United States Copyright Office pursuant to the terms of the Security Agreement.
“Intercompany Note” means a global promissory note substantially in the form of Exhibit J evidencing Indebtedness owed among the Credit Parties.
“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each Quarterly Payment Date.
“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months (and twelve-months, if agreed to by applicable Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Loans shall extend beyond such Class’s applicable Term Facility Maturity Date or Revolving Facility Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the expiration of the Availability Period. Notwithstanding the foregoing, for any Eurodollar Rate Loan made on a day that is not the last Business Day of a calendar month, the Borrower may select an Interest Period that shall commence on the date on which such Loan is made and expire on the last Business Day of such calendar month and thereafter revert to the Interest Period selected in compliance with the foregoing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended prior to the Closing Date and from time to time thereafter, and any successor statute.
“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from
Credit and Guaranty Agreement

any Person, of any Equity Interests of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon or repayments thereof. For purposes of the definition of “Excluded Subsidiary” and Section 6.3, (a) “Investments” shall include the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by Borrower) of the net assets of a Subsidiary of Borrower at the time that such Subsidiary is designated an Excluded Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have an “Investment” in an Excluded Subsidiary in an amount (if positive) equal to (i) Borrower’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to Borrower’s Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by Borrower) of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Excluded Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Borrower.
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit K.
”Issuing Bank” means Scotiabank, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, and such additional issuing banks that have agreed to act as an issuing bank and are approved by the Administrative Agent and Borrower.
“JDA” means the Joint Development Agreement, dated as of February 25, 2004 (as amended on January 12, 2007), between VCR (as successor to LCR) and Cap II-Buccaneer, LLC.
“Joint Venture” means a Supplier Joint Venture or any other joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture of such Person.
“LCR” means Lido Casino Resort, LLC, a Nevada limited liability company that was merged with and into VCR on March 19, 2007.
“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
“Legal Requirements” means all applicable and binding laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.
“Lender” means each financial institution listed on Appendix A-4 or any lender of Term B Loans hereunder (other than any such Person that has ceased to be a party hereto pursuant to an Assignment Agreement or an Affiliate Lender Assignment and Assumption), and any other Person that becomes a party hereto pursuant to an Assignment Agreement or an Affiliate Lender Assignment and
Credit and Guaranty Agreement

Assumption or an Incremental Assumption Agreement, Extension Agreement or Refinancing Amendment.
“Lender Counterparty” as defined in the definition of Rate Protection Agreement.
“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Banks for the account of the Credit Parties pursuant to Section 2.4.
“Letter of Credit Sublimit” means the lesser of (i) $150,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Banks and not yet reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.4(d)).
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan” means a Term Loan, a Revolving Loan and a Swing Line Loan.
“Loan Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Term B Facility and the Revolving Commitments established on the Closing Date and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.
“LVSC” means Las Vegas Sands Corp., a Nevada corporation and its successors.
“LVSC Aircraft Financing” means up to $200,000,000 in aggregate principal amount Indebtedness of LVSC at any one time outstanding for the purpose of financing the purchase and/or ownership of aircraft and related parts and equipment; provided that (a) either (i) such LVSC Aircraft Financing is outstanding as of the Closing Date, or (ii) the covenants, defaults (and events of default), redemption, amortization and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such LVSC Aircraft Financing shall not be materially more restrictive to the guarantors thereof than such provisions contained in the agreements governing LVSC Aircraft Financing outstanding on the Closing Date, taken as a whole, as reasonably determined by LVSC; and (b) such Indebtedness or any related guarantees shall not be secured by any assets or property of the Credit Parties.
“LVSC Corporate Services Agreement” means the Services Agreement, dated as of February 17, 2005, between LVSC and the Borrower.
“LVSC Debt” means any Indebtedness of LVSC.
Credit and Guaranty Agreement

“LVSC Debt Documents” means any indenture, credit agreement or promissory note evidencing or governing any LVSC Debt and the guarantees thereof and any collateral documents relating thereto.
“Macau” means the Macau Special Administrative Region of the People’s Republic of China.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Credit Parties, taken as a whole (but excluding a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Excluded Subsidiaries that only has an effect on the Credit Parties and their business and condition by decreasing the value of their direct and indirect Equity Interests in the Excluded Subsidiaries), or (b) the material impairment of the ability of the Credit Parties to observe or perform, or of the Administrative Agent or Lenders to enforce, the Obligations.
“Material Contract” means the Cooperation Agreement, the PA Investment Note, the Walgreens’ Documents, the Harrah’s Shared Garage Lease, the Casino Level Mall Lease, and any contract or other arrangement entered into after the Closing Date to which Borrower or any of the other Credit Parties is a party (other than the Credit Documents) for which breach, nonperformance, or cancellation by an applicable Credit Party, or failure of an applicable Credit Party to renew, could reasonably be expected to have a Material Adverse Effect.
“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value (as determined in good faith by Borrower) in excess of $75,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease (excluding option and renewal terms) are less than $7,500,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party.
“Material Subsidiary” means any Restricted Subsidiary of Borrower that is either (a) a Credit Party or (b) not an Immaterial Subsidiary.
“Merrill Lynch” as defined in the preamble hereto.
“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld).
“Mortgage Policy” means an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by the Title Company to Collateral Agent with respect to each Mortgaged Property in such form and including such endorsements and subject to such co-insurance and/or reinsurance arrangements as are reasonably satisfactory to the Collateral Agent.
“Mortgaged Property” means each Material Real Estate Asset listed on Schedule 4.12, and any Real Estate Asset in which a security interest is required to be granted hereunder after the Closing Date.
Credit and Guaranty Agreement

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a) (3) of ERISA.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Credit Parties in the form substantially similar to Management’s Discussion & Analysis included in LVSC’s Form 10-Q or 10-K, as applicable, for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
“Net Asset Sale Proceeds” means the aggregate cash proceeds received by any Credit Party in respect of any Asset Sale that are not PA Subsidiary Net Asset Sale Proceeds, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, sales and marketing expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and any taxes paid or payable as result thereof (including any such taxes paid or payable by an owner of any Credit Party), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Credit Party to the extent so reinvested) which is prior to the Lien under the Collateral Documents on the asset or assets that are the subject of such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in a Subsidiary or Joint Venture as a result of such Asset Sale and (d) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by a Credit Party.
“Net Debt Proceeds” as defined in Section 2.14(c).
“Net Loss Proceeds” means the aggregate cash proceeds received by any Credit Party in respect of any Event of Loss with respect to Collateral, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of (a) the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of any Credit Party), (b) amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Credit Party to the extent so reinvested) which is prior to the Liens of Lenders under the Collateral Documents on the asset or assets that are the subject of the Event of Loss, and (c) all distributions and other payments required to be made to any minority interest holders in a Subsidiary or Joint Venture as a result of such Event of Loss. Notwithstanding the foregoing, all proceeds of so-called “liquidated damages”, “subguard” and “business interruption” insurance policies shall not be Net Loss Proceeds.
“Nevada Gaming Authorities” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.
“Nevada Gaming Laws” means the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.
“New Senior Notes” means senior secured or unsecured notes of Borrower issued after the Closing Date, and the Indebtedness represented thereby; provided that (a) the terms thereof do not provide for any scheduled amortization, repayment of principal, mandatory redemption or sinking fund
Credit and Guaranty Agreement

obligations prior to the date that is six months after the latest Term Facility Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the stated maturity date is no earlier than the date that is six months after the latest Term Facility Maturity Date, (c) such Indebtedness is not guaranteed by any Person other than a Guarantor, (d) Borrower prepays Term Loans with the Net Debt Proceeds therefrom in compliance with Section 2.14(c) or repays, refinances, redeems, repurchases or defeases any LVSC Debt that is guaranteed by the Credit Parties with the Net Debt Proceeds thereof, (e) the covenants and events of default and other terms thereof (other than interest rate and redemption premiums) are not, taken as a whole, more restrictive to the Credit Parties than those in this Agreement, as determined by the Borrower and evidenced by an Officer’s Certificate delivered to the Administrative Agent, (f) except as contemplated by Section 6.2(bb), the obligations in respect thereof shall not be secured by any Lien on any asset of Borrower, any Subsidiary or any other Affiliate of Borrower, other than any asset constituting Collateral, and (g) all security therefor (if any) shall be granted pursuant to the Collateral Documents and, if such notes are to be secured, the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to the First Lien Intercreditor Agreement.
“Non-Consenting Lender” as defined in Section 2.23.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD promulgated under the Securities Exchange Act of 1934, as amended.
“Non-Recourse Financing” means Indebtedness incurred in connection with the construction, installation, purchase or lease of personal or real property or equipment (a) as to which the lender upon default may seek recourse or payment against a Credit Party only through the return or foreclosure or sale of the property or equipment so constructed, installed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such Indebtedness against a Credit Party or any other property of a Credit Party, except, in each of the foregoing clauses (a) and (b), in the case of customary or “market standard” non-recourse exceptions, including fraud and environmental indemnities.
“Non-U.S. Lender” means a Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Note” means a Term B Loan Note, a Revolving Loan Note or a Swing Line Note or another promissory note evidencing a Loan.
“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.
“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents and/or the Lenders under the Credit Documents, whether for principal, interest, premium, if any, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise including interest and fees accruing on the Loans during the pendency of any proceeding of the type described in Section 8.1(f) and (g), whether or not allowed in such proceeding.
“Obligee Guarantor” as defined in Section 7.7.
Credit and Guaranty Agreement

“Office Space Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain office space to VCR.
“Officer’s Certificate” means, as applied to any corporation or other entity, a certificate executed on behalf of such corporation or other entity by its chairman of the board (if an officer), president or any vice president or by its principal financial officer, chief accounting officer, vice president — finance or treasurer (in each case, in their capacity as such officer) or, if such entity does not have any such officer, any such officer of its managing member or managing partner, as applicable.
“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
“Operative Documents” means the Credit Documents, any LVSC Debt Documents as to which any Credit Party is a party, documents related to LVSC Aircraft Financing guaranteed by the Credit Parties as to which the Credit Parties are a party, the FF&E Facility Agreements, the Resort Complex Operative Documents and the Project Documents.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, registration, delivery, performance or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Credit Documents (but excluding any Excluded Taxes).
“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).
“PA Gaming” means Sands Bethworks Gaming LLC, a Pennsylvania limited liability company.
“PA Gaming Project” means the Property, as such term is defined in the operating agreement of PA Gaming.
“PA Investment Note” means that certain Note, dated as of May 21, 2009, made by PA Retail and PA Gaming in favor of VCR in the principal amount of $550,000,000, and that certain Note, dated as of January 1, 2011, made by PA Retail and PA Gaming in favor of VCR in the principal amount of $150,000,000, collectively, which Notes have been (i) assigned to Sands Pennsylvania, Inc. and (ii) collaterally assigned to Collateral Agent.
“PA Project” means the PA Retail Project and/or the PA Gaming Project, as the case may be.
Credit and Guaranty Agreement

“PA Retail” means Sands Bethworks Retail LLC, a Pennsylvania limited liability company.
“PA Retail Project” means “Property”, as such term is defined in the operating agreement of PA Retail.
“PA Subsidiary” means PA Gaming and/or PA Retail and any of their respective Subsidiaries.
“PA Subsidiary Net Asset Sale Proceeds” shall mean any (x) net cash proceeds distributed to the Credit Parties pursuant to Section 2.15(c) or (y) net cash proceeds from the sale of equity interests in any PA Subsidiary pursuant to Section 6.7(q).
“PCT” means Palazzo Condo Tower, LLC.
“Palazzo Condo Tower” means the space within the Palazzo Condo Tower Parcel and all improvements and personal property located therein.
“Palazzo Condo Tower Parcel” means the airspace parcel purchased pursuant to the Walgreens’ Sale and Purchase Agreement.
“Palazzo Condo Tower Sales” means sales of fee interests in any individual condominium units developed in the Palazzo Condo Tower.
“Palazzo Facility” means the approximately 3,000 room hotel, casino, retail and meeting complex (commonly known as The Palazzo Resort Hotel Casino) integrated with the Venetian Facility and located on the Palazzo Site (including the Palazzo Condo Tower and the Palazzo Mall, but excluding the SECC).
“Palazzo Mall” means the commercial retail mall facility built in connection with the Palazzo Project and located within certain airspace within the Palazzo Project, which as of the date hereof is owned by Phase II Mall Subsidiary.
“Palazzo Site” means the real property consisting of approximately 14 acres adjoining the Venetian Site and owned by VCR.
“Pari Passu Indebtedness” as defined in Section 2.14(a).
“Patriot Act” as defined in Section 4.25.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pennsylvania Gaming Authorities” means the Pennsylvania Gaming Control Board, Department of Revenue, State Police and Office of Attorney General.
“Pennsylvania Gaming Laws” means the Pennsylvania Race Horse Development And Gaming Act, 4 Pa. C.S.A. Section 1101 et seq., the regulations promulgated by the Pennsylvania Gaming Control Board, 58 Pa Code Section 401.1 et seq., and the regulations promulgated by the Pennsylvania Department of Revenue, 61 Pa Code 1001.1 et seq.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.
Credit and Guaranty Agreement

“Permits” means all authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Authorities necessary for the operation of the Palazzo Project in accordance in all material respects with the Project Documents and the Resort Complex Operative Documents and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including planning board approvals from applicable Governmental Authorities and approvals required under the Nevada Gaming Laws) required for or in connection with the construction, ownership, use, occupation and operation of the Palazzo Project, the Resort Complex and the transactions provided for in this Agreement and the Resort Complex Operative Documents.
“Permitted Acquisition” means the acquisition by Borrower or a Credit Party of all the Equity Interests of, or all or substantially all the assets of, or a line of business of, or an operating business or business unit of, another Person in a transaction permitted by this Agreement for aggregate consideration in excess of the greater of (x) 2.70% of Consolidated Total Assets and (y) $100,000,000.
“Permitted Holders” means Adelson, his Affiliates and the Related Parties.
“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Term B Loans (including, for the avoidance of doubt, junior Liens pursuant to Section 2.24(b)(ii)) and Revolving Loans, one or more intercreditor agreements the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established, as determined by the Administrative Agent in the reasonable exercise of its judgment.
“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Credit Parties (a) for which no installment of principal matures earlier than 12 months after the latest Term Facility Maturity Date and (b) for which the payment of principal and interest is subordinated in right of payment to the Obligations (and with respect to such Indebtedness incurred after the date hereof, Secured Obligations) pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to Administrative Agent.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Phase II Mall Subsidiary” means The Shoppes at the Palazzo, LLC, a Delaware limited liability company, formerly known as Phase II Mall Subsidiary, LLC.
“Platform” as defined in Section 5.1(p).
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
Credit and Guaranty Agreement

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
“Proceedings” as defined in Section 5.1(h).
“Procurement Services Agreement” means the Corporate Services Agreement effective as of March 1, 2005 among Borrower, Venetian Macau Limited and World Sourcing Services Limited and any other similar agreement between or among any Credit Parties and any Affiliates for the sourcing and/or purchase of goods on terms that are substantially equivalent to the terms that could be obtained from an unaffiliated third party.
“Projections” as defined in Section 4.8.
“Project Documents” means the JDA, the Walgreens’ Documents and any document or agreement related to the design, development, construction or pre-opening of the Palazzo Facility and entered into on, prior to or after the Closing Date, in accordance with Section 6.12.
“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.24(e).
“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term B Loans of any Lender, the percentage obtained by dividing (a) the Term B Loans of that Lender by (b) the aggregate Term B Loans of all Lenders; (ii) with respect to all payments, computations and other matters relating to any Class of Other Term Loans of any Lender, the percentage obtained by dividing (a) the Other Term Loans of such Class of that Lender by (b) the aggregate Other Term Loans of such Class of all Lenders; and (iii) with respect to all payments, computations and other matters relating to any Class of Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender with respect to such Class of Revolving Commitments or Revolving Loans by (b) the aggregate Revolving Exposure of all Lenders with respect to such Class of Revolving Commitments or Revolving Loans. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (a) an amount equal to the sum of the Term Loans and the Revolving Exposure of that Lender, by (b) an amount equal to the sum of the aggregate Term Loans and the aggregate Revolving Exposure of all Lenders.
“Quarterly Date” means March 31, June 30, September 30 and December 31.
“Quarterly Payment Date” means each April 1, July 1, October 1, and January 1.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Protection Agreement” means, collectively, any Hedging Agreement entered into by the Credit Parties under which the counterparty of such Hedging Agreement is (or at the time such
Credit and Guaranty Agreement

Hedging Agreement was entered into, was) an Agent, a Lender or an Affiliate of an Agent or a Lender (each, a “Lender Counterparty”); provided that such Hedging Agreement relates to (a) interest rate risk with respect to Indebtedness secured by a First Priority Lien, (b) any currency exchange risk or (c) commodities pricing risk. Notwithstanding the foregoing, for all purposes of the Credit Documents, any Guaranty of, or grant of any Lien to secure, any obligations in respect of a Rate Protection Agreement by a Guarantor shall not include any Excluded Swap Obligations.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.24(j).
“Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, original issue discount, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.24(j).
“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
“Refinancing Amendment” as defined in Section 2.24(j).
“Register” as defined in Section 2.7(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation FD” means Regulation FD as promulgated by the Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
“Reimbursement Date” as defined in Section 2.4(d).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means: (a) Family Members (defined below); (b) directors of LVSC or Borrower and employees of LVSC or Borrower who are senior managers or officers of LVSC, Borrower, Sands Expo or any of their Affiliates; (c) any Person who receives an interest in LVSC or Borrower from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e). For the purpose of this paragraph, a “Family Member” shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
Credit and Guaranty Agreement

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Lender” as defined in Section 2.23.
“Replacement Revolving Commitments” shall have the meaning assigned to such term in Section 2.24(1).
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.24(1).
“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.24(1).
“Requisite Lenders” means one or more Lenders having or holding Term Loans and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loans of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders; provided that the Loans and Revolving Exposure of any Defaulting Lender shall be disregarded in determining Requisite Lenders at any time.
“Resort Complex” means the Venetian Facility, the SECC and the Palazzo Facility.
“Resort Complex Operative Documents” means the Cooperation Agreement, the Harrah’s Shared Roadway Agreement, the Harrah’s Shared Garage Lease, the HVAC Services Agreements, the Office Space Lease, the Gondola Lease, the Theater Lease, the Casino Level Mall Lease, Walgreens’ Sale and Purchase Agreement, the LVSC Corporate Services Agreement, the Site Easements, and the Walgreens’ Documents.
“Restaurant Joint Venture” means TK Las Vegas LLC, Two Roads Las Vegas, LLC, Carlo’s Bakery Las Vegas LLC and any other Joint Venture formed or entered into by a Credit Party for the purpose of development, construction and operation of one or more restaurants within the Resort Complex.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of Borrower now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of Equity Interests to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of Borrower now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of Borrower now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.
“Restricted Subsidiary” means Sands Expo (whether or not a Subsidiary of Borrower), and any Subsidiary of Borrower or Sands Expo other than an Excluded Subsidiary.
Credit and Guaranty Agreement

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans pursuant to Section 2.2(a), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, 2.13, 2.14 and 2.15, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.6, and (c) increased (or replaced) as provided under Section 2.24. The initial amount of each Lender’s Revolving Commitment as of the Second Amendment Effective Date is set forth on Appendix A-4, or in the Assignment Agreement or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Commitment (or Incremental Revolving Commitment), as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the Second Amendment Effective Date is $1,150,000,000. On the Second Amendment Effective Date, there is only one Class of Revolving Commitments. After the Second Amendment Effective Date, additional Classes of Revolving Commitments may be added or created pursuant to Extension Agreements and Refinancing Amendments.
“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
“Revolving Facility” means the Revolving Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class.
“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Revolving Facility in effect on the Second Amendment Effective Date, September 19, 2020 and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Agreement or Refinancing Amendment.
“Revolving Facility Percentage” means, with respect to any Revolving Lender of any Class, the percentage of the total Revolving Commitments of such Class represented by such Lender’s Revolving Commitment of such Class. If the Revolving Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 10.6.
“Revolving Lender” means a Lender (including an Incremental Revolving Lender) with a Revolving Commitment or with outstanding Revolving Loans.
“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.2(a). Unless the context otherwise requires, the term “Revolving Loans” shall include Extended Revolving Loans and Replacement Revolving Loans.
“Revolving Loan Note” means a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.
Credit and Guaranty Agreement

“Revolving Yield Differential” as defined in Section 2.24(b)(vi).
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by Borrower with the written consent of Administrative Agent (such consent not to be unreasonably withheld).
“Sands Expo” means Sands Expo & Convention Center, Inc., a Nevada corporation.
“Sands FinCo” means the Subsidiary of LVSC which the Borrower has designated to the Administrative Agent as “Sands FinCo”, which, as of the Closing Date, is Sands IP Asset Management B.V.
“Scotiabank” as defined in the preamble hereto.
“SECC” means the exposition, convention and meeting facilities commonly known as the Sands Expo and Convention Center.
“SECC Phase II Project” means any exposition, convention and meeting facilities developed and constructed on the Central Park West Site or any other development or use of the Central Park West Site for Borrower’s benefit.
“Second Amendment” means the Second Amendment, dated as of [__], 2016, among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Administrative Agent, and the other parties thereto.
“Second Amendment Effective Date” means the “Second Amendment Effective Date” as defined in the Second Amendment.
“Secured Cash Management Services Obligations” means the due and punctual payment of any and all obligations of the Credit Parties in connection with Cash Management Services that are (a) owed on the Closing Date to a person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (b) owed to a person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such obligations are incurred.
“Secured Obligations” means (i) the Obligations, (ii) the payment and performance of all obligations of each Credit Party under each Rate Protection Agreement and (iii) the Secured Cash Management Services Obligations.
“Secured Parties” has the meaning assigned to the term “Credit Secured Parties” in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
Credit and Guaranty Agreement

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Second Amended and Restated Security Agreement to be executed by Borrower and each Grantor substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time.
“Senior Managing Agents” as defined in the preamble.
“Settlement Confirmation” as defined in Section 10.6(c).
“Settlement Service” as defined in Section 10.6(d).
“Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by Adelson, his Affiliates and/or his Related Parties that has a maturity date after the latest Term Facility Maturity Date, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
“Significant Asset Sale” means any Asset Sale described in clause (a) or (b) of the definition of the term “Asset Sale” for aggregate consideration in excess of the greater of (x) 2.70% of Consolidated Total Assets and (y) $100,000,000.
“Site Easement” means any easement appurtenant, easement in gross, license agreement and other right running for the benefit of Borrower, the Venetian Facility, the Palazzo Project, the HVAC Component or appurtenant to the Palazzo Site and/or the Venetian Site which benefits or burdens the Resort Complex, including those certain easements and licenses described in the Mortgage Policies.
“Solvent” means, with respect to the Credit Parties on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ present assets; (b) the Credit Parties’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified FF&E” means any furniture, fixtures, equipment and other personal property that is financed or refinanced in full with the proceeds from an FF&E Facility (other than temporary funding with the proceeds of Loans hereunder or Cash on hand, and in the case of Loans, only once such Loans have been reimbursed with proceeds of loans under the relevant FF&E Facility, and other than costs related to transportation, installation and sales taxes), including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses), warranties, guarantees, service contracts and related rights and interests covering
Credit and Guaranty Agreement

all or any portion of such property; and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion.
“Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) Indebtedness of Borrower or a Restricted Subsidiary in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of Borrower or a Restricted Subsidiary, (c) the obligations of third party insurers of Borrower or a Restricted Subsidiary arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of Borrower or with respect to the Harrah’s Shared Roadway Agreement, (e) performance, payment, deposit or surety obligations of Borrower or a Restricted Subsidiary, in any case, if required by Legal Requirements (including if required by any Governmental Authority or otherwise necessary in order to obtain any Permit related to the Palazzo Project) or in accordance with custom and practice in the industry, (0 Legal Requirements in connection with the development of the Palazzo Project and (g) general corporate purposes of the Credit Parties; provided that Standby Letters of Credit may not be issued for the purpose of supporting any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of Bankruptcy Code).
“Subordination, Non-Disturbance and Attornment Agreement” means any subordination, non-disturbance and attornment agreement substantially in the form of Exhibit O, or such other form as is reasonably agreed by the Administrative Agent, delivered pursuant hereto.
“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
“Substitute Lender” is defined in Section 10.25(a).
“Supplier Joint Venture” means any Person that supplies or provides materials or services to a Credit Party or any contractor in the Resort Complex and in which a Credit Party has Investments.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section la(47) of the Commodity Exchange Act.
“Swing Line Exposure” means at any time the aggregate principal amount of all outstanding Swing Line Loans at such time. The Swing Line Exposure of any Revolving Lender at any time means its applicable Revolving Facility Percentage of the aggregate Swing Line Exposure at such time.
“Swing Line Lender” means Scotiabank, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
Credit and Guaranty Agreement

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
“Swing Line Note” means a promissory note in the form of Exhibit H-3, as it may be amended, supplemented or otherwise modified from time to time.
“Swing Line Sublimit” means the lesser of (i) $100,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
“Syndication Agents” as defined in the preamble hereto.
“Tax” or “Taxes” means any and all present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature or other similar charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of January 1, 2010, by and among LVSC, Borrower, and certain other subsidiaries of Borrower solely as in effect on the Closing Date, and as thereafter amended (i) with the consent of the Administrative Agent (such consent not to be unreasonably withheld) or (ii) to make any change so long as the amount of money to be distributed by any Credit Party thereunder to LVSC or any other party thereto that is not a Credit Party is not increased as a result of such amendment.
“Term B Facility” means the Term B Loan Commitments and the Term B Loans made hereunder.
“Term B Facility Maturity Date” means December 19, 2020.
“Term B Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term B Loans hereunder. The aggregate amount of the Term B Loan Commitments as of the Closing Date is $2,250,000,000.
“Term B Loans” mean (a) the term loans made by the Lenders to the Borrower pursuant to Section 2.1(a), and (b) any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.1(b).
“Term Facility” means the Term B Facility and/or any or all of the Incremental Term Facilities.
“Term Facility Maturity Date” means, as the context may require, (a) with respect to the Term B Facility in effect on the Closing Date, the Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.
“Term Loan” means a Term B Loan and/or an Incremental Term Loan.
“Term Loan Commitment” means the commitment of a Lender to make Term Loans, including Term B Loans and/or Other Term Loans.
“Term Yield Differential” shall have the meaning assigned to such term in Section 2.24(b)(v).
Credit and Guaranty Agreement

“Terminated Lender” as defined in Section 2.23.
“Theater Lease” means the Lease between VCR and Grand Canal, dated as of May 17, 2004, with respect to the lease of certain showroom space to VCR.
“Title Company” means First American Title Insurance Company or an Affiliate thereof and/or one or more other title insurance companies reasonably satisfactory to the Administrative Agent.
“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.
“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
“VCR” means Venetian Casino Resort, LLC, a Nevada limited liability company.
“Venetian Facility” means The Venetian Resort Hotel Casino, a Venetian-themed resort hotel, casino, retail, meeting and entertainment complex located at 3355 Las Vegas Boulevard South, Clark County, Nevada (excluding the SECC and the SECC Phase II Project).
“Venetian Site” means the land on which the Venetian Facility is constructed.
“Walgreens’ Access Easement” means the Amended and Restated Parking and Access Agreement, dated as of January 12, 2007, by and among VCR, LCR, and CAP II-Buccaneer, LLC.
“Walgreens’ CC&R’s” means the Amended and Restated Declaration of Covenants, Conditions and Restrictions and Reservations of Easements, dated as of January 12, 2007, by CAP II-Buccaneer, LLC.
“Walgreens’ Documents” means the JDA, the Walgreens’ CC&R’s and the Walgreens’ Access Easement.
“Walgreens’ Lease” means that certain Commercial Lease dated as of March 1, 2004 between the Phase II Mall Subsidiary (as assignee of LCR) and Cap II—Buccaneer, LLC, a New Mexico limited liability company, as amended as of September 30, 2004, as of January 12, 2007 and as of February 28, 2008.
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“Walgreens’ Sale and Purchase Agreement” means the Agreement of Sale and Purchase, dated as of May 2, 2006, by and between CAP II-Buccaneer, LLC, and LVSC.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Domestic Subsidiary” means a Wholly Owned Subsidiary that is also a Domestic Subsidiary.
“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.
“Withdrawal Period” as defined in Section 10.25(b).
1.2.            Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements, to the extent such principles and policies have not changed, or such principles and policies remain in effect at the time of calculation in accordance with the next sentence. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in Section 4.7. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with the other Credit Parties and shall not include any Excluded Subsidiary; provided that the parties acknowledge such definition of “consolidated” is not in accordance with GAAP to the extent Excluded Subsidiaries are not consolidated with such Person. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an Operating Lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Credit Document as a result of such changes in GAAP.
1.3.            Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or
Credit and Guaranty Agreement

matter. References to any agreement or document shall include such agreement or document as amended, restated, supplemented, or otherwise modified from time to time, except where specifically noted to be solely as of a specific date, and except as amended in violation of this Agreement. The terms lease and license shall include sub-lease and sub-license, as applicable. Any reference to a Person party to any document shall include a successor in interest to such Person and such Person’s assigns, unless the succession of such Person or the assignment to such Person is not permitted hereunder.
1.4.            Pro Forma Calculations. With respect to any period of four consecutive Fiscal Quarters during which Borrower or any Credit Party consummate a Permitted Acquisition or Significant Asset Sale, the Consolidated Leverage Ratio, the Consolidated Senior Leverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Significant Asset Sale (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition or Significant Asset Sale; provided that all such adjustments shall be set forth in a reasonably detailed Officer’s Certificate of Borrower and, in the case of clause (b), shall be in form and substance reasonably satisfactory to Administrative Agent), using, for purposes of making such calculations, the historical financial statements of Borrower and the Credit Parties which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions and Significant Asset Sales that have been consummated during the period, had been consummated on the first day of such period.
SECTION 2.  LOANS AND LETTERS OF CREDIT
2.1.           Term Loans.
(a)             Term B Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Term B Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Term B Loan Commitment. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to Term B Loans shall be paid in full no later than the Term B Facility Maturity Date.
(b)             Incremental Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans in Dollars to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to Incremental Term Loans shall be paid in full no later than the applicable Term Facility Maturity Date.
(c)             Reborrowing. Amounts of Term B Loans borrowed under Section 2.1(a) or Section 2.1(b) that are repaid or prepaid may not be reborrowed.
2.2.           Revolving Loans.
(a)              Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment under the applicable Class or (ii) the Revolving Exposure of such Class exceeding the total Revolving Facility Commitments of such Class.
Credit and Guaranty Agreement

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All Revolving Loans and all other amounts owed hereunder with respect to the applicable Revolving Loans and the applicable Revolving Commitments shall be paid in full no later than the applicable Revolving Facility Maturity Date.
(b)             Borrowing Mechanics for Revolving Loans.
                              (i)       Except pursuant to Sections 2.3(b)(iv) and 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
                              (ii)      Whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 2:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent hereunder) in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date (or such shorter time as is agreed to by the Administrative Agent hereunder) in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.
                              (iii)     Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) and, in any event, no later than 4:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Borrower.
                              (iv)     Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
2.3.           Swing Line Loans.
(a)             Swing Line Loans Commitments. Prior to the expiration of the Availability Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed prior to the expiration of the Availability Period. Swing
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Line Lender’s Revolving Commitment shall expire upon the expiration of the Availability Period and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
(b)             Borrowing Mechanics for Swing Line Loans.
  (i)       Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
                              (ii)      Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 2:00 p.m. (New York City time) on the proposed Credit Date.
                              (iii)     Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.
                              (iv)     With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by
Credit and Guaranty Agreement

assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
                              (v)      If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
                              (vi)     Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Potential Event of Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default or (B) at a time when any Fronting Exposure exists unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
2.4.            Issuance of Letters of Credit and Purchase of Participations Therein.
(a)              Letters of Credit. Prior to the expiration of the Availability Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit
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in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (1) the expiration of the Availability Period and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (y) be issued if such Commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any reason or for no reason for any such additional period; provided, in the event any Fronting Exposure exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage. On the Closing Date, each Existing Letter of Credit will be deemed a Letter of Credit hereunder.
(b)             Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, Borrower shall deliver to Administrative Agent an Issuance Notice no later than 2:00 p.m. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, and (vi) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Bank to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 a.m. (in the time zone of such office of the Issuing Bank) on such business day. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e). Borrower shall notify the applicable Issuing Bank (and the Administrative Agent, if Administrative Agent is not such Issuing Bank) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Borrower shall be deemed to have recertified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Issuance Notice.
Credit and Guaranty Agreement

(c)              Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
(d)             Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the second Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights
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it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
(e)              Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
(f)               Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact
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 that an Event of Default or a Potential Event of Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
(g)             Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
2.5.           Pro Rata Shares; Availability of Funds.
(a)              Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
(b)             Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.6.            Use of Proceeds. The proceeds of the Term Loans, Revolving Loans, Swing Line Loans and Letters of Credit shall be applied by Borrower to repay amounts outstanding under the Existing Credit Agreement (or, with respect to the Initial Revolving Loans, to repay Existing Revolving Loans (as defined in the Second Amendment)), for working capital and general corporate purposes of Borrower and its Affiliates, including Investments (including Investments in Excluded Subsidiaries and Affiliates to fund costs of development projects undertaken by such Excluded Subsidiaries and Affiliates) permitted hereunder, Restricted Payments permitted hereunder for corporate overhead expenses or
Credit and Guaranty Agreement

permitted to be made in lieu of certain Investments, and to finance fees and expenses incurred in connection with this Agreement and the other Credit Documents. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
2.7.            Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)              Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)             Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans (and any cancellations of Term Loans pursuant to and in accordance with the terms and conditions of Section 10.6(j)), and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Scotiabank to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Scotiabank serves in such capacity, Scotiabank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(c)              Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term B Loan, Other Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
2.8.           Interest on Loans.
(a)              Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
              (i)       in the case of Revolving Loans:
 (1)       if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
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 (2)       if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
  (ii)      in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
  (iii)     in the case of Term B Loans and Other Term Loans:
             (1)       if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
             (2)       if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin per annum.
(b)             The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
(c)              In connection with Eurodollar Rate Loans there shall be no more than fifteen Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.
(d)             Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
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(e)              Except as otherwise set forth herein, interest on each Loan (i) with respect to Loans, shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such Interest Payment Date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iv) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
(f)               Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans made ratably by the Lenders with Revolving Commitments, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans made ratably by the Revolving Lenders.
(g)             Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.
2.9.           Conversion/Continuation.
(a)              Subject to Section 2.18, Borrower shall have the option:
                              (i)       to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
                              (ii)      upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
Credit and Guaranty Agreement

(b)             Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, if the Requisite Lenders request in writing, that no Potential Event of Default or Event of Default has occurred and is continuing. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.9(b), and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.
2.10.         Default Interest. The principal amount of all overdue principal and, to the extent permitted by applicable law, any interest payments thereon or any past due fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Initial Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for the applicable Base Rate Loan. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
2.11.         Fees.
(a)              Borrower agrees to pay to Lenders (in the case of any Defaulting Lender, subject to the provisions of Section 2.22(a)(iii)) having Revolving Exposure:
                              (i)       commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (B) the Applicable Revolving Commitment Fee Percentage; and
                              (ii)      letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
Credit and Guaranty Agreement

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof (using the Applicable Revolving Commitment Fee Percentage and Applicable Margin appropriate to the Class of Revolving Commitment of each Revolving Lender).
(b)             Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
                              (i)       a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
                              (ii)      such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
(c)             [Intentionally Omitted]
(d)             All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Availability Period, commencing on the first such date to occur after the Closing Date.
(e)              Borrower agrees to pay to Administrative Agent an annual administrative fee in the amount and at the times set forth in the Administrative Agent Fee Letter.
(f)               In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
2.12.         Scheduled Payments/Commitment Reductions.
(a)              Term B Loans shall be amortized by 0.25% per Fiscal Quarter commencing with the Fiscal Quarter ended March 31, 2014 through the Term B Facility Maturity Date (with each amortization payment due on a Quarterly Date), with the remaining balance due on the Term B Facility Maturity Date.
In the event any Other Term Loans are made, such Other Term Loans shall be repaid on each installment date as set forth in the applicable Incremental Assumption Agreement.
(b)             Impact of Prepayments. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term B Loans and the Other Term Loans, as the case may be, as provided in Sections 2.15(a) and (b), as applicable; and (y) the Term B Loans and the Other Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Facility Maturity Date.
(c)              Impact of Cancellations. Notwithstanding the foregoing, with respect to any Term Loans which are cancelled pursuant to and in accordance with Section 10.6(j), the amount of the remaining balance due on the applicable Term Facility Maturity Date shall be reduced by the aggregate stated principal amount of such cancelled Term B Loans or Other Term Loans, respectively; provided that
Credit and Guaranty Agreement

in no event shall the remaining balance due on the applicable Term Facility Maturity Date exceed the aggregate stated principal amount of the Term B Loans or the applicable Other Term Loans, respectively, then outstanding.
2.13.        Voluntary Prepayments/Commitment Reductions.
(a)              Voluntary Prepayments.
                                              (i)       Any time and from time to time:
(1)
with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(2)
with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(3)
with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.

      (ii)      All such prepayments shall be made without premium or penalty (except as set forth in clause (c) below):

(1)	upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(2)	upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3)	upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case, given to Administrative Agent or Swing Line Lender, as the case may be, by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is in connection with a refinancing of the Loans or other transaction in which case such notice may be conditioned on consummation of such refinancing or other transaction. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)             Voluntary Commitment Reductions.

  (i)       Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or
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telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of such Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
  (ii)      Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof (unless such notice is in connection with a refinancing of the Loans or other transaction in which case such notice may be conditioned on consummation of such refinancing or other transaction). Notwithstanding the foregoing, Borrower may elect to reduce or terminate any Class of Revolving Commitments (and prepay Revolving Exposure associated therewith) without reducing or terminating Revolving Commitments of any other Class.
(c)              In the event that, on or prior to the six month anniversary of the Closing Date, the Borrower shall (x) make a prepayment of the Term B Loans pursuant to Section 2.13(a) with the proceeds of any new or replacement tranche of term loans that have an All-In Yield that is less than the All-In Yield of such Term B Loans or (y) effect any amendment to this Agreement which reduces the All-In Yield of the Term B Loans (or any mandatory assignment under Section 2.23 by a Non-Consenting Lender shall have been made in connection therewith), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans for which the All-In Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be.
2.14.         Mandatory Prepayments/Commitment Reductions.
(a)              Asset Sales. No later than the fifth Business Day following the date of receipt by the Credit Parties of any Net Asset Sale Proceeds (other than Net Asset Sale Proceeds in respect of Asset Sales permitted by Section 6.7 (excluding clauses (d) and (r) thereof), Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of the other Credit Parties, to invest (or commit to invest, pursuant to a binding contractual agreement that contemplates the consummation of such investment within 15 months of such receipt) such Net Asset Sale Proceeds within 365 days of receipt thereof in assets of the general type used or useful in the business of the Credit Parties. Notwithstanding the foregoing, the Credit Parties may use a portion of such Net Asset Sale Proceeds to prepay or repurchase New Senior Notes and other Indebtedness of the Credit Parties that ranks pari passu in right of security with the Loans (“Pari Passu Indebtedness”) to the extent the indenture or other agreement therefor requires the Credit Parties to prepay or make an offer to purchase such Pari Passu Indebtedness with the proceeds of such Asset Sale, in each case in an amount not to exceed the product of (x) the amount of such Net Asset Sale Proceeds multiplied by (y) a fraction, the numerator of which is the aggregate outstanding principal amount of the Pan Passu Indebtedness with respect to which such a requirement to prepay or make an offer to purchase
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exists and the denominator of which is the sum of the outstanding principal amount of such Pari Passu Indebtedness and the outstanding principal amount of Loans on the date of such prepayment.
(b)             Insurance/Condemnation Proceeds. Subject to the Cooperation Agreement, no later than the fifth Business Day following the date of receipt by the Credit Parties, or Administrative Agent as loss payee, of any Net Loss Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.15(b) in an aggregate amount equal to such Net Loss Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries that are Guarantors to invest (or commit to invest) such Net Loss Proceeds within 365 days of receipt thereof in assets of the general type used or useful in the business of the Credit Parties, which investment may include the repair, restoration or replacement of the applicable assets thereof. Notwithstanding the foregoing, the Credit Parties may use a portion of such Net Loss Proceeds to prepay or repurchase Pan Passu Indebtedness to the extent the indenture or other agreement therefor requires the Credit Parties to prepay or make an offer to purchase such Pari Passu Indebtedness with such Net Loss Proceeds, in each case in an amount not to exceed the product of (x) the amount of such Net Loss Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Pari Passu Indebtedness with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Pari Passu Indebtedness and the outstanding principal amount of Loans on the date of such prepayment.
(c)         Issuance of Debt. On the fifth Business Day following receipt by the Credit Parties of any Cash proceeds from the incurrence of any Indebtedness of any Credit Parties (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 (other than Section 6.1(s)) (or, with respect to clause (ii) below, as promptly as practicable thereafter), Borrower shall use an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable and documented costs and expenses associated therewith, including reasonable legal fees and expenses (such amount being the “Net Debt Proceeds”) (i) to prepay the Loans and/or permanently reduce the Revolving Commitments as set forth in Section 2.15(b), and/or (ii) repay, redeem, purchase or defease any LVSC Debt that is guaranteed by the Credit Parties.
(d)             Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
(e)              Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(c), Borrower shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds or Net Debt Proceeds, as the case may be, that gave rise to such prepayment. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
(f)               Drawings on Conforming L/Cs. In the event that any Conforming L/C Draw Event shall have occurred, Administrative Agent may draw down on each outstanding Conforming L/C in its entirety. For the avoidance of doubt, a Conforming L/C Draw Event shall be in addition to any Event of Default described in Section 8 that may have occurred and be continuing, and (i) Administrative Agent
Credit and Guaranty Agreement

shall not be required to exercise any rights or remedy under Section 8 in order to draw on the Conforming L/Cs and (ii) any drawing on a Conforming L/C shall not be deemed to be a waiver of any Event of Default. Notwithstanding the foregoing, at the request of Borrower, Administrative Agent shall release any Conforming L/C or a portion thereof in its possession to Borrower, provided that each of the following conditions shall have been satisfied: (i) no Conforming L/C Draw Event shall have occurred and be continuing, (ii) Borrower shall at such time be in compliance with Section 6.6 and shall have been in compliance therewith for the preceding four consecutive quarters (without giving effect to any such Conforming L/C or a portion thereof or any substitute cash equity contribution by Adelson or his Affiliates), (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing and (iv) since the last day of the preceding calendar year, no event or change shall have occurred that caused, in any case or in the aggregate, a Material Adverse Effect.
2.15.       Application of Prepayments/Reductions.
(a)              Application of Voluntary Prepayments by Type of Loans.
Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, any prepayment of Term Loans shall be allocated to the Term Loans on a pro rata basis or, at the option of Borrower, allocated to the Term B Loans on a pro rata basis (in each case in accordance with the respective outstanding principal amounts thereof), and applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term B Loans or the Other Term Loans, as the case maybe.
(b)             Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(c) shall be applied as follows:
 first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to the remaining scheduled Installments of principal of the Term Loans; provided, that Borrower may elect to apply prepayments required by Section 2.14(c) first, to prepay Term B Loans on a pro rata basis before prepaying Other Term Loans;
second, to prepay the Swing Line Loans to the full extent thereof; third, to prepay the Revolving Loans to the full extent thereof;
 fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and
 fifth, to cash collateralize Letters of Credit.
(c)              The Borrower shall be required to apply all PA Subsidiary Net Asset Sale Proceeds received, directly or indirectly, by any Credit Party first to repay in full all amounts outstanding under the PA Investment Note owed by the PA Subsidiaries and second, up to an aggregate amount of $500,000,000, to prepay (with the proceeds received from the repayment of the PA Investment Note or otherwise) and permanently reduce the Revolving Commitments, in each case, within five Business Days of the receipt thereof
(d)             Application of Prepayments of Loans to Base Rate Loans and Eurodollar  Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in
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each case, in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).
2.16.       General Provisions Regarding Payments.
(a)              All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
(b)             All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)              Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.
(d)             Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)             Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
(f)               Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose); provided that with respect to fees and expenses, the Administrative Agent has delivered to Borrower an invoice setting forth the amounts due in reasonable detail, and Borrower has not paid such amounts within three Business Days.
(g)             Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Potential Event of Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such
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payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
(h)             If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Secured Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Security Agreement.
3.17.         Ratable Sharing. Lenders hereby agree among themselves that, unless otherwise provided in the Collateral Documents or Section 2.18, 2.19 or 2.20 hereof with respect to amounts realized from the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; provided, further, that the provisions of this Section 2.17 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit to any assignee or participant in any drawing under a Letter of Credit. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
2.18.       Making or Maintaining Eurodollar Rate Loans.
(a)              Determining Applicable Interest Rate. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by
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telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be a request for the making of, conversion to, or continuation of the applicable Loans as Base Rate Loans.
(b)             Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
(c)              Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive and binding absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits or margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/ Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the
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last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense or liability occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence.
(d)             Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)              Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
2.19.       Increased Costs; Capital Adequacy.
(a)              Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case, that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other Governmental Authority or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) or the Administrative Agent to any additional Tax (other than (A) Indemnified Taxes and Other Taxes that are indemnified under Section 2.20 and (B) Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender or the Administrative Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or
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otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender or the Administrative Lender, as applicable for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense, liability, additional Tax or increased cost occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.
(b)             Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, Borrower shall not be required to compensate a Lender for any amount under this paragraph if the event (or change in law or regulation or other action) giving rise to such loss, expense or liability occurred more than 180 days prior to the date such Lender submits the statement referred to in the preceding sentence. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.
2.20.       Taxes; Withholding, etc.
(a)              Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid
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free and clear of, and without any deduction or withholding on account of, any Tax other than (i) net income taxes, franchise taxes (imposed in lieu of net income taxes) and U.S. federal backup withholding taxes, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, secured or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, this Agreement or any other Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) any branch profits taxes or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any taxes that are attributable to the applicable Lender’s failure to comply with the requirements of Section 2.20(c), (iv) in the case of any Non-US Lender, any U.S. federal withholding taxes resulting from any law in effect (including FATCA) on the date such Non-US Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment (other than pursuant to an assignment request by the Borrower under Section 2.23), to receive additional amounts from Borrower with respect to such non excluded Taxes pursuant to this Section 2.20 (such excluded taxes hereinafter referred to as “Excluded Taxes”), or (v) any taxes that are imposed as a result of any event occurring after the Lender becomes a Lender other than a change in any applicable law, treaty or governmental rule, regulation or order or any change in the interpretation, administration or application thereof.
(b)             Withholding of Taxes. If any Credit Party, the Administrative Agent or any other Person is required by law to make any deduction or withholding on account of any such Tax other than an Excluded Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents (such Person, the “Withholding Agent”), then: (i) the applicable Withholding Agent shall make such deduction or withholding; (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the applicable law; and (iii) the sum payable by the applicable Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or any Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.
(c)              Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to Administrative Agent a copy of the receipt or other evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(d)             Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with the applicable law any Other Taxes.
(e)              Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
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(f)               [Reserved].
(g)             Status of Lenders.
  (i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation (including any specific documents required below in clause (g)(ii)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(d)(ii)(1), (d)(ii)(2) and (d)(ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this clause (g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
  (ii)      Without limiting the generality of the foregoing,
(1)
each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)
each Non-U.S. Lender shall deliver to the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

A.	executed originals of IRS Form W-8BEN claiming the benefits of an income tax treaty to which the United States is a party;

B.	executed originals of IRS Form W-8ECI;

Credit and Guaranty Agreement

C.	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3 or Exhibit B-4, as appropriate, to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
D.	to the extent a Non-U.S. Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(3)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Holder becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of the Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)	If a payment made to any Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such
Credit and Guaranty Agreement

documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.20(g)(ii)(4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)             Treatment of Certain Refunds. If a Lender or the Administrative Agent receives a refund that it determines in its sole discretion is in respect of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to Section 2.20(b), it shall within 30 days from the date of such receipt pay over the amount of such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.20 with respect to Taxes giving rise to such refund) net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that Borrower, upon request of the Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalty, interest or other charges imposed by the relevant taxing authority) to the Administrative Agent or any Lender in the event the Administrative Agent or such Lender is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or other information relating to its Taxes which it deems confidential) to Borrower or any other Person.
(i)              Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the this Agreement and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(j)               Issuing Banks and Swing Line Lenders. For the avoidance of doubt, the term “Lender,” for purposes of this Section 2.20, shall include the Issuing Bank and any Swing Line Lender.
2.21.        Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all
Credit and Guaranty Agreement

incremental expenses incurred by such Lender as a direct result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error. Each Lender and Issuing Bank agrees that it will not request compensation under Sections 2.18, 2.19 or 2.20 unless such Lender or Issuing Bank requests compensation from borrowers under other lending arrangements with such Lender or Issuing Bank who are similarly situated.
2.22.        Defaulting Lenders.
(a)             Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
                              (i)           Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Requisite Lenders”.
                              (ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Lender hereunder, third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender to the Issuing Bank hereunder, fourth, as the Borrower may request (so long as no Potential Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Potential Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
                             (iii)         Certain Fees.
Credit and Guaranty Agreement

(1)	No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.11(a)(i) for any period during which that Lender is a Defaulting Lender.
(2)	Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided cash collateral.
(3)	With respect to any such commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
                              (iv)       Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.   Subject to Section 10.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
                              (v)         Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) the Swing Line Lender or the Issuing Bank, as applicable (with a copy to the Administrative Agent), (x)first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, cash collateralize the Issuing Bank’s Fronting Exposure.
(b)             Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving

Credit and Guaranty Agreement

Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)             New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.23.        Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) such Lender shall remain a Defaulting Lender, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of the Requisite Lenders or a majority of the applicable class of Lenders or affected Lenders, as the case may be, shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (b) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (c) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender and such assignment (together with any other assignments pursuant to this Section 2.23 or otherwise) will result in the applicable amendment, modification, termination, waiver or consent being approved; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving

Credit and Guaranty Agreement

Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
2.24.        Incremental Commitments; Commitment Extensions; Refinancing Indebtedness.
(a)             The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Commitments (in the form of an increase in the aggregate principal amount of Initial Revolving Commitments), as applicable, in an amount not to exceed the Incremental Amount at the time such Incremental Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 10.6, the Issuing Bank and the Swing Line Lender (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Lender is a Revolving Lender or an Affiliate of a Revolving Lender; provided further that commitments to make additional Revolving Loans are on the same terms as any Class of Revolving Loans. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $100,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Commitments are requested to become effective and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to Term B Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term B Loans (“Other Term Loans”).
(b)             The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Commitments; provided that:
      (i)           any commitments to make additional Term B Loans and/or additional Initial Revolving Loans shall have the same terms as the Term B Loans or Initial Revolving Loans, respectively,
      (ii)         the Other Term Loans shall rank pari passu or, at the option of the Borrower, junior in right of security with the Term B Loans or shall be unsecured (provided that (X) if such Other Term Loans rank junior in right of security with the Term B Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (v) below and (Y) if such Other Term Loans are unsecured, such Other Term Loans shall be subject to a subordination agreement the terms of which are consistent with market terms governing subordination arrangements for loans that are unsecured at the time such subordination agreement is proposed to be established, as determined
Credit and Guaranty Agreement

by the Administrative Agent in the reasonable exercise of its judgment, and, for the avoidance of doubt, shall not be subject to clause (v) below),
      (iii)        the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security, shall have (x) substantially the same terms as the Term B Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,
      (iv)        the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,
      (v)         with respect to any Other Term Loan that ranks pari passu in right of security with the Term B Loans, the All-In Yield shall be the same as that applicable to the Term B Loans on the Closing Date, except that the All-In Yield in respect of any such Other Term Loan may exceed the All-In Yield in respect of such Term B Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-In Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted Eurodollar Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term B Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Term Loans prior to any increase in the Applicable Margin applicable to such Term B Loans then outstanding;
      (vi)       with respect to Incremental Revolving Loans, the All-In Yield of such Incremental Revolving Loans shall be the same as that applicable to the Initial Revolving Loans on the Second Amendment Effective Date, except that the All-In Yield in respect of any such Incremental Revolving Loans may exceed the All-In Yield in respect of such Initial Revolving Loans on the Second Amendment Effective Date by no more than 0.50%, or if it does so exceed such All-In Yield (such difference, the “Revolving Yield Differential”) then the Applicable Margin applicable to such Initial Revolving Loans shall be increased such that after giving effect to such increase, the Revolving Yield Differential shall not exceed 0.50%;
      (vii)      the Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder; and
      (viii)    there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Commitments that is not a Credit Party.
Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Commitments evidenced thereby as provided for in Section 10.5(e). Any amendment to this Agreement or any other Credit Document that is necessary to effect the provisions of this Section 2.24 and any such collateral and other documentation shall be deemed “Credit
Credit and Guaranty Agreement

Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(c)             Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in Section 3.2(a)(iii) shall be satisfied and the Administrative Agent shall have received an Officer’s Certificate to that effect dated such date and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 3.1 and such additional customary documents and filings (including amendments to the Deeds of Trust and other Collateral Documents and title endorsement bringdowns) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans and/or Revolving Loans in respect of Incremental Revolving Commitments are, if applicable, secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Loans.
(d)             Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of Incremental Revolving Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis. The Borrower agrees that Section 2.18(c) shall apply to any conversion of Eurodollar Rate Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.
(e)             Notwithstanding anything to the contrary in this Agreement, including Section 2.17 (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.24), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Revolving Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by an agreement extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or extending an existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment”) (an “Extension Agreement”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that
Credit and Guaranty Agreement

the Extended Term Loan shall be made, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).
(f)              The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Extension Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender. Each Extension Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided, that (x) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such Extension and (y) (i) except as to interest rates, fees, any other pricing terms, amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have (x) the same terms as an existing Class of Revolving Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent, (v) the final maturity date of any Extended Revolving Loans shall be no earlier than the latest Revolving Facility Maturity Date in effect on the date of incurrence and (vi) any Extended Term Loans and/or Extended Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder. Upon the effectiveness of any Extension Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby as provided for in Section 10.5(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Agreement with respect to any Extended Revolving Commitments, and with the consent of the Swing Line Lender and the Issuing Bank, participations in Swing Line Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Commitments in the manner specified in such Extension Agreement, including upon effectiveness of such Extended Revolving Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.
(g)             Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment.
(h)             Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document (including without limitation this Section 2.24), (i) the aggregate amount of Extended Term Loans and Extended Revolving Commitments will not be included in the calculation of the Incremental Amount, (ii) the Extended Term Loans and Extended Revolving Commitments being requested shall be in minimum increments of $5,000,000 and a minimum amount of $100,000,000, or, in each case, such lesser amount approved by the Administrative Agent) (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iv) there shall be no
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condition to any Extension of any Loan or Commitment at any time or from time to time other than as specified in clause (f)(x) above and notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Credit Parties under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Credit Parties under this Agreement and the other Credit Documents, (vi) neither the Issuing Bank nor the Swing Line Lender shall be obligated to provide Swing Line Loans or issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Commitments that is not a Credit Party.
(i)               Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
(j)               Notwithstanding anything to the contrary in this Agreement, including Section 2.17 (which provisions shall not be applicable to the establishment of Refinancing Term Loans pursuant to clauses (j) through (o) of this Section 2.24), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”) pursuant to an amendment (a “Refinancing Amendment”), the Net Debt Proceeds of which are used to refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:
      (i)           before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 3.1 shall be satisfied to the extent required by the relevant Refinancing Amendment governing such Refinancing Term Loans;
      (ii)         the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;
      (iii)        the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;
      (iv)       the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees and expenses (including original issue discount) and accrued interest associated therewith;
      (v)         all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans (except to the extent such covenants and other terms apply solely to any period after the Term B Facility
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Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith. In addition, notwithstanding the foregoing, the Borrower may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Commitment (regardless of whether Revolving Loans are outstanding under such Revolving Commitments at the time of incurrence of such Refinancing Term Loans), so long as (i) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Commitments terminated at the time of incurrence thereof, (ii) if the Revolving Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Commitments outstanding in each case after giving effect to the termination of such Revolving Commitments, the Borrower shall take one or more actions such that such Revolving Exposure does not exceed such aggregate amount of Revolving Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Commitments being terminated and/or by any other person that would be a permitted assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Debt Proceeds hereunder), (iii) the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the remaining life to termination of the terminated Revolving Commitments, (iv) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Commitments and (v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans (except to the extent such covenants and other terms apply solely to any period after the Term B Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith;
      (vi)       (X) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to an existing Class of Term Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement and (Y) with respect to Refinancing Term Loans that are unsecured, such Refinancing Term Loans will be subject to a subordination agreement the terms of which are consistent with market terms governing subordination arrangements for loans that are unsecured at the time such subordination agreement is proposed to be established, as determined by the Administrative Agent in the reasonable exercise of its judgment;
      (vii)      there shall be no obligor in respect of such Refinancing Term Loans that is not a Credit Party; and
      (viii)    the Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any prepayment hereunder.
(k)             The Borrower may approach any Lender or any other person that would be a permitted assignee pursuant to Section 10.6 to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent
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provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.
(l)               Notwithstanding anything to the contrary in this Agreement, including Section 2.17 (which provisions shall not be applicable to clause (1) through (o) of this Section 2.24), the Borrower may by written notice to the Administrative Agent establish one or more additional Loan Facilities providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”) pursuant to a Refinancing Amendment, which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 3.2 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Replacement Revolving Commitments; (ii) after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) no Replacement Revolving Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Loan (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit and swing line commitment under such Replacement Revolving Loan, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank and replacement swing line lender, if any, under such Replacement Revolving Commitments) taken as a whole shall be substantially similar to, or not materially less favorable to the Lenders providing such Replacement Revolving Commitments than, those, taken as a whole, applicable to the Initial Revolving Loans (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); (v) there shall be no obligor in respect of such Replacement Revolving Loan that is not a Credit Party and (vi) the Replacement Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made. In addition, the Borrower may establish Replacement Revolving Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 3.2 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Commitments, (ii) the weighted average life to termination of such Replacement
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Revolving Commitments shall be not shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) the Replacement Revolving Loans are secured by Liens on Collateral on a pari passu basis with the Revolving Loans.
(m)            The Borrower may approach any Lender or any other person that would be a permitted assignee of a Revolving Commitment pursuant to Section 10.6 to provide all or a portion of the Replacement Revolving Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment. Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.
(n)             On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Commitments of such Class, at the principal amount thereof, such interests in the Replacement Revolving Loans and participations in Letters of Credit and Swing Line Loans under such Replacement Revolving Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Commitments.
(o)             Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document (including without limitation this Section 2.24), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Commitments will not be included in the calculation of the Incremental Amount, (ii) the Refinancing Term Loans and Replacement Revolving Commitments being requested shall be in minimum increments of $5,000,000 and a minimum amount of $100,000,000, or, in each case, such lesser amount approved by the Administrative Agent) (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Commitment at any time or from time to time other than those set forth in clauses (j) or (1) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Credit Documents or, if agreed by the Lender providing such Refinancing Term Loans or Replacement Revolving Commitments, on a junior basis or unsecured.
(p)             Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of Interest Periods with respect to Eurodollar Rate Loans upon the incurrence of any Incremental Term Loans or Incremental Revolving Loans, (x) to the extent the last date of Interest Periods for multiple Eurodollar Rate Borrowings under the Term Facilities fall on the same day, such Eurodollar Rate Borrowings shall be considered a single Eurodollar Rate Borrowing and (y) to the extent the last date of Interest Periods for multiple Eurodollar Rate Borrowings under the Revolving Facilities fall on the same day, such Eurodollar Rate Borrowings shall be considered a single Eurodollar Rate Borrowing and (ii) the initial Interest Period with respect to any Eurodollar Rate Borrowing of Incremental Term Loans or Incremental Revolving Loans may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted Eurodollar Rate with respect to such initial Interest Period shall be the same as the Adjusted Eurodollar Rate applicable to any then-outstanding Eurodollar Rate Borrowing as the Borrower may direct, so long as the last day of such initial
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Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurodollar Rate Borrowing.
SECTION 3.  CONDITIONS PRECEDENT
3.1.            Conditions to Effectiveness. The effectiveness of this amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 8 of the Amendment Agreement.
3.2.            Conditions to the Making of Loans.
(a)             Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
      (i)           Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, in each case signed by the chief executive officer, the principal financial officer, chief accounting officer, the president or the treasurer of Borrower or of the managing member of Borrower or by any executive officer or senior vice president of Borrower or managing member designated by any of the above-described officers on behalf of Borrower in a writing delivered to the Administrative Agent; provided, however, that the Administrative Agent may rely upon the direct telephonic notice (not a voicemail or message) from such authorized officer of Borrower to an authorized representative of the Administrative Agent, so long as written notice from such authorized officer of Borrower is received by Administrative Agent at least one Business Day prior to funding for Eurodollar Rate Loans and on the funding date prior to funding for Base Rate Loans;
      (ii)          after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
      (iii)        as of such Credit Date:
(1)	the representations and warranties contained herein and in the other Credit Documents shall be true, correct and complete in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;
(2)	no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Funding Notice that would constitute an Event of Default or a Potential Event of Default;
(3)	no order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Credit Date; and
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(4)	the Administrative Agent shall have received those documents, certificates and deliverables specified in Sections 8(i) and 9(a)-(e) of the Amendment Agreement required to be delivered as of such Credit Date.
(b)             Notices. Any Notice shall be executed by an authorized officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.
3.3.            Conditions to Letters of Credit. The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Bank is obligated to issue such Letter of Credit) on or after the Closing Date is subject to the following conditions precedent:
(a)             Issuance Notice. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 2.4(b), an originally executed Issuance Notice, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Borrower or the managing member of Borrower or by any executive officer of Borrower or managing member designated by any of the above-described officers on behalf of Borrower in a writing delivered to the Administrative Agent, together with all other information specified in Section 2.4(b) and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
(b)             Other Conditions Precedent. On the date of issuance of such Letter of Credit, all conditions precedent described in Section 3.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan.
SECTION 4.  REPRESENTATIONS AND WARRANTIES
In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:
4.1.            Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2.            Equity Interests and Ownership. The Equity Interests of Borrower and the Material Subsidiaries have been duly authorized and validly issued and (to the extent applicable under
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local law) are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of the Material Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of the Material Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of the Material Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of the Material Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of the Material Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in its respective Subsidiaries as of the Closing Date.
4.3.            Due Authorization. The execution and delivery of the Credit Documents and the performance of the obligations thereunder have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4.            No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of the Material Subsidiaries, any of the Organizational Documents of Borrower or any of the Material Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Borrower or any of the Material Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower or any of the Material Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any of the Material Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, and Liens permitted under Section 6.2(x) if not granted under the Collateral Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of the Material Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such violations, conflicts, breaches, defaults, approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
4.5.            Governmental Consents. Except as set forth on Schedule 4.5, execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
4.6.            Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7.            Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis and, to the extent expressly provided hereinabove, consolidating basis), of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis, and, to the extent expressly provided hereinabove, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such
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unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, except for obligations under the Operative Documents, Borrower does not (and will not following the funding of the initial Loans) have any contingent obligation, or contingent liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and the Restricted Subsidiaries taken as a whole.
4.8.            Projections. On and as of the Closing Date, the projections of Borrower and its Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2018 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.
4.9.            No Material Adverse Change. Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.10.        Adverse Proceedings, etc. As of the Closing Date, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.11.        Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Borrower required to be filed by it have been timely filed, and all material Taxes due and payable have been paid when due and payable other than any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of Borrower. Borrower has not received written notification of any proposed tax assessment against Borrower or any of its properties, other than any assessment that is being actively contested in good faith by appropriate proceedings and/or for which adequate reserves have been established in accordance with GAAP in Borrower’s books and records.
4.12.        Properties.
(a)             Title. The Credit Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 or in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. Except as permitted by this Agreement, all such properties and assets (or the interests or rights of the Credit Parties therein) are free and clear of Liens.
Credit and Guaranty Agreement

(b)            Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Material Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Material Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and except as set forth on Schedule 4.12, Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.13.         Environmental Matters. Neither Borrower nor any other Credit Party nor any PA Subsidiary nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Borrower’s and the Material Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of the Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the Material Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of the Material Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of the Material Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Credit Parties’ knowledge, no event or condition has occurred or is occurring with respect to Borrower or any of the Material Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
4.14.         No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained under the Credit Documents, any LVSC Debt Document with respect to LVSC Debt that is guaranteed by such Credit Party, any FF&E Facility Agreements, any documents related to LVSC Aircraft Financing to which such Credit Party is a party, or any of its other Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.15.         Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon or as could not reasonably be expected to have a Material Adverse Effect, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
Credit and Guaranty Agreement

4.16.         Governmental Regulation. Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur the Indebtedness contemplated hereby, as applicable, other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Secured Obligations unenforceable. Neither Borrower nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. Incurrence of the Secured Obligations under the Credit Documents and the other documents governing the same complies with all applicable provisions of the Nevada Gaming Laws.
4.17.         Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.
4.18.         Employee Matters. Neither Borrower nor any of the Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of the Material Subsidiaries, or to Borrower’s knowledge, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of the Material Subsidiaries or to Borrower’s knowledge, threatened against any of them, (b) to Borrower’s knowledge, no strike or work stoppage in existence or threatened involving Borrower or any of the Material Subsidiaries, and (c) to Borrower’s knowledge, no union representation question existing with respect to the employees of Borrower or any of the Material Subsidiaries and, to Borrower’s knowledge, no union organization activity that is taking place, except (with respect to any matter specified in clause (a) , (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.19.         Employee Benefit Plans. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any plan participant, or any Employee Benefit Plan or any trust established under Title IV of ERISA (other than with respect to the payment of benefits thereunder) has been or is reasonably expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. As of the Closing Date, other than an amount not to exceed $5,000,000, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $50,000,000. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
Credit and Guaranty Agreement

4.20.         Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to the Lenders in connection with the Amendment Agreement and to the Arrangers in connection with the transactions contemplated by the Amendment Agreement, and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
4.21.         Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, Solvent.
4.22.         Matters Relating to Collateral.
(a)             Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Credit Parties, together with the actions taken on or prior to the Closing Date pursuant to the Existing Credit Agreement and the Amendment Agreement are effective to create in favor of Collateral Agent for the benefit of the Secured Parties, as security for the Secured Obligations, subject to the exceptions contained in the Security Agreement, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the periodic filing of UCC continuation statements in respect of UCC financing statements or Intellectual Property Security Agreements filed by or on behalf of the Collateral Agent. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit Q is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents.
(b)             Permits. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by the Credit Parties of the Liens purported to be created in favor of any Secured Party pursuant to any of the Collateral Documents or (ii) the exercise by any Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 4.22(a) or as set forth in Schedule 4.22(b).
(c)             Absence of Third Party Filings. Except such as may have been filed in favor of Administrative Agent or Collateral Agent as contemplated by Section 4.22(a) or filed to perfect a Lien permitted under Section 6.2, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
(d)             Information Regarding Collateral. All information supplied to Administrative Agent or Collateral Agent by or on behalf of Borrower with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.
4.23.        Compliance with Statutes, etc. Borrower and the Material Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of their business and the ownership of their property (including compliance with all applicable Environmental Laws with respect to any material Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such material Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Credit and Guaranty Agreement

4.24.        Disclosure. None of the factual information (other than projections and pro forma financial information, forward looking information and information of a general economic nature, as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of Borrower or any other Credit Party in writing to Documentation Agents, Administrative Agent, Issuing Bank or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
4.25.        Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), as amended, and regulations and guidance relating thereto. No part of the proceeds of the Loans will be used, directly or indirectly, (x) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (y) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department.
SECTION 5.  AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made) and cancellation, expiration, or cash collateralization (in accordance with the terms hereof) of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.
5.1.            Financial Statements and Other Reports. Borrower will deliver to Administrative Agent (who will promptly deliver to the Lenders):
(a)             Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs:
 (i)            (A) the quarterly report on Form 10-Q for such Fiscal Quarter of LVSC filed with the Securities and Exchange Commission and (B) accompanying consolidating information providing the consolidating balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows with respect to the Credit Parties for such period together with a Financial Officer Certification with respect thereto; or
 (ii)           if such quarterly reports are no longer filed with the Securities and Exchange Commission, at Borrower’s option:  (A) the consolidated balance sheets of the Credit Parties as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Credit Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, or (B) the financial statements of Borrower and its Subsidiaries
Credit and Guaranty Agreement

provided to the Nevada Gaming Authorities for such Fiscal Quarter, which financial statements shall include accompanying consolidating information providing the consolidating balance sheet, statement of operations and statement of cash flows with respect to the Credit Parties separate from Borrower and its Subsidiaries, in each case together with a Financial Officer Certification and a Narrative Report with respect thereto;
(b)            Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs:
 (i)            (A) the annual report on Form 10-K for such Fiscal Year of LVSC filed with the Securities and Exchange Commission and (B) accompanying consolidating information providing the consolidating balance sheet, statement of operations, statement of comprehensive income, and statement of cash flows with respect to the Credit Parties for such period together with a Financial Officer Certification with respect thereto; or
 (ii)           if such annual reports are no longer filed with the Securities and Exchange Commission, at Borrower’s option:  (A) the consolidated balance sheets of the Credit Parties as at the end of such Fiscal Year and the related consolidated statements of operations and stockholders’ equity and cash flows of the Credit Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, or (B) the financial statements of Borrower and its Subsidiaries provided to the Nevada Gaming Authorities for such Fiscal Year, which financial statements shall include accompanying consolidating information providing the consolidating balance sheet, statement of operations, and statement of cash flows with respect to the Credit Parties separate from Borrower and its Subsidiaries, in each case together with a Financial Officer Certification and a Narrative Report with respect thereto;
 (iii)         with respect to such financial statements specified in clause (i) or (ii) above, (A) a report thereon of Deloitte and Touche LLP or other independent public accounting firm of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of LVSC and its Subsidiaries or Borrower and the Restricted Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (B) to the extent in conformity with the guidelines of the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants, a written statement by such independent public accounting firm stating (1) that their audit examination has included a review of the terms of this Agreement as they relate to accounting matters, and (2) whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
Credit and Guaranty Agreement

(c)             Compliance Certificate. Together with each delivery of financial statements of LVSC and its Subsidiaries (or Borrower and the Restricted Subsidiaries, as the case may be) pursuant to Sections 5.1(a) and (b), (i) a duly executed and completed Officer’s Certificate of Borrower stating that the signers, on behalf of Borrower, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Credit Parties during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (ii) a duly executed and completed Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods covered by Section 6.6;
(d)             Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of LVSC and its Subsidiaries (or Borrower and the Restricted Subsidiaries, as the case may be) delivered pursuant to Section 5.1(a) , (b) or (j) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, (i) (A) consolidated financial statements of the Credit Parties for the current Fiscal Year to the effective date of such change and the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case, prepared on a pro forma basis as if such change had been in effect during such periods and (B) of one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent and (ii) a written statement of the chief accounting officer or chief financial officer of Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;
(e)             Accountants’ Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Borrower and the Restricted Subsidiaries made by such accountants, including (unless specifically restricted by such accountants or the term of the letter) any comment letter submitted by such accountants to management in connection with their annual audit;
(f)              SEC Filings and Other Financial Reports. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by LVSC or any of its Subsidiaries to their security holders, (ii) all material regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by LVSC or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any similar Governmental Authority and (iii) to the extent prepared, any financial statements and reports concerning any Credit Party not delivered pursuant to Section 5.1(a) or (b). In each case, the delivery requirements of this clause (f) shall be deemed satisfied if and when such documents are filed with the Securities and Exchange Commission.
Credit and Guaranty Agreement

(g)            Notice of Default. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (ii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
(h)            Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Credit Parties, or any property of the Credit Parties (collectively, “Proceedings”) not previously disclosed in writing by Borrower to Lenders or (ii) any material development in any Proceeding that, in any case (A) has a reasonable possibility of giving rise to a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby and written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;
(i)               ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(j)               Financial Plan. As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the earlier of (i) the final maturity date of the Loans and (ii) the next five Fiscal Years (a “Financial Plan”), including (A) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Credit Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (B) forecasted consolidated statements of income and cash flows of the Credit Parties for each quarter of the next succeeding Fiscal Year and (C) forecasts demonstrating projected compliance with the requirements of Section 6.6 through the next three Fiscal Years;
(k)             Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Credit
Credit and Guaranty Agreement

Parties and all material insurance coverage planned to be maintained by the Credit Parties in the immediately succeeding Fiscal Year;
(l)              Certain Notices. Promptly upon receipt, copies of all material notices provided to Borrower by the Nevada Gaming Authorities and the equivalent authorities in Macau, Pennsylvania or Singapore; and
(m)            Ratings. Borrower will furnish to Administrative Agent prompt written notice of any public announcement of a change in LVSC’s or Borrower’s Corporate Ratings by Moody’s, S&P or Fitch or any successor rating agencies.
(n)            [Intentionally Omitted]
(o)             Other Information. With reasonable promptness, such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.
(p)             Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Borrower shall indicate whether such document or notice contains material Nonpublic Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Nonpublic Information with respect to LVSC, its Subsidiaries or its securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through Intra-Links/IntraAgency or another substantially equivalent website (the “Platform”), any document or notice that Borrower has indicated contains material Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains material Nonpublic Information, Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Nonpublic Information with respect to LVSC, its Subsidiaries or its securities.
5.2.            Existence. Except as otherwise permitted under Section 6.7, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person.
5.3.            Payment of Taxes and Claims.
(a)             Each Credit Party will pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against
Credit and Guaranty Agreement

any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.
(b)             No Credit Party will file or consent to the filing of any consolidated income tax return with any Person (other than any other Credit Party) unless such Person shall have entered into the Tax Sharing Agreement or another tax sharing agreement, in form and substance reasonably satisfactory to Administrative Agent.
5.4.            Maintenance of Properties. Each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that Borrower determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to any Credit Party or the Lenders. Borrower will operate the Venetian Facility and the Palazzo Facility at standards of operation at least substantially equivalent to the standards of operation of the Venetian Facility on the Closing Date.
5.5.            Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, property insurance and business interruption insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties as is required by its Material Contracts, and as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry and which either (x) comply with the Cooperation Agreement with respect to loss payees and additional insureds or (y) not later than thirty (30) days after the Closing Date, name the Collateral Agent as mortgagee and loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) on behalf of the Secured Parties (in the case of liability insurance); provided that deductibles in accordance with the Cooperation Agreement shall be deemed customary for purposes of this sentence. Borrower shall (a) apply Net Loss Proceeds to restore, replace or rebuild the Resort Complex in accordance with the Cooperation Agreement and (b) apply any Net Loss Proceeds not applied as provided in clause (a) in accordance with Section 2.14(b) hereof.
If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
5.6.            Books and Records; Inspections. Each Credit Party will keep proper books of record and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party once per calendar year (unless an Event of Default has occurred and is continuing, in which case authorized representatives of any Lender shall have the right to such visitation and inspection as often as may
Credit and Guaranty Agreement

reasonably be requested, as coordinated by the Administrative Agent in a manner intended to not unreasonably disrupt normal business operations), to inspect, copy and take extracts from its and their financial and accounting records (to be used subject to customary confidentiality restrictions and to the extent permitted by law), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by Administrative Agent (provided that any designated representatives of Borrower may, if they so choose, be present at or participate in such discussion), all upon reasonable notice and at such reasonable times during normal business hours.
5.7.            Lenders Meetings. Borrower will, upon the reasonable request of Syndication Agents, Administrative Agent or Requisite Lenders, participate in a meeting of Syndication Agents, Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower, Syndication Agents and Administrative Agent.
5.8.            Compliance with Laws.
(a)             Each Credit Party will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)             Each Credit Party shall, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
5.9.            Environmental.
(a)             Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:
  (i)           as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any material Environmental Claims;
  (ii)          promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which is reasonably likely to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and
  (iii)        as soon as practicable following the sending or receipt thereof by Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with
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respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Borrower or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Materials Activity.
(b)             Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.10.        Compliance with Material Contracts. Each Credit Party shall comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under all Material Contracts and all Resort Complex Operative Documents except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
5.11.        Subsidiaries. In the event that any Person becomes a Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary or an Immaterial Subsidiary) of Borrower, Borrower shall (a) promptly (and in any event within 10 Business Days) cause such Wholly Owned Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 8(b)-(e) and (i) and 9(a)-(f) of the Amendment Agreement and as may be required hereby and by the Collateral Documents to cause the Lien created by the Collateral Documents to be duly perfected to the extent required by such agreement in accordance with all applicable law. With respect to each such Wholly Owned Domestic Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Wholly Owned Domestic Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof.
5.12.        Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(f) and 3.1(g) of the 2007 Credit Agreement with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets.
5.13.        FF&E. Borrower agrees that it will use commercially reasonable efforts to maintain the eligibility of any Specified FF&E which a Credit Party has purchased with the proceeds of a FF&E Facility as collateral under such FF&E Facility.
5.14.        [Intentionally Omitted]
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5.15.        Further Assurances. Without expense or cost to Administrative Agent, Collateral Agent, or the Lenders, each Credit Party shall, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent or Collateral Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Credit Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens (in the case of any aircraft constituting Collateral acquired by a Credit Party, it being understood that such Credit Party shall perfect such Liens within 90 days of the date of such acquisition), and to assure, convey, assign, transfer and confirm unto Administrative Agent or Collateral Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Credit Party may be or may hereafter become bound to convey or to assign to Administrative Agent or Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Credit Documents or for filing, registering or recording this Agreement or any other Credit Documents. In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. Promptly upon a reasonable request each Credit Party shall execute and deliver, and hereby authorizes the Agent to execute and file in the name of such Credit Party, to the extent the Administrative Agent or Collateral Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral.
5.16.        Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (i) ratings by not less than two of Moody’s, S&P and Fitch with respect to the credit facilities hereunder, and (ii) corporate family ratings by not less than two of Moody’s, S&P and Fitch with respect to Borrower.
5.17.        PA Sale Proceeds. Borrower shall cause each PA Subsidiary that receives proceeds from a sale or other transfer of all or any portion of a PA Project to apply all such net after-tax proceeds (net of the share of such proceeds that would be payable to other equity holders in such PA Subsidiary in accordance with its Organizational Documents) first, to repay in full all amounts outstanding under the PA Investment Note owed by it and second, to make dividends or other distributions to the Credit Parties, in each case, within five Business Days of the receipt thereof Upon receipt of such proceeds, the Credit Parties shall be required to prepay and permanently reduce Revolving Commitments hereunder in accordance with Section 2.15(c).
5.18.        Real Estate Matters. No later than 60 days following each incurrence of secured New Senior Notes, Borrower shall, if reasonably requested by Collateral Agent (or may, with the consent of the Collateral Agent), deliver or cause to be delivered the following:
  (i)           amendments to the Security Agreement or any other Collateral Document for purposes of securing any New Senior Notes thereunder and reflecting the terms of the First Lien Intercreditor Agreement and to each Deed of Trust to which a Credit Party is then party (except to the extent the Administrative Agent determines such amendment is not required) for purposes of providing the benefit of the security interest of such Deed of Trust for the benefit of the holders of such New Senior Notes on substantially the same basis as is provided under the Security Agreement (and with such other changes as are reasonably acceptable to the Collateral Agent and Borrower);
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  (ii)         executed legal opinions, in form and substance reasonably satisfactory to the Collateral Agent, with respect to such amended Deed of Trust; and
  (iii)        title policy endorsements, opinions and flood hazard determinations and evidence of insurance consistent with those required pursuant to Sections 8(i) and 9(a)-(e) of the Amendment Agreement.
SECTION 6.  NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has yet been made) and cancellation, expiration, or cash collateralization (in accordance with the terms of this Agreement) of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.
6.1.            Indebtedness. No Credit Party shall, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a)             the Secured Obligations and other Indebtedness created hereunder (including pursuant to Section 2.24);
(b)            subject to the last sentence of this Section 6.1, (i) Indebtedness existing on the Closing Date in an aggregate principal amount for all such Indebtedness of less than $25,000,000 and (ii) other Indebtedness existing on the Closing Date and set forth on Schedule 6.1 and, in each case, refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such principal amount has been permanently reduced following the Closing Date) (plus Refinancing Fees);
(c)             the Credit Parties may become and remain liable with respect to Investments permitted by Section 6.3 to the extent constituting Indebtedness;
(d)            any Credit Party may become and remain liable for Indebtedness represented by FF&E Facilities or any refinancing thereof pursuant to the terms hereof in an aggregate principal amount not to exceed at any time the greater of (i) 6.70% of Consolidated Total Assets and (ii) $250,000,000 (plus, in connection with any refinancing of such FF&E Facilities, Refinancing Fees);
(e)             Indebtedness of any Guarantor to Borrower or to any other Guarantor, or of Borrower to any Guarantor; provided, (i) all such Indebtedness in the form of loans shall be evidenced by the Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness in the form of loans shall be unsecured and subordinated in right of payment to the payment in full of the Secured Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any such Guarantor under any guaranty of the Secured Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;
(f)              any Credit Party may become and remain liable for Non-Recourse Financing used to finance the construction, installation, purchase or lease of personal or real property for use in the business of a Credit Party (and any refinancing of such Indebtedness); provided that the
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Indebtedness incurred pursuant to this clause (f) shall not exceed the greater of (i) 2.00% of Consolidated Total Assets and (ii) $75,000,000 (plus Refinancing Fees) outstanding at any time;
(g)             to the extent that such incurrence does not result in the incurrence by any Credit Party of any obligation for the payment of borrowed money of others, Indebtedness of any Credit Party incurred solely in respect of (i) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, surety and similar bonds, statutory claims of lessors, licensees, contractors, franchisees or customers, bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, provided, that such Indebtedness was incurred in the ordinary course of business of such Credit Party and in an aggregate principal amount outstanding under this clause (i) at any one time of less than the greater of (x) 2.30% of Consolidated Total Assets and (y) $85,000,000 and (ii) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding, to the extent that such Indebtedness is in an aggregate principal amount outstanding under this clause (ii) at any one time of less than $100,000,000;
(h)            so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom (other than any Potential Event of Default or Event of Default that would be cured by the incurrence thereof) on the date of incurrence thereof, any Credit Party may become and remain liable with respect to (x) unsecured Indebtedness; provided that at the time of incurrence, (i) Borrower’s Consolidated Senior Leverage Ratio does not exceed 5.50:1.00 on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom; (ii) the weighted average life shall be no earlier than a date six months following the latest Term Facility Maturity Date; (iii) the applicable final maturity date of such Indebtedness shall be a date not earlier than six months following the latest Term Facility Maturity Date; and (iv) the covenants, defaults (and events of default), redemption and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such Indebtedness shall not be materially more restrictive to the Credit Parties, taken as a whole, than such provisions contained in this Agreement, as reasonably determined by the board of directors of Borrower and (y) any refinancing of such Indebtedness;
(i)              so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom on the date of incurrence thereof, any Credit Party may become and remain liable with respect to (x) other Indebtedness in an aggregate principal amount not to exceed, at any time outstanding the greater of (i) 1.35% of Consolidated Total Assets and (ii) $50,000,000 and (y) any refinancing of such Indebtedness;
(j)               the incurrence by any Credit Party of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of Borrower or the construction, installation, purchase or lease of real or personal property or equipment (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, the greater of (i) 2.30% of Consolidated Total Assets and (ii) $85,000,000 (plus any Refinancing Fees);
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(k)             Indebtedness arising from any agreement entered into by any Credit Party providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;
(l)               to the extent they constitute Indebtedness, obligations under Hedging Agreements that are incurred (i) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (ii) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) for the purpose of fixing or hedging commodities risk in connection with commodities to which a Credit Party has actual exposure and not for speculative purposes;
(m)            guaranties of any LVSC Debt in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;
(n)            guaranties of LVSC Aircraft Financing;
(o)            guaranties of up to $50,000,000 in aggregate principal amount of Indebtedness at any one time outstanding of the PA Subsidiaries; provided such Indebtedness of the PA Subsidiaries is not prohibited from being incurred pursuant to the terms of the PA Investment Note;
(p)            subject to the conditions set forth in Section 6.3(h) (other than clause (iv) thereof) or 6.3(n), as applicable, guaranties (which guaranties shall reduce amounts available pursuant to the Section 6.3(h) or 6.3(n), as applicable, on a dollar-for-dollar basis), made on behalf of Excluded Subsidiaries or Joint Ventures, so long as (i) both before and after giving effect to the incurrence of such guaranty, no Potential Event of Default or Event of Default has occurred or is continuing, and (ii) the applicable dollar limitations set forth in Section 6.3(h) or Section 6.3(n), as the case may be, would not be exceeded after giving effect to such incurrence when aggregated (without duplication) with all Indebtedness incurred pursuant to this clause in reliance on the applicable clause of Section 6.3 if such guaranty was instead being incurred as an Investment thereunder;
(q)             to the extent they constitute Indebtedness, indemnities under the Project Documents and the Resort Complex Operative Documents;
(r)              so long as no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom (other than any Potential Event of Default or Event of Default that would be cured by the incurrence thereof) on the date of incurrence thereof, any Credit Party may become and remain liable with respect to (x) Indebtedness in the form of secured or unsecured notes; provided that at the time of incurrence, (i) Borrower’s Consolidated Senior Secured Leverage Ratio does not exceed 4.00:1.00 on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom (provided net cash proceeds of such Indebtedness incurred at such time shall not be netted against the applicable amount of Consolidated Total Senior Debt or Consolidated Total Debt, as applicable, and, if such Indebtedness is unsecured, it shall be deemed to be secured, in each case, for purposes of such calculation of the Consolidated Senior Secured Leverage Ratio); (ii) the weighted average life shall be no earlier than a date six months following the latest Term Facility Maturity Date; (iii) the applicable final maturity date of such Indebtedness shall be a date not earlier than six months following the latest Term Facility Maturity Date; (iv) the covenants, defaults (and events of default), redemption and other prepayment events, remedies, acceleration rights, subordination provisions and other material terms applicable to such Indebtedness shall not be materially more
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restrictive to the Credit Parties, taken as a whole, than such provisions contained in this Agreement, as reasonably determined by the board of directors of Borrower and (v)(i) if such Indebtedness ranks pari passu with the Term B Loans it shall be subject to the First Lien Intercreditor Agreement and (ii) if such Indebtedness ranks junior to the Term B Loans it shall be subject to a Permitted Junior Intercreditor Agreement and (y) any refinancing of such Indebtedness; and
(s)             New Senior Notes and refinancings, renewals, refundings, defeasances and substitutions thereof that do not increase the outstanding principal amount thereof (plus Refinancing Fees) and guaranties thereof.
Notwithstanding the foregoing, any permitted refinancing (in each case, the “New Indebtedness”) of Indebtedness expressly contemplated by clause (b) or (s) of this Section 6.1 shall only be permitted if (i) after giving effect to such New Indebtedness, no Potential Event of Default or Event of Default has occurred and is continuing, (ii) the aggregate scheduled installments of amortization of principal (net of any increases in principal due to the capitalization of Refinancing Fees) of such New Indebtedness in any Fiscal Year shall not exceed the scheduled installments of amortization of principal of the Indebtedness being refinanced in each such Fiscal Year (on a cumulative basis taking into account any such amortization in any prior Fiscal Years scheduled under such Indebtedness being refinanced), (iii) the covenants, defaults, redemption and other prepayment provisions, remedies and acceleration provisions of such New Indebtedness (other than interest rate and redemption premiums) shall not be materially more restrictive to the Credit Parties, taken as a whole, than the Indebtedness being refinanced (in the case of clause (s), as determined by the Board of Directors of Borrower and evidenced by an Officer’s Certificate delivered to the Administrative Agent), (iv) the applicable final maturity date of such Indebtedness shall not be earlier than the applicable final maturity date of the Indebtedness being refinanced and (v) in the case of clause (s) above, all the requirements of the proviso to the definition of the term “New Senior Notes” (other than the requirement to comply with Section 2.14(c)) are met with respect to such New Indebtedness. Further, for purposes of determining compliance with this Section 6.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.1(a) through (s) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.1(a) through (s), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.1 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.1. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
6.2.            Liens and Other Matters. No Credit Party shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Credit Party, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:
(a)             Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
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(b)             Liens for Taxes, assessments or governmental claims if obligations with respect thereto are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(c)             statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case, incurred in the ordinary course of business or in connection with the development, construction or operation of the Resort Complex (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (iii) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which Borrower has obtained a title insurance endorsement insuring against losses arising therewith or Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
(d)             Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the development, construction or operation of the Resort Complex (i) for amounts not yet overdue, (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (A) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (B) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (iii) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which Borrower has obtained a title insurance endorsement insuring against losses arising therewith or Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
(e)             easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other defects or irregularities in title, in each case, which do not and will not interfere in any material respect with the ordinary conduct of the business of the Credit Parties;
(f)              leases or subleases granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Credit Parties and any leasehold mortgage in favor of a party financing the lessee under any such lease, provided no Credit Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing (except to the extent permitted under Section 6.1(p));
(g)             any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
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(h)             Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted hereunder;
(i)               purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(j)               Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(k)             any zoning or other law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(l)               licenses of patents, copyrights, trademarks and other intellectual property rights granted by Credit Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Credit Party;
(m)            Liens described in Schedule 6.2 or any Mortgage Policy delivered pursuant hereto or pursuant to the Amendment Agreement;
(n)             Liens securing Indebtedness permitted pursuant to Sections 6.1(f) and/or (j); provided that such Liens extend only to the real property and/or personal property (including Specified FF&E) that is constructed, purchased, leased, financed or refinanced with the proceeds of such Indebtedness and to any related assets and rights, including proceeds of such property or Indebtedness and related collateral accounts in which such proceeds are held and any related assets or rights;
(o)            (i) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any Tax or other governmental charge, or deposits with a Governmental Authority entitling any Credit Party to maintain self-insurance or to participate in other specified insurance arrangements, or (ii) any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h); provided that such Liens referred to in this clause (o) to the extent such liens secure Indebtedness, shall not exceed the amounts specified in Section 6.1(g);
(p)             Liens on real property of Borrower arising pursuant to the Harrah’s Shared Roadway Agreement or the Harrah’s Shared Garage Lease (as in effect on the Closing Date) and any similar Liens arising pursuant to any amendments thereto;
(q)             Liens created or contemplated under the Cooperation Agreement, HVAC Services Agreements and the Walgreens’ Documents;
(r)               Liens on property of a Person existing at the time such Person became a Credit Party, is merged into or consolidated with or into, or wound up into, Borrower or any other Credit Party; provided, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with Borrower or such other Credit Party;
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(s)              Liens on property existing at the time of acquisition thereof by Borrower or any other Credit Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
(t)               Liens incurred in connection with the construction of pedestrian bridges over (x) Las Vegas Boulevard and Sands Avenue and/or (y) Koval Lane and Sands Avenue; provided that such Liens will not (i) materially interfere with, impair or detract from the operation of the business of the Credit Parties or the construction or operation of the Resort Complex or (ii) cause a material decrease in the value of the Collateral;
(u)             Liens on cash deposits and Cash Equivalents incurred in connection with Hedging Agreements;
(v)             Liens incurred in connection with the exchange of property with a governmental agency or adjoining property owner, or any other similar transaction with respect to the Resort Complex in accordance with the terms of Section 6.7(u);
(w)            Liens created by or contemplated under the documents governing the use, management and operation of residential condominium units (or “condo-hotel” or “timeshare” units) that are at or a part of the Resort Complex (including condominium declarations and by-laws and CC&R’s);
(x)              Liens securing the New Senior Notes to the extent contemplated by the Collateral Documents; provided the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to the First Lien Intercreditor Agreement;
(y)             Liens on Specified FF&E securing obligations in respect of an FF&E Facility; provided, the secured parties under such FF&E Facility or their representative have entered into an intercreditor agreement on terms and conditions substantially similar to the Amended and Restated Agreement Among Creditors, dated as of May 23, 2007, among the collateral agent under the 2007 Credit Agreement and General Electric Capital Corporation, as administrative agent under the FF&E Facility Credit Agreement, dated as of December 14, 2006, by and among Borrower, VCR, LCR and General Electric Capital Corporation, or otherwise reasonably satisfactory to the Administrative Agent;
(z)             easements, restrictions, rights of way, encroachments and other minor defects or irregularities in title incurred in connection with the traffic study relating to increased traffic on Las Vegas Boulevard and Sands Avenue as a result of completion of the Resort Complex;
(aa)           Liens securing any LVSC Debt permitted to be guaranteed pursuant to Section 6.1(m); provided that such Liens are subject to the First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable, and (ii) Liens in connection with any defeasance of any LVSC Debt that is guaranteed by the Credit Parties, Liens in favor of any trustee on any amounts held in a defeasance account pursuant to a defeasance trust agreement and any proceeds held in such account for the benefit of the holders of such LVSC Debt;
(bb)          Liens in connection with any defeasance of the New Senior Notes, Liens in favor of a trustee on behalf of holders of New Senior Notes on any amounts held in a defeasance account pursuant to a defeasance trust agreement and any proceeds held in such account for the benefit of the holders of such New Senior Notes;
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(cc)           Liens created in the ordinary course of business in favor of any bank or other financial institution over the credit balance of any bank account of any Credit Party held at such bank or financial institution, as the case may be;
(dd)          Liens securing Indebtedness permitted pursuant to Section 6.1(a);
(ee)           Liens securing Indebtedness permitted pursuant to Section 6.1(r); and
(ff)            other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed the greater of (i) 0.70% of Consolidated Total Assets and (ii) $25,000,000 at any one time outstanding.
For purposes of determining compliance with this Section 6.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.2(a) through (ff) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.2(a) through (ff), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses; provided that all Liens granted on the Closing Date in respect of clause (a) hereof shall at all times be deemed to have been incurred pursuant to clause (a) hereof In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
6.3.            Investments; Joint Ventures; Formation of Subsidiaries. No Credit Party shall, directly or indirectly, make or own any Investment in any Person, including any Joint Venture or otherwise Invest in any Excluded Subsidiary, except:
(a)              Investments in Cash and Cash Equivalents;
(b)             Investments existing on the Closing Date and described in Schedule 6.3;
(c)              Investments (including the formation or creation of a Subsidiary in compliance with the terms of this Agreement) by Borrower in any other Credit Party or by any other Credit Party in Borrower or other Credit Parties;
(d)             any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
(e)             receivables owing to any Credit Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Credit Party deems reasonable under the circumstances;
(f)              payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
Credit and Guaranty Agreement

(g)             the Credit Parties may invest in any Excluded Subsidiary or in any Joint Venture any cash or other property (x) contributed to Borrower in exchange for common equity; provided such contribution is not being made pursuant to the last sentence of the definition of Consolidated Adjusted EBITDA, or (y) contributed to Borrower in the form of Shareholder Subordinated Indebtedness;
(h)            so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, any Credit Party may form and make Investments in Excluded Subsidiaries and in Joint Ventures (including Supplier Joint Ventures) of up to $2,100,000,000 in the aggregate outstanding at any time (less any outstanding guaranties incurred pursuant to Section 6.1(p)); provided that (i) outstanding Investments in Joint Ventures and/or non-wholly owned Excluded Subsidiaries (excluding Excluded Subsidiaries that are not wholly-owned solely due to minority interests held as required by local law, or directors’ qualifying shares) shall not be permitted to exceed the greater of (x) 14.10% of Consolidated Total Assets and (y) $525,000,000 at any time, (ii) no such Joint Venture or Excluded Subsidiary shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the Resort Complex or any material project assets of any Credit Party, (iii) in the case of any Investment in a Supplier Joint Venture, Borrower shall have delivered an Officer’s Certificate which certifies that in the reasonable judgment of such officers the Investment in such Supplier Joint Venture will result in an economic benefit to Borrower (taking into account such Investment) as a result of a reduction in the cost of the goods or services being acquired from the Supplier Joint Venture over the life of the Investment; and (iv) in the case of an Excluded Subsidiary or Joint Venture, none of the Credit Parties shall incur any liabilities or contingent obligations in respect of the obligations of such Excluded Subsidiary or Joint Venture except for (x) guaranties otherwise permitted hereunder, and (y) customary or “market standard” non-recourse carve-out indemnities, including fraud and environmental indemnities;
(i)               loans or advances to their employees or directors or former employees or directors (A) to fund the exercise price of options granted under LVSC’s stock option plans or agreements or employment agreements, as approved by LVSC’s Board of Directors or (B) for other purposes in an amount not to exceed $5,000,000 in the aggregate outstanding at any time;
(j)               Investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to such Credit Party or in satisfaction of judgments;
(k)              Investments out of the proceeds of the substantially concurrent sale or issuance of Equity Interests of Borrower (or, to the extent the proceeds of such issuance are contributed to Borrower or any other Credit Party as common equity, of LVSC);
(l)               Investments pursuant to the PA Investment Note;
(m)            to the extent constituting Investments, transfers of Intellectual Property permitted pursuant to Section 6.7(t); and
(n)             the Credit Parties may make Investments in an amount equal to the sum of (1) 50% of (a) the Consolidated Net Income of the Credit Parties for the period (taken as one accounting period) from April 1, 2007, to the end of Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (b) the amount paid or to be paid in respect of such period pursuant to Section 6.5(c) to shareholders or members other than
Credit and Guaranty Agreement

Borrower, plus (2) without duplication, 100% of the aggregate net cash proceeds received by Borrower since the 2007 Closing Date from capital contributions (other than cash equity contributions made by Adelson or any of his Affiliates (x) to be included in Consolidated Adjusted EBITDA to meet the financial covenants set forth in Section 6.6 or (y) to the extent that the proceeds of such cash were deducted in determining Consolidated Total Debt on the last day of any preceding Fiscal Quarter) or the issue or sale of Equity Interests or debt Securities of Borrower that have been converted into or exchanged for such Equity Interests of Borrower (other than Equity Interests or such debt Securities of Borrower sold to another Credit Party) plus (3) to the extent not otherwise included in the Credit Parties’ Consolidated Net Income, 100% of the cash dividends or other cash returns on capital or the amount of the cash principal and interest payments received since April 1, 2007, by Borrower or any other Credit Party from any Excluded Subsidiary or in respect of any Joint Venture (other than dividends or distributions to pay obligations of or with respect to such Excluded Subsidiary such as income taxes) until the entire amount of Investments made in such Excluded Subsidiary made under this Section 6.3 has been received or the entire amount of such Investment in a Joint Venture made under this Section 6.3 has been returned, as the case may be, and 50% of such amounts thereafter, minus the aggregate amount of Restricted Payments made pursuant to clause (y) of Section 6.5(g); provided, however that in the event Borrower converts an Excluded Subsidiary to a Restricted Subsidiary, Borrower may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to Section 6.3 at the time of such Investment;
(o)             the Credit Parties may make Investments in connection with the design, development, construction, sale, operation or maintenance of the Palazzo Condo Tower; provided that at the time any such Investment is made, Borrower’s Consolidated Senior Secured Leverage Ratio does not exceed 4.00:1.00 on a pro forma basis after giving effect to such Investment;
(p)             the Credit Parties may make Investments; provided that at the time any such Investment is made, Borrower’s Consolidated Leverage Ratio does not exceed 4.50:1.00 on a pro forma basis after giving effect to such Investment;
(q)             the Credit Parties may make Investments in the form of contributions of Equity Interests in LVS (Nevada) International Holdings, Inc., LVS Management Services, LLC, LVS Development Holdings LLC, LVS Dutch Finance C.V., MBS Holdings Pte. Ltd. and/or Sands China Ltd. and their respective Subsidiaries to Affiliates of the Borrower; provided that the ratings for the credit facilities hereunder shall not be lowered by two or more of Moody’s, S&P and Fitch as a result of, or taking into account, such contribution; and
(r)               Investments consisting of Restricted Payments permitted under Section 6.5;
in each case, it being understood that up to an aggregate of greater of (i) 6.70% of Consolidated Total Assets and (ii) $250,000,000 of such Investments pursuant to this Section 6.3, may instead be made through Restricted Payments to LVSC as permitted by Section 6.5(1).
6.4.            Restrictions on Subsidiary Distributions. Except as provided herein or in the other Credit Documents, no Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by any other Credit Party, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any other Credit Party, (c) make loans or advances to any other Credit Party, or (d) transfer, lease or license any of its property or assets to any other Credit Party other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(f), (i), (j) or (r) or any related
Credit and Guaranty Agreement

collateral documents that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) as provided in any FF&E Facility Agreements or the documentation governing any Pan Passu Indebtedness, any LVSC Debt that is guaranteed by the Credit Parties or the New Senior Notes (in each case, including any related guaranties, collateral documents or intercreditor agreements) or any Permitted Subordinated Indebtedness, (v) any instrument governing Indebtedness or equity securities of a Person acquired by a Credit Party as in effect at the time of such acquisition or of an Excluded Subsidiary at the time of its designation as a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or designation), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated, (vi) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business, (vii) with respect to restrictions of the type set forth in clause (d) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens so long as such restrictions only extend to the assets secured by such Permitted Liens, or (viii) as required by applicable law or any applicable rule or order of any gaming authority.
6.5.            Restricted Payments. The Credit Parties shall not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except:
(a)             Borrower may make regularly scheduled or required payments of interest in respect of Permitted Subordinated Indebtedness of Borrower in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Permitted Subordinated Indebtedness was issued and such payments are not otherwise prohibited by the terms of this Agreement; provided that any such payments may be made only to the extent no Event of Default or Potential Event of Default shall then exist and be continuing or would result therefrom;
(b)             the Credit Parties may redeem or purchase any Equity Interests in any Credit Party or any Indebtedness of any Credit Party to the extent required by any Nevada Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License;
(c)             Borrower and the other Credit Parties that are required or permitted to file a consolidated tax return with LVSC shall be entitled to make payments to LVSC pursuant to the Tax Sharing Agreement or another tax sharing agreement entered into pursuant to Section 6.9(i);
(d)             the Credit Parties may make Restricted Payments to other Credit Parties;
(e)             Borrower may make cash distributions to LVSC to enable LVSC to make repurchases of its capital stock upon the death, disability or termination of a director, officer or employee or former director, officer or employee of LVSC or its subsidiaries or upon exercise of stock options, in each case, in accordance with employment agreements or option plans or agreements in effect on the Closing Date or approved by the Board of Directors of LVSC;
(f)              the Credit Parties may make cash Restricted Payments to LVSC to enable LVSC (1) to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence, (2) to provide for any other reasonable and customary operating costs and overhead expenses, and (3) to enable LVSC to pay customary and reasonable costs and expenses of a proposed offering of securities or incurrence of Indebtedness of LVSC that is not consummated;
Credit and Guaranty Agreement

(g)             Borrower may make other Restricted Payments so long as no Event of Default or Potential Event of Default shall exist and be continuing or would result therefrom, in an amount not to exceed, in the aggregate (x) $50,000,000, plus (y) the sum of (1) 50% of (A) the Consolidated Net Income of the Credit Parties for the period (taken as one accounting period) from April 1, 2007 to the end of Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to Section 6.5(c) to shareholders or members other than Borrower, plus (2) without duplication, 100% of the aggregate net cash proceeds received by Borrower since the 2007 Closing Date from capital contributions (other than cash equity contributions made by Adelson or any of his Affiliates (x) to be included in Consolidated Adjusted EBITDA to meet the financial covenants set forth in Section 6.6 or (y) to the extent that the proceeds of such cash were deducted in determining Consolidated Total Debt on the last day of any preceding Fiscal Quarter) or the issue or sale of Equity Interests or debt Securities of Borrower that have been converted into or exchanged for such Equity Interests of Borrower (other than Equity Interests or such debt Securities of Borrower sold to another Credit Party) plus (3) to the extent not otherwise included in the Credit Parties’ Consolidated Net Income, 100% of the cash dividends or other cash returns on capital or the amount of the cash principal and interest payments received since April 1, 2007, by Borrower or any other Credit Party from any Excluded Subsidiary or in respect of any Joint Venture (other than dividends or distributions to pay obligations of or with respect to such Excluded Subsidiary such as income taxes) until the entire amount of Investments made in such Excluded Subsidiary pursuant to Section 6.3 has been received or the entire amount of such Investment in a Joint Venture pursuant to Section 6.3 has been returned, as the case may be, and 50% of such amounts thereafter; minus the aggregate amount of Investments made pursuant to Section 6.3(n);
(h)            Borrower may pay dividends or make distributions to LVSC to allow LVSC to make scheduled principal and interest payments on any LVSC Debt and the LVSC Aircraft Financing;
(i)               Borrower may make other cash dividends or distributions to LVSC up to an aggregate amount not to exceed greater of (i) 0.70% of Consolidated Total Assets and (ii) $25,000,000;
(j)              Sands Pennsylvania, Inc. (and any other Restricted Subsidiaries formed or acquired after the 2007 Closing Date that are owned in part by non-Credit Parties) may make dividends and other distributions to the holders of its Equity Interests who are not Credit Parties as and when required by its Organizational Documents;
(k)             to the extent constituting Restricted Payments, Borrower may make transfers of Intellectual Property permitted by Section 6.7(t);
(l)               Borrower may make Restricted Payments, up to an aggregate of greater of (i) 6.70% of Consolidated Total Assets and (ii) $250,000,000 for all such Restricted Payments (and which Restricted Payments shall reduce amounts available pursuant to the applicable clause of Section 6.3 on a dollar-for-dollar basis), to LVSC, to allow LVSC to make Investments that would otherwise be permitted to be made by the Credit Parties pursuant to Section 6.3; provided the proceeds of such Restricted Payments are in fact utilized by LVSC for such purpose;
(m)            Borrower may transfer its Equity Interests in Sands Expo to LVSC; provided that Sands Expo continues to be a Restricted Subsidiary and Guarantor hereunder, directly wholly-
Credit and Guaranty Agreement

owned by LVSC, and bound by all provisions of the Credit Documents to the same extent as if it were a Restricted Subsidiary wholly-owned by Borrower;
(n)             the Credit Parties may make Restricted Payments; provided that at the time of any such Restricted Payment, Borrower’s Consolidated Leverage Ratio does not exceed 4.50:1.00 on a pro forma basis after giving effect to such Restricted Payment;
(o)             the Credit Parties may make Restricted Payments consisting of the Excluded Proceeds; provided that any such Restricted Payments may be made only to the extent no Event of Default or Potential Event of Default shall then exist and be continuing or would result therefrom; and
(p)             the Credit Parties may distribute Equity Interests in LVS (Nevada) International Holdings, Inc., LVS Management Services, LLC, LVS Development Holdings LLC, LVS Dutch Finance C.V., MBS Holdings Pte. Ltd. and/or Sands China Ltd. and their respective Subsidiaries to Borrower or any Affiliate of Borrower; provided that the ratings of the Credit Facilities hereunder shall not be lowered by two or more of Moody’s, S&P and Fitch as a result of, or taking into account, such distribution.
6.6.            Financial Covenants.
(a)             [Reserved].
(b)             Leverage Ratio. Borrower shall not permit the Consolidated Leverage Ratio to be greater than 5.50:1.00; provided that such restriction shall only apply (i) at the time of incurrence of any Revolving Loan (including any Swing Line Loan) and/or Letter of Credit (other than Letters of Credit in an aggregate undrawn face amount of $2,500,000 or less or to the extent that such Letters of Credit have been cash collateralized in a manner reasonably satisfactory to the Issuing Bank) by looking back to the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) to determine if the Borrower would have been in compliance as of such date on a pro forma basis (provided that if such incurrence would on a pro forma basis result in a Potential Event of Default or an Event of Default, such incurrence shall not be permitted) and (ii) if any Revolving Loan (including any Swing Line Loan) and/or Letter of Credit (other than Letters of Credit in an aggregate undrawn face amount of $2,500,000 or less or to the extent that such Letters of Credit have been cash collateralized in a manner reasonably satisfactory to the Issuing Bank) are outstanding as of the last day of any Fiscal Quarter, as of the last day of such Fiscal Quarter.
6.7.            Fundamental Changes; Disposition of Assets. The Credit Parties shall not alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Credit Party, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (other than inventory in the ordinary course of business), except:
(a)              the Credit Parties may sell Equity Interests in PCT;
(b)             the Credit Parties may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Credit Parties in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral or (ii) prior to or promptly following such disposal any such property shall
Credit and Guaranty Agreement

be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Liens permitted under Section 6.2 and by such removal and replacement the Credit Parties shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;
(c)              the Credit Parties may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales;
(d)             the Credit Parties may make Asset Sales of (x) assets other than Core Assets, and (y) assets (so long as such sold assets do not include (i) any Gaming License or (ii) any other material license or franchise used in connection with the ownership or operation of the Resort Complex (other than solely with respect to portions of the Resort Complex that are no longer, or will no longer be following such sale, assets of a Credit Party)) having, in the case of clause (y), a fair market value (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities, and fair market value in the case of other non-Cash proceeds) not in excess of the greater of (i) 4.05% of Consolidated Total Assets and (ii) $150,000,000; provided, in each case, that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities, and fair market value in the case of other non-Cash proceeds) thereof in the judgment of the Board of Directors of Borrower; and (B) at least 75% of the consideration received shall be cash and/or Cash Equivalents; provided, further, that for purposes of clause (B), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such other Credit Party’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such other Credit Party from the transferee that are converted by the Borrower or such other Credit Party into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any other Credit Party in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that has not been disposed of for Cash and/or Cash Equivalents, not to exceed $25,000,000 as of the end of the fiscal quarter immediately prior to the receipt of such Designated Non-Cash Consideration for which financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(e)              the Credit Parties may have an Event of Loss or incur any Lien permitted under Section 6.2;
(f)               the Guarantors may issue equity Securities to Borrower or to any other Guarantor;
(g)             the Credit Parties may (i) be a party to any lease in effect on the Closing Date, each of which lease of real property is set forth on Schedule 4.12 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement) or (ii) enter into any lease in connection with the business of the Credit Parties as may be permitted under Section 6.11; provided that (A) no Event of Default shall exist and be continuing at the time of such transaction or lease or would occur after or as a result of entering into such transaction or lease (or immediately after any renewal or extension thereof at the option of the Credit Parties),
Credit and Guaranty Agreement

(B) such transaction or lease will not materially interfere with, impair or detract from the operation of the business of the Credit Parties, (C) such transaction or lease contains terms such that the lease, taken as a whole, is commercially reasonable and fair to the Credit Parties in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions or shopping venues or other applicable venues, (D) no gaming or casino operations (other than the operation of arcades and games for children) may be conducted on any space that is subject to such transaction or lease other than by the Credit Parties, (E) no lease may provide that the Credit Parties may subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee (except as provided in the Casino Level Mall Lease), and (F) the tenant under such lease (other than any lease for a term of 21 days or less) shall provide Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit 0 hereto with such changes as Administrative Agent may approve, which approval shall not be unreasonably withheld or delayed, or Administrative Agent shall be satisfied that such lease contains reasonably comparable (or better) terms as to subordination, attornment and non-disturbance with respect to its tenant as would be obtained under an agreement in the form of Exhibit 0.
(h)             any Guarantor may be merged or consolidated with (or liquidated into) (x) any other Guarantor or Borrower or (y) any Subsidiary of Borrower or any Guarantor provided the surviving Person becomes a Guarantor;
(i)               (A) the Credit Parties may sell, lease or otherwise transfer assets to each other, and (B) the Credit Parties may sell, lease or otherwise transfer assets to Excluded Subsidiaries and Joint Ventures on an arm’s-length basis or to the extent constituting Investments permitted by Section 6.3;
(j)               Borrower may dedicate space for the purpose of the construction of (i) a mass transit system, (ii) a pedestrian bridge over Las Vegas Boulevard and Sands Avenue or similar structures to facilitate pedestrian traffic, (iii) a pedestrian bridge over Koval Lane and Sands Avenue to facilitate pedestrian traffic between the land owned east of Koval Lane along Sands Avenue (“Sands Off Site Land”) and the Resort Complex, (iv) right turn lanes or other roadway dedications at or near the Resort Complex, the Sands Off Site Land or other off site land that may be acquired in the future and (v) other improvements relating to vehicular, mass transit and/or pedestrian access or movement; provided, in each case, that either (A) such dedication does not materially impair the use or operations of either of the Palazzo Project or the Venetian Facility, or (B) Borrower believes in its good faith judgment that the failure to so dedicate such space would be reasonably likely to result in the taking or condemnation of such space by a Governmental Authority, or the taking of another action adverse to the Credit Parties by a Governmental Authority;
(k)             Borrower may license trademarks, trade names, patents, know-how and other similar intangible assets in the ordinary course of business;
(l)               (1)          the Credit Parties may transfer any assets leased or acquired with proceeds of a Non-Recourse Financing permitted under Section 6.1 or any other financing permitted under Section 6.1 and secured by a Lien permitted under Section 6.2 to the lender providing such financing or its designee upon default, expiration or termination of such Non-Recourse Financing or other financing;
(m)            Borrower may sell receivables for fair market value in the ordinary course of business;
Credit and Guaranty Agreement

(n)             Borrower may merge into a holding company in order to create a new holding company parent or to change its place of organization;
(o)             Borrower may merge into a holding company in order to create a new holding company parent or to change its place of organization, and Borrower may convert into a “C corporation” or a partnership so long as it gives the Administrative Agent at least thirty days’ notice before it changes its name, identity or corporate structure and shall execute and deliver such instruments and documents as may reasonably be required by the Administrative Agent to maintain a prior perfected security interest in the Collateral;
(p)             [Intentionally Omitted];
(q)             Sands Pennsylvania, Inc. may sell its equity interests in any PA Subsidiary; provided that the proceeds thereof are applied in accordance with the provisions of Section 2.15(c) to the extent required;
(r)              the Credit Parties may make exchanges of (x) assets other than Core Assets, and (y) assets (so long as such assets do not include (i) any Gaming License or (ii) any other material license, franchise or right used in connection with the ownership or operation of the Resort Complex (other than solely with respect to portions of the Resort Complex that are no longer, or will no longer be following such exchange, assets of a Credit Party)) for either assets or Equity Interests; provided that (A) the consideration received by the Credit Parties in any such exchange have a fair market value (as determined in good faith by Borrower) equal to the assets so exchanged; (B) in the case of clause (y), the aggregate fair market value of all such exchanges does not exceed the greater of (i) 4.70% of Consolidated Total Assets and (ii) $175,000,000 during any calendar year; (C) the non-cash proceeds (other than Equity Interests) from such exchange are pledged as Collateral to the extent required by Section 5.15; (D) the cash portion of any proceeds received from such exchange are applied as required by Section 2.14(a) ; and (E) no Potential Event of Default or Event of Default is in existence at the time of any such exchange or would be caused thereby;
(s)             the Credit Parties may make distributions permitted under Section 6.5;
(t)              any Credit Party may contribute, distribute, transfer or assign any of its Intellectual Property and related rights to LVSC or any Excluded Subsidiary in connection with a reorganization of LVSC’s and its Subsidiaries’ portfolio of Intellectual Property;
(u)             the Credit Parties may transfer property to, or exchange property with, a Governmental Authority or an adjoining property owner to facilitate the development, construction, expansion or operation of the Resort Complex; provided that such transfer or exchange is in the best interests of the Credit Parties in the judgment of the Board of Directors of Borrower;
(v)             the Credit Parties may dispose of Equity Interests in LVS (Nevada) International Holdings, Inc., LVS Management Services, LLC, LVS Development Holdings LLC, LVS Dutch Finance C.V., MBS Holdings Pte. Ltd. and/or Sands China Ltd. and their respective Subsidiaries to Affiliates of the Borrower; provided that the ratings of the Credit Facilities hereunder shall not be lowered by two or more of Moody’s, S&P and Fitch as a result of, or taking into account, such distribution; and
Credit and Guaranty Agreement

(w)            the Credit Parties may dispose of construction equipment with a book value of no more than the greater of (i) 0.55% of Consolidated Total Assets and (ii) $20,000,000 in the aggregate.
6.8.            Sale and Leasebacks. The Credit Parties shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Credit Parties have sold or transferred or are to sell or transfer to any other Person or (ii) which the Credit Parties intend to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Credit Parties to any Person in connection with such lease, except that the Credit Parties may enter into sale-leaseback transactions in connection with any Non-Recourse Financing permitted hereunder.
6.9.            Transactions with Shareholders and Affiliates. No Credit Party shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of $25,000,000 with any Affiliate of Borrower (other than any transaction between Credit Parties) on terms that are less favorable to such Credit Party, except that the Credit Parties may enter into and permit to exist:
(a)             transactions that are on terms that are not less favorable to that Credit Party than those that might be obtained at the time from a Person who is not such an Affiliate;
(b)             reasonable and customary fees paid to members of the board of directors (or similar governing body) of Borrower, Sands Expo and their respective Subsidiaries;
(c)             employment, secondment, compensation, indemnification, noncompetition or confidentiality arrangements with employees or directors of a Credit Party or of LVSC entered into in the ordinary course of business or as approved by a majority of the independent members of the Board of Directors of Borrower or the relevant Restricted Subsidiary for officers and other employees of Borrower, Sands Expo and their respective Subsidiaries (or a committee of such board, the majority of which consists of independent directors) in its reasonable determination;
(d)             purchases of materials or services by the Credit Parties in the ordinary course of business pursuant to the Procurement Services Agreement or otherwise on arm’s length terms;
(e)              license agreements with any Excluded Subsidiary, Immaterial Subsidiary or Joint Venture;
(f)               Shareholder Subordinated Indebtedness;
(g)             any agreement by an Excluded Subsidiary to pay management fees to the Credit Parties directly or indirectly;
(h)             transactions and payments permitted by Sections 6.1, 6.3, 6.5, 6.7 and 6.12;
(i)               transactions contemplated by the Tax Sharing Agreement, or in lieu thereof, another tax sharing agreement with LVSC in form and substance (including any amendments thereto) reasonably satisfactory to the Administrative Agent;
Credit and Guaranty Agreement

(j)               transactions contemplated by (i) the LVSC Corporate Services Agreement, (ii) one or more other management or services agreements among Borrower, LVSC, and/or Interface Employee Leasing, LLC, approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, providing for certain corporate, managerial, sourcing, aviation and/or hotel services, and (iii) any amendments, modifications or supplements to any of the above, and the transactions contemplated thereby; provided that such amendments or modifications are approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed (it being agreed that any increase or decrease to the allocation of indirect costs to Borrower of less than 10% shall be deemed to be reasonable and shall not require any approval);
(k)             transactions contemplated by (i) the Aircraft Agreements in existence on the Closing Date, (ii) one or more other Aircraft Agreements, on terms not materially worse, taken as a whole, to the Credit Parties or the Lenders than the Aircraft Agreements in existence on the Closing Date or otherwise approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, and (iii) any amendments, modifications or supplements to any of the above, and the transactions contemplated thereby; provided that such amendments or modifications are not materially adverse to the Credit Parties or the Lenders unless approved by the Administrative Agent;
(l)               the transactions contemplated by the PA Contribution Agreement (including all exhibits thereto), the Organizational Documents of PA Retail and PA Gaming, and the PA Investment Note;
(m)            the transactions and agreements set forth on Schedule 6.9;
(n)             registration rights agreements to provide for the registration under the Securities Act of the capital stock interests held by Affiliates;
(o)            the transactions contemplated by the Cooperation Agreement, each Project Document and each HVAC Services Agreement;
(p)             transactions permitted by Sections 6.1(m), (n), (o), (p) and (r), and Section 6.2(x); and
(q)             any transaction for the exchange of amounts denominated in Dollars, Hong Kong Dollars, Macau Patacas, Singapore Dollars or any other currency for amounts denominated in any other currencies among the Borrower and its Affiliates, if (1) no fees are payable by the Borrower to such Affiliate and (2) the rate of exchange for such transaction is determined as set forth on Schedule 6.9 (q).
6.10.        Disposal of Subsidiary Stock. Except in connection with a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer or other disposition) permitted by Section 6.5(m) or (p) or Section 6.7(a), (c), (d), (h), (i) or (s)), Borrower shall not, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other Equity Interests of any Guarantor, except (i) to qualify directors if required by applicable law and (ii) to the extent required by any Nevada Gaming Authority or any other gaming authority in order to preserve a material Gaming License; provided, however, that the valuation of such Guarantor for purposes of determining whether such sale, assignment, pledge or disposition is permitted under Section 6.5(i) or Section 6.7(c), (d) or (i) as the case may be, shall be the fair market value of such Guarantor as a going concern, as determined by the board of directors of Borrower.
Credit and Guaranty Agreement

6.11.        Conduct of Business. The Credit Parties shall not engage in any business activity except those business activities engaged in on the Closing Date and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any Internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, travel, travel tour, retail sales, residential condominium, “condo hotel,” “timeshare,” or other activity or business designed to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Credit Parties.
6.12.        Certain Restrictions on Changes to Certain Documents.
(a)             The Credit Parties shall not agree to any material amendment to, or waive any of their material rights under, any Material Contract (excluding any documents governing any Pan Passu Indebtedness, any LVSC Debt Documents, the Aircraft Financing Documents, any FF&E Facility Agreements, and documents governing or relating to the issuance of the New Senior Notes or Indebtedness permitted pursuant to Section 6.1(f), (i) or (j)) or enter into new Material Contracts (other than LVSC Debt Documents, Aircraft Financing Documents, FF&E Facility Agreements, documents governing or relating to the issuance of the New Senior Notes and new Project Documents permitted by, and in accordance with the terms of, the Cooperation Agreement) without, in each case, obtaining the prior written consent of Requisite Lenders if in any such case, such amendment or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect.
(b)            The Credit Parties shall not amend or otherwise change the terms of any documents governing Permitted Subordinated Indebtedness (except in connection with a defeasance or permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Indebtedness evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to the Credit Parties or the Lenders.
(c)             Notwithstanding the foregoing provisions of this Section 6.12, to the extent not otherwise permitted pursuant to the terms of Section 6.12(a), on or after the Closing Date, Borrower may enter into amendments to the Cooperation Agreement (to cover the relationship between the Palazzo Condo Tower and the rest of the Resort Complex, and to otherwise reflect the fact that the Resort Complex includes the Palazzo Condo Tower), in each case, in form and substance reasonably satisfactory to the Administrative Agent.
6.13.        Fiscal Year. Borrower shall not change its Fiscal Year-end from December 31.
6.14.        No Joint Assessment. Without the prior written approval of Administrative Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Credit Parties shall not suffer, permit or initiate the joint assessment of any parcel of Mortgaged Property (other than real property covered by the Cooperation Agreement, so long as arrangements reasonably satisfactory to the Administrative Agent are made with respect to such joint assessment) (a) with any other real property constituting a separate tax lot or (b) with any portion of any parcel of Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to such Mortgaged Property as a single Lien.
Credit and Guaranty Agreement

6.15.        No Further Negative Pledge. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale and (b) restrictions by reason of customary anti-assignment provisions in contracts and other agreements or provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements or restrictions on cash or other deposits, in each case, entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Parties shall enter into any agreement prohibiting the creation or assumption of any Lien to secure the Secured Obligations upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Credit Documents, (ii) as provided in any LVSC Debt Documents or any FF&E Facility and the guarantees and collateral documents relating thereto, or in any agreement relating to any LVSC Aircraft Financing, the New Senior Notes or to any other Indebtedness permitted to be secured by Liens permitted under Section 6.2 other than Indebtedness permitted to be incurred pursuant to Section 6.1(e) including any refinancing thereof permitted hereunder provided that the provisions regarding the creation or assumption of Liens is not less favorable to the Credit Parties or the Lenders than those set forth in the documents evidencing the Indebtedness being refinanced, or (iii) as required by applicable law or any applicable rule or order of any gaming authority.
6.16.        PCT. For so long as PCT is an Excluded Subsidiary, Borrower shall not permit PCT to have any material assets other than the Palazzo Condo Tower and the Palazzo Condo Tower Parcel and assets related to or in connection with the Palazzo Condo Tower and the Palazzo Condo Tower Parcel.
6.17.        Joint Venture Partners. The Credit Parties shall not permit the amendment or other modification of any Organizational Documents of any PA Subsidiary, or permit the issuance of equity interests in any PA Subsidiary, if the result thereof would be to decrease the ownership percentage of Sands Pennsylvania, Inc. in PA Gaming to below the percentage ownership of Sands Pennsylvania, Inc. as of the Closing Date, other than as permitted by Section 6.7(q) or in connection with the sale of all or a part of the PA Project in accordance with the provisions of Section 5.17.
SECTION 7.  GUARANTY
7.1.            Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
7.2.            Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors (which right shall not supersede any Beneficiary’s right to remaining unpaid amounts guaranteed by such Contributing Guarantors) in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the
Credit and Guaranty Agreement

aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, each of (A) any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder and under any guaranty of other Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 7.2, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount, and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer or conveyance laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under this Section 7.2), and (B) any liabilities of such Guarantor in respect of intercompany indebtedness to Borrower or other Affiliates of Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2. In no event shall any Guarantor be required to contribute more than its Fair Share Contribution Amount toward the payment of Obligations under its Guaranty.
7.3.            Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4.            Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
Credit and Guaranty Agreement

(a)             this Guaranty is a guaranty of payment when due and not of collectibility. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)             Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)             the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
(d)             payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)             any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedging Agreements; and
(f)              this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or
Credit and Guaranty Agreement

knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5.            Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of
Credit and Guaranty Agreement

dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof
7.6.            Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.7.            Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof
7.8.            Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has yet been made) shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or been cash collateralized
Credit and Guaranty Agreement

on terms satisfactory to the Issuing Bank. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9.            Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10.         Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
7.11.         Bankruptcy, etc.
(a)              So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)             Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (A) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)             In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and
Credit and Guaranty Agreement

any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12.         Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition. A Guarantor designated as an Excluded Subsidiary shall be released and discharged from its Guaranty.
7.13.         Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 8.  EVENTS OF DEFAULT
8.1.            Events of Default. If any one or more of the following conditions or events shall occur:
(a)              Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
(b)             Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $100,000,000 or more, in each case, beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or mandatorily redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be or (iii) any breach or default by any party of the type referred to in Sections 8.1(b)(i) or (ii) above of (x) any documents related to the New Senior Notes, (y) any documents related to the LVSC Aircraft Financing that are guaranteed by any Credit Party or (z) any LVSC Debt Document that a Credit Party guarantees; or
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(c)              Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(g), 5.2 or Section 6 or (ii) the failure of any Credit Party or LVSC to perform or comply with any term or condition contained in Section 10.6(j)(iv); provided that any failure to comply with Section 6.6 shall not constitute an Event of Default with respect to the Term Loans until the earlier of (such date, the “Springing Date”) (i) the date that is 90 days after the date the Compliance Certificate is delivered which demonstrates such a failure to comply (or, in the event of such failure to comply and no such Compliance Certificate is delivered by Borrower, the date such Compliance Certificate is required to be delivered in accordance with Section 5.1(c)) and (ii) the date on which Administrative Agent, Collateral Agent or the Lenders holding a majority of the Revolving Exposure exercise any remedies in accordance with this Section 8.1; and provided, further, that, at any time on or prior to the Springing Date, any Event of Default under Section 6.6 may be waived, amended or otherwise modified from time to time pursuant to Section 10.5(b)(xi); or
(d)              Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)              Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any other term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
(f)               Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any other Credit Party (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any other Credit Party (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any other Credit Party (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any other Credit Party (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any other Credit Party (other than an Immaterial Subsidiary), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
(g)             Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a
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voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or
(h)             Borrower or any other Credit Party (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any other Credit Party (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(i)               Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any other Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(j)               Dissolution. Any order, judgment or decree shall be entered against any Credit Party (other than an Immaterial Subsidiary) decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 60 days; or
(k)              Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect; or (ii) a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA shall be imposed on the assets of any Credit Party or any of its ERISA Affiliates which Lien or security interest could reasonably be expected to have a Material Adverse Effect; or
(l)               Change of Control. A Change of Control shall occur; or
(m)            Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Secured Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a Governmental Authority of competent jurisdiction, or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Secured Obligations in accordance with the terms hereof) or shall be declared null and void by a Governmental Authority of competent jurisdiction or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral for any reason other than the failure of the Collateral Agent to take any action within its control required to be taken under any Credit Document, except as otherwise contemplated in any Credit Document, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the subordination provisions in the Permitted Subordinated Indebtedness or in any other instrument
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required under any provision of this Agreement to be subordinated to the Secured Obligations shall cease to be enforceable against the holder thereof; or
(n)             Default Under or Termination of Permits. Borrower or any other Credit Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the material terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any material Permit, including the Gaming License issued by the Nevada Gaming Authority held by Borrower or any such Permit or any material provision thereof shall be terminated or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit, but only if such failure to perform, breach or termination could reasonably be expected to have a Material Adverse Effect;
(o)             Conforming L/C. Except as released as permitted under Section 2.14(f), any Conforming L/C shall cease to be in full force and effect at any time prior to twenty-four months from and after the date of its delivery to the Administrative Agent other than following a drawing in full by the Administrative Agent or, if permitted under the definition of Conforming L/C Draw Event, the replacement of such Conforming L/C with a cash equity contribution to Borrower in the amount of the Conforming L/C.
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence (and continuance, if applicable) of any other Event of Default, at the request of (or with the consent of) Requisite Lenders (it being understood that during any period during which an Event of Default under Section 6.6 exists solely with respect to the Revolving Commitments and Revolving Loans, Administrative Agent may, and at the request of the Lenders holding a majority of the Revolving Exposure shall, take any of the actions described below solely as they relate to the Revolving Commitments and Revolving Loans), upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (i) the unpaid principal amount of and accrued interest on the Loans, (ii) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (iii) all other Secured Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or without notice upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.  Any amounts in respect of obligations described in clause (A) of Issuing Bank to issue any Letter of Credit, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (2) of such paragraph, Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case, which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.5, then
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Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Borrower, and such provisions shall not at any time be construed so as to grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Credit Documents, even if the conditions set forth in this paragraph are met.
SECTION 9.  AGENTS
9.1.           Appointment of Agents. Barclays and Citi are each hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes each of Barclays and Citi to act as Syndication Agents in accordance with the terms hereof and the other Credit Documents. Scotiabank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Scotiabank to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Merrill Lynch, BNP Paribas and Goldman Sachs are hereby appointed Documentation Agents hereunder, and each Lender hereby authorizes Merrill Lynch, BNP Paribas and Goldman Sachs to act as Documentation Agents in accordance with the terms hereof and the other Credit Documents. Barclays, Citi, Scotiabank, Merrill Lynch, BNP Paribas and Goldman Sachs are each hereby appointed Arrangers hereunder, and each Lender hereby authorizes each of Barclays, Citi, Scotiabank, Merrill Lynch, BNP Paribas and Goldman Sachs to act as Arrangers in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and, except as set forth in Section 9.7, no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of Syndication Agents and Documentation Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. None of Barclays, Citi, Merrill Lynch, BNP Paribas and Goldman Sachs in their capacities as an Arranger, Documentation Agent, or Syndication Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.
9.2.           Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to each Arranger, upon request, a copy of the Register, and (ii) cooperate with each Arranger in granting access to any Lenders (or potential lenders) who any Arranger identifies to the Platform.
9.3.           General Immunity.
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(a)             No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
(b)             Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and/or other Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)             Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including
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exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such subagent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.4.           Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
9.5.           Lenders’ Representations, Warranties and Acknowledgment.
(a)             Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and the Restricted Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and the Restricted Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)            Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date or by the funding of any Incremental Term Loans or Incremental Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date and as of the date of funding of such Incremental Term Loans or Incremental Revolving Loans.
9.6.          Right to Indemnity. Each Lender, in proportion to its Pro Rata Share at the time any claim therefor is made, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (but without limiting any Credit Party’s reimbursement obligations), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations,
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losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7.           Successor Administrative Agent, Collateral Agent and Swing Line Lender. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders, with reasonable consent of Borrower, shall have the right, upon five Business Days’ notice to Borrower, to appoint a Lender as a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided in the immediately preceding sentence, any resignation or removal of Scotiabank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Scotiabank or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Scotiabank or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Scotiabank or its successor may resign as Collateral Agent upon notice to Borrower and the Requisite Lenders at any time. Any resignation or removal of Scotiabank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Scotiabank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
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9.8.           Collateral Documents and Guaranty.
(a)             Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Rate Protection Agreement or Secured Cash Management Services Obligations. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary or reasonably requested by Borrower to (i) in connection with a sale or disposition of assets permitted by this Agreement to a Person that is not a Credit Party, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) (x) release any Lien encumbering any item of Collateral in connection with the incurrence of Indebtedness secured by a Lien on such Collateral permitted under Section 6.2(n) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and proceeds or (y) release the Liens on the assets and property of any “Guarantors” under (and as defined in) the Existing Credit Agreement that granted Liens on “Collateral” under (and as defined in) the Existing Credit Agreement to the extent such “Guarantors” under (and as defined in) the Existing Credit Agreement are not Guarantors hereunder, (iii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (iv) subordinate the Liens of the Collateral Documents to Liens permitted under Section 6.2(w) and the documents creating such Liens and to implement and/or create customary arrangements and agreements in connection with residential condominium (or “condo-hotel” or “timeshare”) units and associations otherwise permitted hereunder. In connection with any disposition or release of any Collateral pursuant to the terms of any Credit Document, at Borrower’s request and expense, the Administrative Agent or Collateral Agent, as applicable, shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to Borrower such documents (including UCC-3 termination statements) as Borrower may reasonably request to evidence or effect such release.
(b)             Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
(c)             Rights under Hedging Agreements. No Hedging Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with
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the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 8 of the Security Agreement.
9.9.           Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender,” for purposes of this Section 9.9, shall include the Issuing Bank and any Swing Line Lender.
9.10.        Intercreditor Agreements.
Each Lender hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of Lenders (and the other Secured Parties), to enter into the First Lien Intercreditor Agreement, any Permitted Junior Intercreditor Agreement and any other intercreditor agreements on terms reasonably satisfactory to the Administrative Agent and Collateral Agent with any holders of any secured Indebtedness permitted to be incurred under Sections 6.1(d), (r) or (s) or, at the request of Borrower, Sections 6.1(f) or (j), or otherwise consented to by the Lenders in accordance with Section 10.5, and to amend the Collateral Documents as contemplated by Section 5.18, and each Lender agrees to be bound by the terms of each such agreement.
SECTION 10.  MISCELLANEOUS
10.1.         Notices.
(a)              Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agents, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agents, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex (provided that if such personal service, telefacsimile or telex communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient), or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be
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provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
(b)             Electronic Communications.
  (i)           Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
  (ii)          Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent.
  (iii)        The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the approved electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the approved electronic communications.
  (iv)        Each of the Credit Parties, the Lenders, the Issuing Banks and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
10.2.         Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the documented actual and reasonable costs and expenses of the Agents of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (limited to (i) one primary counsel for the Agents as a group, (ii) one local counsel in each appropriate jurisdiction for the Agents and Lenders as a group and (iii) special gaming
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counsel to the Arrangers); (b) all the documented, actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) without duplication of clause (a) above, the documented, actual and reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower (with respect to the negotiation, preparation and execution of the Amendment Agreement, subject to Section 15 of the Amendment Agreement); (d) all the documented actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and, without duplication of clause (a) above, reasonable fees, expenses and disbursements of counsel to the Agents as a group and of counsel providing any opinions that the Agents or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the documented actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the documented actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other documented actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Potential Event of Default or an Event of Default, all documented costs and documented expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Secured Obligations or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Potential Event of Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
10.3.         Indemnity.
(a)              Each Credit Party agrees to indemnify and hold harmless the each Agent and Lender, their affiliates and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the Amendment Agreement and the other Credit Documents or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Credit Party or any of affiliates or shareholders of any Credit Party), and to reimburse each such Indemnitee upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted (x) from the willful misconduct or gross negligence of such Indemnitee (or of the affiliates, officers, directors, employees, agents, advisors, controlling persons and members of such Indemnitee), or (y) from the material breach of such Indemnitee’s obligations hereunder or under the other Credit Documents. Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to any of the foregoing.
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(b)             No Credit Party shall be required to indemnify any Indemnitee for any amount paid or payable by any Indemnitee in the settlement of any action, proceeding or investigation without such Credit Party’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however that such Credit Party’s indemnification obligation in respect of such action, proceeding or investigation herein (other than such settlement payments made without such Credit Party’s consent) shall continue in full force and effect. Promptly after receipt by any Indemnitee of notice of its involvement in any action, proceeding or investigation, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against any Credit Party under this Section 10.3, notify such Credit Party in writing of such involvement. Failure by an Indemnitee to so notify such Credit Party shall relieve such Credit Party from the obligation to indemnify such Indemnitee under this Section 10.3 only to the extent that such Credit Party suffers material prejudice to substantial rights and defenses as a result of such failure.
(c)             If any person is entitled to indemnification under this Section 10.3 with respect to any action or proceeding brought by a third party, the Credit Parties shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to such Indemnitee. Upon assumption by the Credit Parties of the defense of any such action or proceeding, such Indemnitee shall have the right to participate in such action or proceeding and to retain its own counsel but the Credit Parties shall not be liable for any fees and legal expenses of other counsel or the fees or disbursements of other providers of professional services subsequently incurred by such Indemnitee in connection with the defense thereof unless (i) the Credit Parties have agreed to pay such reasonable and documented fees and expenses, (ii) the Credit Parties shall have failed to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, or (iii) such Indemnitee shall have been advised by counsel that there are actual or potential conflicting interests between the Credit Parties and such Indemnitee or among Indemnitees, including situations in which there are one or more legal defenses available to such Indemnitees that are different from or additional to those available to the Credit Parties or other Indemnitees; provided, however, that the Credit Parties shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees, except to the extent that local counsel (limited to one separate firm of attorneys in each separate jurisdiction) and/or a single firm of attorneys acting as special gaming counsel for all Indemnitees, in each case, in addition to regular counsel, are required in order to effectively defend against such action or proceeding and, except in the case of clause (iii) above, a separate firm of attorneys for such affected Indemnitees. The Credit Parties shall not consent to the terms of any compromise or settlement of any action defended by the Credit Parties in accordance with the foregoing without the prior written consent of each applicable Indemnitee unless such compromise or settlement (i) includes an unconditional release of each such Indemnitee from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of each such Indemnitee.
10.4.        Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected
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hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (A) such Lender shall have made any demand hereunder or (B) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
10.5.         Amendments and Waivers.
(a)              Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any of the other Credit Documents to cure any ambiguity, omission, mutual mistake among all parties hereto, defect or inconsistency, so long as such amendment, modification or supplement either (x) does not adversely affect the rights of any Lender or Issuing Bank, or (y) reflects the intent of all parties to the applicable Credit Document at the time of its execution.
(b)             Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
  (i)           extend the scheduled final maturity of any Loan or Note;
  (ii)          waive, reduce or postpone any scheduled repayment (but not prepayment);
  (iii)        extend the stated expiration date of any Letter of Credit beyond the expiration of the Availability Period;
  (iv)       reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
  (v)         extend the time for payment of any such interest or fees;
  (vi)        reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
  (vii)      amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
  (viii)     amend the definition of “Requisite Lenders” or “Pro Rata Share” or amend Section 2.16(c), 2.17, or 10.5(a) in a manner intended to effect such a change; provided,
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with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
  (ix)        release all or substantially all of the Collateral, or release Guarantors comprising a material portion of the aggregate value of the Guarantees from the Guaranty, except as expressly provided in the Credit Documents;
  (x)          consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or
  (xi)        amend, waive or otherwise modify (a) any of the terms and provisions (and related definitions) of Section 6.6, (b) any of the terms and provisions of the proviso set forth in Section 8.1(c) or (c) with respect to any Credit Extension after the Closing Date, any of the express terms and provisions set forth in Section 3.2 without the written consent of the Lenders holding a majority of the Revolving Exposure, taken as a whole, and, notwithstanding anything else in this Agreement to the contrary, any such amendment, waiver or other modification shall be effective for all purposes of this Agreement with the written consent of only the Lenders holding a majority of the Revolving Exposure, taken as a whole (or Administrative Agent with the prior written consent thereof), on the one hand, and Borrower, on the other hand.
(c)             Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
  (i)           increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
  (ii)         amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
  (iii)        alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term B Loans of all Lenders, Incremental Term Loans of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
  (iv)       amend, modify, terminate or waive any obligation of Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
  (v)         amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Secured Obligations arising under Hedging Agreements or the definition of “Lender Counterparty,” “Hedging Agreement,” “Obligations,” or “Secured Obligations” in each case in a manner adverse to any Lender Counterparty with Secured Obligations then outstanding and that treats such
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Lender Counterparty differently than the Lenders without the written consent of any such Lender Counterparty; or
  (vi)        amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(d)             Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) in accordance with the terms hereof with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Requisite Lenders.
(e)             Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary to integrate any Incremental Term Loan Commitments or Incremental Revolving Commitments in a manner consistent with Section 2.24, including, with respect to Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments as a separate Class or tranche from the existing Term Loan Commitments or to effect the terms of any Extension Agreement or Refinancing Amendment.
(f)               Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
10.6.        Successors and Assigns; Participations.
(a)             Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subject to Section 10.6(b) and Section 10.6(c), each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of Borrower) in all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and
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until an Assignment Agreement, Affiliate Lender Assignment and Assumption or Settlement Confirmation effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(b) and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this Section 10.6, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.
(b)             Register. Upon its receipt of (x) an Assignment Agreement or an Affiliate Lender Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, or (y) if applicable, a Settlement Confirmation representing that the assignee is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.6(c) if applicable, and any forms, certificates or other evidence with respect to tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to Section 2.20(g), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to Section 10.6(c), (A) accept such Assignment Agreement or Affiliate Lender Assignment and Assumption or, if applicable, Settlement Confirmation by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon and on the following Business Day if received after such time) and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement, Affiliate Lender Assignment and Assumption and, if applicable, Settlement Confirmation delivered to and accepted by it as provided in this Section 10.6(b). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”
(c)             Right to Assign. Each Commitment, Loan, Letter of Credit or participation therein, other Obligation or rights under this Agreement may in whole or in part (i) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or Related Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder); provided that the provisions of this clause (i) shall not apply to any Affiliate Lender to the extent such Affiliate Lender becomes a “Lender” as a result of the provisions of Section 10.6(j) or (ii) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (A) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or Related Funds or (B) as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to Borrower and Administrative Agent; provided that if any assignment permitted by this clause (c) relates to Revolving Loans or Revolving Loan Commitments, the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by Administrative Agent (in its sole discretion, not to be unreasonably withheld or delayed), and, with respect to any assignment pursuant to this clause (c), at any time other than when an Event of Default has occurred and is continuing, such assignee shall be acceptable to Borrower, such consent not to be unreasonably withheld or delayed. To the extent of any such assignment in accordance with clause (i) or (ii) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, other Obligations or rights under this Agreement, or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording
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in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,000 in respect of assignments other than assignments to or from any Arranger (it being understood only one such fee shall be payable in the case of concurrent assignments by a Lender to one or more Affiliates or Related Funds), and in each case such forms, certificates or other evidence, if any, with respect to tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.20(g); provided, however, in the event that Administrative Agent, in its sole discretion, determines that Term Loans may be settled through a Settlement Service (defined below) pursuant to Section 10.6(d), only a written or electronic confirmation of such assignment issued by a Settlement Service (a “ Settlement Confirmation”) shall be delivered with respect to assignments settled through the Settlement Service.
(d)             Mechanics. Administrative Agent has the right, but not the obligation, to effectuate assignments of Term Loans via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Administrative Agent’s and Borrower’s consent shall be deemed to have been granted to the extent required pursuant to Section 10.6(c) with respect to any transfer effected through the Settlement Service. Assignments and assumptions of Term Loans shall be effected by such manual execution until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. Assignments and assumptions of Revolving Loans and Revolving Loan Commitments shall only be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement at all times. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. Notwithstanding anything herein or in any Assignment Agreement to the contrary and so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments in respect of the settlement of an assignment of any Term Loan during periods when assignments may be settled through a Settlement Service (but not any Revolving Loan or Revolving Loan Commitment) and with respect to all unpaid interest and commitment fees if any, which have accrued on such Term Loan, whether such interest and commitment fees accrued before or after the applicable Assignment Effective Date, shall be made in the manner provided for by the Settlement Service. Any and all fees payable to the Settlement Service shall be paid by the assigning Lender and/or its assignee which becomes a Lender hereunder and Administrative Agent shall have no responsibility whatsoever for payment thereof.
(e)             Representations and Warranties of Assignee. Each Lender (other than an Affiliate Lender), upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(f)              Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register
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and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(g)             Participations.
  (i)           Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee (or, with the consent of Borrower, any other Person) (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation or rights under this Agreement.
  (ii)         The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the expiration of the Availability Period) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Potential Event of Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
  (iii)        Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, and (y) a participant shall not be entitled to the benefits of Section 2.20 unless it shall have complied with the requirements of Section 2.20 including, without limitation, Section 2.20(g); provided further that, except as specifically set forth in clauses (x) and (y) of this
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sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.
(h)             Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may, without notice to or consent from the Administrative Agent or Borrower, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central banking authority; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(i)               Nevada Gaming Authorities. Notwithstanding anything to the contrary in this Section 10.6, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the lawful orders of the Nevada Gaming Commission, to the extent required by the Nevada Gaming Laws.
(j)               Assignments to Affiliate Lenders. Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to LVSC, any Credit Party, their respective Subsidiaries or any Related Party (LVSC, such Credit Party, their respective Subsidiaries or such Related Party, in such capacity, an “Affiliate Lender”; in no event shall any Debt Fund Affiliate Lender be subject to the restrictions of this Section 10.6(j) (other than subclause (vi) hereof) or Section 10.6(k) applicable to Affiliate Lenders except as provided in the proviso to Section 10.6(k) and in the proviso to the definition of Debt Fund Affiliate Lender) pursuant to open market purchases or pursuant to Dutch auction procedures open to all Lenders of the relevant Class of Term Loans on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent; provided that:
  (i)           no Potential Event of Default or Event of Default has occurred or is continuing or would result therefrom;
  (ii)         the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit A-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment Agreement;
  (iii)        such assignment shall comply with the last proviso to the definition of Eligible Assignee;
  (iv)        if such Affiliate Lender is LVSC, a Credit Party or a respective Subsidiary thereof, such Affiliate Lender shall immediately and irrevocably forgive, cancel and forever discharge the Term Loans purchased by and assigned to it;
  (v)         Affiliate Lenders will be subject to the restrictions specified in Section 10.6(k);
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  (vi)       Affiliate Lenders shall not purchase any Revolving Loans or Revolving Commitments; and
  (vii)      Affiliate Lenders shall not use proceeds of Revolving Loans hereunder to effect the purchase of Term Loans.
(k)             Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives or (iii) vote on matters requiring a Requisite Lender vote, and the Term Loans held by Affiliate Lenders shall be disregarded in determining (x) matters to be determined by Requisite Lender vote or (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender or do not adversely affect such Affiliate Lender in any material respect as compared to other Lenders that are not Affiliated Lenders. For purposes of any amendment, waiver or modification of any Credit Document or any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliate Lender in any material respect as compared to other Lenders, Affiliate Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliate Lenders voting on such matter; and each Affiliate Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided that for any Requisite Lender vote, Debt Fund Affiliate Lenders cannot, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Requisite Lenders (whether consenting or not) have consented to any amendment, waiver or other action.
(1)             In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
10.7.        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another
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covenant shall not avoid the occurrence of a Potential Event of Default or an Event of Default if such action is taken or condition exists.
10.8.        Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
10.9.        No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10.     Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11.     Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12.     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
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10.13.     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14.     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
10.15.     CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
10.16.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE
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LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17.     Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include each Arranger), and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding Borrower, Sands Expo and their respective Subsidiaries and their businesses identified as such by Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective partners, directors, officers, employees, representatives, agents, advisors and trustees (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(h) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
10.18.     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall
Credit and Guaranty Agreement

be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
10.19.     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
10.20.     Effectiveness. This Agreement shall become effective as provided in the Amendment Agreement.
10.21.     Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.
10.22.     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.23.     Gaming Authorities. Arrangers, Administrative Agent and each Lender agree to cooperate with the Nevada Gaming Authorities or any other applicable gaming authority in connection with the administration of their regulatory jurisdiction over the Credit Parties, including to the extent not inconsistent with the internal policies of such Lender or Issuing Bank and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any such Nevada Gaming Authority or other gaming authority relating to Arrangers, Administrative Agent or any of the Lenders, or Borrower or any of its Subsidiaries, or to the Credit Documents. Notwithstanding any other provision of the Agreement, Borrower expressly authorizes each Agent and Lender to cooperate with the Nevada Gaming Authorities and such other gaming authorities as described above.
10.24.     Harrah’s Shared Garage Lease. Notwithstanding any other provision hereof or in the Collateral Documents, the Credit Parties shall not be obligated to grant the Lenders a leasehold mortgage covering their leasehold interest in, to and under the Harrah’s Shared Garage Lease unless and until the landlord thereunder consents to such a mortgage. Instead, Borrower shall, within sixty (60) days (or such longer period as may be agreed to by the Administrative Agent) after request therefor by the Administrative Agent, cause VCR to assign its interest in, to and under the Harrah’s Shared Garage Lease to the Collateral Agent or a third party designated by the Collateral Agent, in either case on behalf of the Lenders, in which event the Collateral Agent or such third party, as applicable, shall simultaneously sublease all of the real property covered by the Harrah’s Shared Garage Lease back to VCR, all pursuant to documents reasonably satisfactory to the Collateral Agent.
10.25.     Certain Matters Affecting Lenders.
(a)             If (i) any Nevada Gaming Authority or Pennsylvania Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Laws or Pennsylvania Gaming Laws or (ii) any other gaming authority with jurisdiction over the gaming business of Borrower shall determine that any Lender does not meet its suitability standards (in any such
Credit and Guaranty Agreement

case, a “Former Lender”), the Administrative Agent or Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. Borrower shall bear the costs and expenses of any Lender required by any Nevada Gaming Authority, or any other gaming authority with jurisdiction over the gaming business of Borrower, to file an application for a finding of suitability in connection with the investigation of any application by Borrower for a license to operate a gaming establishment or for any other approval required from the gaming authority.
(b)             Notwithstanding the provisions of Section 10.25(a), if any Lender becomes a Former Lender, and if the Administrative Agent or Borrower fails to find a Substitute Lender pursuant to Section 10.25(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), Borrower may prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.
10.26.      Effect of Restatement. This Agreement shall, except as otherwise expressly set forth herein, supersede the Existing Credit Agreement from and after the Closing Date with respect to the transactions hereunder and with respect to the Loans and Letters of Credit outstanding under the Existing Credit Agreement as of the Closing Date. The parties hereto acknowledge and agree, however, that (a) this Agreement and all other Credit Documents executed and delivered herewith do not constitute a novation, payment and reborrowing or termination of the Obligations under the Existing Credit Agreement and the other Credit Documents as in effect prior to the Closing Date, (b) such Obligations are in all respects continuing with only the terms being modified as provided in this Agreement and the other Credit Documents, (c) the liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (d) all references in the other Credit Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.
10.27.     No Fiduciary Duties. In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees that: (a) the extensions of credit provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Agents and the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other person; (c) none of the Agents or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether any Agent or any Lender has advised or is currently advising any Credit Party or their respective Affiliates on other matters) and none of the Agents or any Lender has any obligation to any Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective
Credit and Guaranty Agreement

Affiliates, and none of the Agents or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Credit Parties and their respective Affiliates each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with the transactions contemplated by this Agreement.
10.28.     Acknowledgement and consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)              the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)             the effects of any Bail-in Action on any such liability, including, if applicable:
  (i)           a reduction in full or in part or cancellation of any such liability;
  (ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
  (iii)        the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Credit and Guaranty Agreement

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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Credit and Guaranty Agreement